As filed with the Securities and Exchange Commission on June 14, 2017

Registration No. 333-218414

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Bill Barrett Corporation

(Exact name of registrant as specified in its charter)

Delaware	1311	80-0000545
(State or Other Jurisdiction of Incorporation or Organization)	Primary Standard Industrial Classification Code Number	(I.R.S. Employer Identification No.)

1099 18th Street, Suite 2300 Denver, Colorado 80202 (303) 293-9100	Kenneth A. Wonstolen Senior Vice President-General Counsel Bill Barrett Corporation 1099 18th Street, Suite 2300 Denver, CO 80202 (303) 293-9100
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)	(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

John Elofson

Davis Graham & Stubbs LLP

1550 Seventeenth Street, Suite 500

Denver, Colorado 80202

Telephone: 303-892-9400

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial account standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Note(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
8.75% Senior Notes due 2025	$275,000,000	100%	$275,000,000	$31,873[1]
Guarantees (2)	$275,000,000	N/A	N/A	(3)

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	The guarantors are Aurora Gathering, LLC, a Texas limited liability company, and Circle B Land Company LLC, a Colorado limited liability company, subsidiaries of Bill Barrett Corporation. See “Co-Registrant Information.”
(3)	No separate consideration will be received for the guarantees, and no separate fee is payable pursuant to Rule 457(n) under the Securities Act of 1933.

The registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

[1]	Previously paid.

TABLE OF SUBSIDIARY GUARANTOR REGISTRANTS

Exact Name of Additional Registrant as Specified in its Charter(1)	State or Other Jurisdiction of Incorporation or Organization	I.R.S. Employer Identification Number
Circle B Land Company LLC	Colorado	20-3821675
Aurora Gathering, LLC	Texas	81-0673136

(1)	The address, including zip code, and telephone number, including area code, for each co-registrant is 1099 18th Street, Suite 2300, Denver, Colorado 80202, 303-293-9100.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 14, 2017

PROSPECTUS

Bill Barrett Corporation

Offer to Exchange up to

$275,000,000

8.75% Senior Notes due 2025

That Have Been Registered Under the Securities Act of 1933

For

Any and All Outstanding Unregistered

8.75% Senior Notes due 2025

The Exchange Offer

•	We are offering to exchange up to $275,000,000 of our outstanding unregistered 8.75% Senior Notes due 2025 (“old notes”) for newly-issued notes with substantially identical terms that have been registered under the Securities Act of 1933, as amended (“new notes”).

•	The exchange offer expires at 11:59 p.m., Eastern Time, on [ ], 2017, unless we decide to extend the expiration date.

•	We will exchange for an equal principal amount of new notes all old notes that you validly tender and do not validly withdraw before the exchange offer expires.

•	Tenders of old notes may be withdrawn at any time prior to the expiration date of the exchange offer.

•	The exchange of new notes for old notes should generally not be a taxable event for U.S. federal income tax purposes. Please read “Material U.S. Federal Income Tax Considerations.”

The New 8.75% Senior Notes due 2025 Offered in the Exchange Offer

•	The terms of the new notes are identical to the terms of the old notes that were issued on April 28, 2017, except that the new notes will be registered under the Securities Act of 1933, as amended (the “Securities Act”), and there are certain terms relating to transfer restrictions, registration rights and payment of additional interest in case of non-registration relating to the old notes that do not apply to the new notes. We will not list the new notes on any securities exchange.

You should carefully consider the risk factors beginning on page 13 of this prospectus before participating in the exchange offer.

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the consummation of the exchange offer, it will make this prospectus available to any broker-dealer for use in connection with any such resale; provided that if the letters of transmittal relating to the exchange offer as provided to us indicate that no holder is a broker-dealer, we will not be obligated to maintain the effectiveness of the registration statement of which this prospectus is a part after the consummation of the exchange offer. See “Plan of Distribution.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated [            ], 2017

Unless otherwise indicated or the context requires otherwise, all references to “we”, “us”, “our”, and the “Company” refer to Bill Barrett Corporation and its wholly-owned subsidiaries

This prospectus incorporates business and financial information about us that is not included in or delivered with this prospectus. You should rely only on the information contained in this prospectus or information contained in documents incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. The information contained in this prospectus is accurate only as of its date or, in the case of an incorporated document, the date of its filing, regardless of the time of delivery of this prospectus or of any exchange of our old notes for new notes. We are not making this exchange offer to, nor will we accept surrenders for exchange from, holders of old notes in any jurisdiction in which the exchange offer would violate securities or blue sky laws or where it is otherwise unlawful.

You can obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from us at the following:

Bill Barrett Corporation

Attention: Corporate Secretary

1099 18th Street, Suite 2300

Denver, Colorado 80202

303-293-9100

In order to ensure timely delivery of the requested documents, requests should be made no later than five business days prior to the expiration of this exchange offer. In the event that we extend the exchange offer, we urge you to submit your request at least five business days before the expiration date, as extended. You will not be charged for any of the documents that you request.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Throughout this prospectus, including in the documents and information incorporated by reference herein, we make statements that may be deemed “forward-looking” statements within the meaning of Section 27A of the Securities Act, Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements about our future strategy, plans, estimates, beliefs, timing and expected performance. All of these types of statements, other than statements of historical fact included in or incorporated by reference into this prospectus, are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “expect”, “seek”, “believe”, “upside”, “will”, “may”, “expect”, “anticipate”, “plan”, “will be dependent on”, “project”, “potential”, “intend”, “could”, “should”, “estimate”, “predict”, “pursue”, “target”, “objective”, “continue”, “guidance”, the negative of such terms or other comparable terminology.

Forward-looking statements are dependent upon events, risks and uncertainties that may be outside our control. Our actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the following risks and uncertainties:

•	volatility of market prices received for oil, natural gas and natural gas liquids (“NGLs”);

•	actual production being less than estimated;

•	changes in the estimates of proved reserves;

•	reductions in the borrowing base under our revolving bank credit facility;

•	availability of capital at a reasonable cost;

•	legislative or regulatory changes that can affect our ability to permit wells and conduct operations, including ballot initiatives seeking moratoria or bans on drilling or hydraulic fracturing;

•	availability of third party goods and services at reasonable rates;

•	liabilities resulting from litigation concerning alleged damages related to environmental issues, pollution, contamination, personal injury, royalties, marketing, title to properties, validity of leases, regulatory penalties or other matters that may not be covered by an effective indemnity or insurance; and

•	other uncertainties, as well as those factors discussed in this prospectus and in our Annual Report on Form 10-K for the year ended December 31, 2016 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2017 under the headings “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” and in other documents incorporated by reference in this prospectus.

The forward-looking statements contained in this prospectus are largely based on our expectations, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. In addition, management’s assumptions about future events may prove to be inaccurate. Management cautions all readers that the forward-looking statements contained in this prospectus are not guarantees of future performance, and we cannot assure any reader that such statements will be realized or that forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to many factors including those listed above and in the “Risk Factors” section and elsewhere in this prospectus as well as in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the year ended December 31, 2016, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, and in other documents incorporated by reference in this prospectus. All forward-looking statements contained in this prospectus speak only as of the date of this prospectus and all forward-looking statements incorporated by reference into this prospectus speak only as of the dates such statements were made. Readers should not place undue reliance on these forward-looking statements, which reflect management’s views only as of the date hereof. Other than as required under the securities laws, we do not intend to, and do not undertake any obligation to, publicly update or revise any forward-looking statements as a result of changes in internal estimates or expectations, new information, subsequent events or circumstances or otherwise. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

SUMMARY

This summary highlights selected information about us but does not contain all the information that may be important to you. This summary does not contain all of the information you should consider before making an investment decision. You should read this entire prospectus, the documents incorporated by reference herein and the other documents to which we refer you for a more complete understanding of our business and this offering. Please read “Risk Factors” beginning on page 13 of this prospectus and the additional information contained in our Annual Report on Form 10-K for the year ended December 31, 2016 and in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, which are incorporated by reference in this prospectus, for financial and other important information you should consider before making an investment decision.

Bill Barrett Corporation

Overview

We are an independent energy company that develops, acquires and explores for oil and natural gas resources. All of our assets are located in and all of our operations are conducted in the Rocky Mountain region of the United States. We operate in one industry segment, which is the development and production of crude oil, natural gas and NGLs.

We seek to build stockholder value by delivering profitable growth in cash flow, reserves and production through the development of oil and natural gas assets. In order to deliver profitable growth, we allocate capital to our highest return assets, concentrate expenditures on exploiting our core assets, maintain capital discipline and optimize operations while upholding high-level standards for health, safety and the environment. Substantially all of our revenues are generated through the sale of oil and natural gas production and NGL recovery at market prices.

Based on a report prepared by us and audited by Netherland, Sewell & Associates, Inc., our independent petroleum engineers, our proved reserves at December 31, 2016 totaled 54.9 MMBoe, consisting of 57% crude oil, 23% natural gas and 20% NGLs. At December 31, 2016, 66% of our total proved reserves were classified as proved developed and 34% were classified as proved undeveloped. As of the same date, 78% of our proved reserves were located in the Denver-Julesburg Basin (“DJ Basin”) while 22% were located in the Uinta Basin and other basins.

Our production during the twelve months ended December 31, 2016 averaged 16,639 barrels of oil equivalent per day, with 83% of our production originating from the DJ Basin.

Corporate information

Our principal executive offices are located at 1099 18th Street, Suite 2300, Denver, Colorado 80202, our phone number is 303-293-9100, and our website is www.billbarrettcorp.com. Our common stock is traded on the New York Stock Exchange under the symbol “BBG”. We were formed in January 2002 and are incorporated in the State of Delaware. Information contained on or accessible through our website is not incorporated by reference into or otherwise a part of this prospectus.

Summary of the Exchange Offer

On April 28, 2017, we completed a private offering of $275,000,000 principal amount of unregistered 8.75% Senior Notes due 2025 (the “old notes”). We entered into a registration rights agreement with the initial purchasers in the private offering in which we agreed to, among other things, offer new notes with substantially identical terms in exchange for the old notes.

Exchange Offer	We are offering to exchange our 8.75% Senior Notes due 2025 registered under the Securities Act, which we refer to as “new notes,” for any and all of our outstanding old notes. We sometimes refer to the old notes and the new notes collectively as the “notes,” and, as used herein, “notes” is used to describe terms equally applicable to the old notes and new notes. The old notes may be tendered in an amount equal to $2,000 in principal amount or in integral multiples of $1,000 in excess of $2,000. In order to exchange an old note, you must follow the required procedures and we must accept the old note for exchange. We will exchange all old notes validly offered for exchange, or “tendered,” and not validly withdrawn. As of the date of this prospectus, there is $275,000,000 aggregate principal amount of old notes outstanding.

Expiration Date	The exchange offer expires at 11:59 p.m., Eastern Time, on [ ], 2017, unless we decide to extend the expiration date.

Participation in the Exchange Offer and Resale of the New Notes	Based on interpretive letters of the SEC staff to third parties, we believe that you may participate in the exchange offer and may offer for resale, resell and otherwise transfer the new notes issued pursuant to the exchange offer without compliance with the registration and prospectus delivery provisions of the Securities Act, if you:

• are not an “affiliate” of ours, as defined in Rule 405 of the Securities Act;

• are not a broker-dealer that acquired the old notes directly from us;

• are not engaged in and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of new notes to be issued in the exchange offer;

• will acquire the new notes issued in the exchange offer in the ordinary course of your business; and

• are not acting on behalf of any person who could not truthfully and completely make the foregoing representations.

In addition, if you are a broker-dealer that will acquire new notes pursuant to the exchange offer in exchange for old notes that you acquired as a result of market-making or other trading activities, you must comply with the prospectus delivery requirements of the Securities Act in connection with a resale of the new notes as described in this summary under “Restrictions on Sale by Broker-Dealers” below.

We base our belief on interpretations by the SEC staff in certain no-action letters issued to other issuers in exchange offers like ours. We cannot guarantee that the SEC Staff would make a similar decision about our exchange offer. If our belief is wrong, you could incur liability under the Securities Act. We will not protect you against any loss incurred as a result of this liability under the Securities Act.

By tendering your notes as described in “The Exchange Offer—Procedures for Tendering”, you will be making representations to this effect. If you fail to satisfy any of these conditions, you cannot rely on the position of the SEC set forth in the no-action letters referred to above, you may not tender your old notes in the exchange offer, and you must comply with the applicable registration and prospectus delivery requirements of the Securities Act in connection with a resale of the new notes.

Restrictions on Sale by Broker Dealer	If you are a broker dealer that has received new notes for your own account in exchange for old notes that were acquired as a result of market making or other trading activities, you must (i) inform us per the instructions in the letter of transmittal and (ii) represent that you will comply with the prospectus delivery requirements of the Securities Act in connection with any resale of the new notes. A broker dealer that so informs us may use this prospectus until 180 days from the completion date of this exchange offer.

Consequences If You Do Not Exchange Your Old Notes	If you are eligible to participate in the exchange offer and you do not tender your old notes, you will not have any further registration or exchange rights, and your old notes will continue to be subject to transfer restrictions. These transfer restrictions and the availability of new notes could adversely affect the trading market for your old notes.

Conditions	The exchange offer is subject to certain customary conditions, which we may, but are not required to, waive. We currently anticipate that each of the conditions will be satisfied and that we will not need to waive any conditions. We reserve the right to terminate or amend the exchange offer at any time before the expiration date of such exchange offer if any such condition occurs. In the event of a material change in the exchange offer, including the waiver of a material condition, we will extend, if necessary, the expiration date of the exchange offer such that at least five business days remain in the exchange offer following notice of the material change. For additional information regarding the conditions to the Exchange Offers, see “The Exchange Offer—Conditions to the Exchange Offer.”

Procedures for Tendering Old Notes

The old notes were issued as global securities in fully registered form. Beneficial interests in old notes, held by participants in The Depository Trust Company (“DTC”), are shown on, and transfers of these interests are effected only through, records maintained in book-entry form by DTC with respect to its participants.

If you hold your old notes in the form of book-entry interests and you wish to tender your old notes for exchange pursuant to the exchange offer, you must transmit to Deutsche Bank Trust Company Americas, as Exchange Agent (the “Exchange Agent”), on or prior to the Expiration Date, either:

•      a computer-generated message transmitted by means of DTC’s Automated Tender Offer Program system and received by the Exchange Agent and forming a part of a confirmation of book-entry transfer, in which you acknowledge and agree to be bound by the terms of the letter of transmittal; or

•      a written or facsimile copy of a properly completed and duly executed letter of transmittal, including all other documents required by the letter of transmittal, to the Exchange Agent at the address set forth on the cover page of the letter of transmittal.

In addition, in order to deliver old notes held in the form of book-entry interests, a timely confirmation of book-entry transfer of such old notes into the Exchange Agent’s account at DTC pursuant to the procedure for book-entry transfers described under “The Exchange Offer—Procedures for Tendering—Procedures Applicable to Old Notes Held in Book-Entry Form with DTC” must be received by the Exchange Agent prior to the Expiration Date.

A form of letter of transmittal accompanies this prospectus. By executing the letter of transmittal or delivering a computer-generated message through DTC’s Automated Tender Offer Program system, you will represent to us, among other things, your eligibility to participate in the exchange offer.

No definitive certificated old notes are issued and outstanding as of the date of this prospectus. If you acquire certificated old notes prior to the expiration of the exchange offer, you must tender your certificated old notes in accordance with the procedures described in this prospectus under the heading “The Exchange Offer—Procedures for Tendering— Procedures Applicable to Holders of Certificated Old Notes.”

Procedures for Beneficial Holders	If you are a beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and wish to tender such old notes in the exchange offer, please contact the registered holder as soon as possible and instruct them to tender on your behalf and comply with our instructions set forth elsewhere in this prospectus and the letter of transmittal. Please see the procedures described in this prospectus under the heading “The Exchange Offer—Procedures for Tendering— Procedures Applicable to Beneficial Holders.”

Withdrawal of Tenders	You may withdraw your tender of old notes under the exchange offer at any time prior to 11:59 p.m., Eastern Time, on the expiration date.

Fees and Expenses	We will bear all expenses related to the exchange offer. Please refer to the section in this prospectus entitled “The Exchange Offer—Fees and Expenses.”

Use of Proceeds	The issuance of the new notes will not provide us with any new proceeds. We are making this exchange offer solely to satisfy our obligations under the registration rights agreement.

Tax Consequences	The exchange of new notes for old notes in the exchange offer should generally not be a taxable event for U.S. federal income tax purposes. Please read “Material U.S. Federal Income Tax Considerations.”

Exchange Agent	Deutsche Bank Trust Company Americas, the trustee under the Indenture, is serving as exchange agent in connection with the exchange offer. The mailing address of the exchange agent is set forth under “the Exchange Offer—Exchange Agent.”

Summary of the Terms of the New Notes

The following summary contains basic information about the new notes and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the new notes, please refer to the section of this prospectus entitled “Description of the New Notes.”

Issuer	Bill Barrett Corporation

Securities	$275,000,000 aggregate principal amount of our 8.75% senior notes due 2025.

Maturity	June 15, 2025.

Interest	Annual rate: 8.75%. The new notes offered by this prospectus will pay interest semi-annually in cash in arrears on June 15 and December 15 of each year, beginning on December 15, 2017.

Guarantees	Initially both of our subsidiaries will be guarantors of the notes. The notes are fully and unconditionally guaranteed, jointly and severally, on a senior basis by each existing subsidiary and, subject to certain exceptions, by each future subsidiary that incurs or guarantees any indebtedness of at least $10 million in the aggregate.

Ranking

The new notes and guarantees will constitute senior unsecured obligations. They will rank:

•      equal in right of payment with all of our and our guarantors’ existing and future senior unsecured indebtedness, including our existing senior notes;

•      senior in right of payment to all of our and our guarantors’ future subordinated indebtedness;

•      effectively subordinated to our and our guarantors’ existing and future secured indebtedness, including indebtedness under our existing revolving credit facility, to the extent of the value of the assets securing such indebtedness; and

•      effectively junior to all of the indebtedness and other liabilities, including trade payables, of any subsidiaries that do not guarantee the notes.

Optional Redemption

We may redeem the new notes, in whole or in part, at any time on or after June 15, 2020 at the redemption prices described in the section “Description of the New Notes—Optional redemption,” plus accrued and unpaid interest, if any.

We may also redeem the new notes, in whole or in part, at a price equal to 100% of their principal amount plus the make-whole premium described in the section “Description of the New Notes—Optional redemption” plus accrued and unpaid interest, if any.

In addition, we may redeem up to 35% of the aggregate principal amount of the new notes on or before June 15, 2020, with the net proceeds of certain equity offerings by us at a price equal to 108.75 % of their principal amount plus accrued and unpaid interest, if any; provided that (i) after giving effect to any such redemption, at least 65% of the new notes would remain outstanding immediately after such redemption and (ii) we make such redemption not more than 180 days after the consummation of any such equity offering.

Mandatory offers to repurchase

If a specified change of control occurs, subject to certain conditions, we must make an offer to purchase the new notes at a purchase price of 101% of the principal amount of the notes, plus accrued and unpaid interest to the date of the purchase. See “Description of the New Notes—Change of control.”

Certain asset dispositions will be triggering events that may require us to use the net proceeds from those asset dispositions to make an offer to purchase the new notes at 100% of their principal amount, together with accrued and unpaid interest, if any, to the date of purchase if those proceeds are not otherwise used within 360 days to repay indebtedness or to invest in replacement assets or assets related to our business, capital stock of a restricted subsidiary or other specified investments. New notes will be repurchased pro rata if the net proceeds from those asset dispositions are not sufficient to purchase all the new notes. See “Description of the New Notes—Certain covenants—Limitation on asset sales.”

We may not have sufficient funds or the terms of our other debt may prevent us from purchasing the new notes upon a change of control or asset disposition.

Certain Covenants	The indenture governing the notes, among other things, will limit the ability of us and our restricted subsidiaries to:

• incur additional indebtedness and issue preferred stock;

• pay dividends or make other distributions or stock;

• make other restricted payments and investments;

• create liens;

• restrict distributions or other payments from our restricted subsidiaries;

• sell assets, including capital stock of restricted subsidiaries;

• merge or consolidate with other entities; and

• enter into transactions with affiliates.

These covenants are subject to a number of important qualifications and limitations. See “Description of the New Notes—Certain covenants.” In addition, if and for as long as the new notes have an investment grade rating from Standard & Poor’s Ratings Services and Moody’s Investors Service, Inc., we will not be subject to certain of the covenants listed above. See “Description of the New Notes—Certain covenants—Covenant suspension.”

Absence of Established Market	The new notes will be new securities for which there is currently no market. We cannot assure you that a liquid market for the new notes will develop or be maintained. We do not intend to apply for a listing of the notes on any securities exchange or for the inclusion of the new notes on any automated dealer quotation system.

Trustee	Deutsche Bank Trust Company Americas

Risk Factors	Investing in our notes involves substantial risk. You should carefully consider the risk factors set forth or cross-referenced in the sections entitled “Risk Factors” beginning on page 13 of this prospectus, and the other information contained in this prospectus and the documents incorporated by reference herein, prior to making an investment in our notes.

SELECTED FINANCIAL DATA

	Three Months Ended
	March 31,		Year Ended December 31,
	2017	2016	2016	2015	2014	2013	2012
	(in thousands, except per share data)
Statement of Operations Data:
Operating revenues:
Oil, gas and NGL production (1)	$50,425	$29,121	$178,328	$204,537	$464,137	$565,555	$700,639
Other operating revenues	111	313	491	3,355	8,154	2,538	(444)

Total operating revenues	50,536	29,434	178,819	207,892	472,291	568,093	700,195
Operating expenses:
Lease operating expense	5,862	8,827	27,886	42,753	60,308	70,217	72,734
Gathering, transportation and processing expense	489	788	2,365	3,482	35,437	67,269	106,548
Production tax expense	322	(315)	10,638	12,197	31,333	27,172	25,513

Exploration expense	27	27	83	153	453	337	8,814

Impairment, dry hole costs and abandonment expense	8,074	558	4,249	575,310	46,881	238,398	67,869
(Gain) loss on sale of properties	(92)	—	1,078	1,745	100,407	—	—
Depreciation, depletion and amortization expense	38,340	42,016	171,641	205,275	235,805	279,775	326,842
Unused commitments	4,572	4,568	18,272	19,099	4,434	—	—

General and administrative expense(2)	9,349	12,420	42,169	53,890	53,361	64,902	68,666
Other operating expenses, net	(573)	—	(316)	—	—	—	—

Total operating expenses	66,370	68,889	278,065	913,904	568,419	748,070	676,986

Operating Income (Loss)	(15,834)	(39,455)	(99,246)	(706,012)	(96,128)	(179,977)	23,209
Other income and expense:
Interest and other income	206	37	235	565	1,294	1,646	155
Interest expense	(13,951)	(15,746)	(59,373)	(65,305)	(69,623)	(88,507)	(95,506)

Commodity derivative gain (loss)	16,464	8,668	(20,720)	104,147	197,447	(23,068)	72,759
Gain (loss) on extinguishment of debt	—	—	8,726	1,749	—	(21,460)	1,601

Total other income and expense	2,719	(7,041)	(71,132)	41,156	129,118	(131,389)	(20,991)

Income (Loss) before income taxes	(13,115)	(46,496)	(170,378)	(664,856)	32,990	(311,366)	2,218
(Provision for) Benefit from Income Taxes	—	—	—	177,085	(17,909)	118,633	(1,636)

Net Income (Loss)	$(13,115)	$(46,496)	$(170,378)	$(487,771)	$15,081	$(192,733)	$582

Net Income (Loss) per common share:
Basic	$(0.18)	$(0.96)	$(3.08)	$(10.10)	$0.31	$(4.06)	$0.01

Diluted	$(0.18)	$(0.96)	$(3.08)	$(10.10)	$0.31	$(4.06)	$0.01

Weighted average common shares outstanding, basic	74,544	48,499	55,384	48,303	48,011	47,497	47,195
Weighted average common shares outstanding, diluted	74,544	48,499	55,384	48,303	48,436	47,497	47,354

	Three Months Ended
	March 31,		Year Ended December 31,
	2017	2016	2016	2015	2014	2013	2012
	(in thousands)
Selected Cash Flow and Other Financial Data:
Net income (loss)	$(13,115)	$(46,496)	$(170,378)	$(487,771)	$15,081	$(192,733)	$582
Depreciation, depletion, impairment and amortization	38,340	42,016	171,824	777,713	275,988	506,326	364,190
Other non-cash items	(2,324)	28,820	124,552	(83,760)	(59,970)	(32,600)	29,281

Change in assets and liabilities	15,197	16,175	(4,262)	(12,504)	30,618	(15,728)	(5,617)

Net cash provided by operating activities	$38,098	$40,515	$121,736	$193,678	$261,717	$265,265	$388,436

Capital expenditures(3)(4)(5)	$59,238	$45,782	$98,292	$287,411	$569,312	$474,031	$962,573

	Three Months Ended
	March 31,		As of December 31,
	2017	2016	2016	2015	2014	2013	2012
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$265,887	$105,563	$275,841	$128,836	$165,904	$54,595	$79,445
Other current assets	45,679	147,800	42,611	145,481	260,201	102,652	148,894
Oil and natural gas properties, net of accumulated depreciation, depletion, amortization and impairment	1,078,182	1,132,103	1,055,049	1,160,898	1,730,172	2,184,183	2,584,979
Other property and equipment, net of depreciation	6,896	9,526	7,100	9,786	13,715	18,313	26,358
Oil and natural gas properties held for sale, net of accumulated depreciation, depletion, amortization and impairment	—	—	—	—	9,234	—	—
Other assets (6)	5,100	49,218	4,740	61,519	54,822	9,537	12,429

Total assets	$1,401,744	$1,444,210	$1,385,341	$1,506,520	$2,234,048	$2,369,280	$2,852,105

Current liabilities	$106,410	$129,583	$85,018	$145,231	$264,687	$192,719	$213,133
Long-term debt, net of debt issuance costs (6)	711,491	794,972	711,808	794,652	792,786	966,849	1,139,310
Other long-term liabilities	24,622	13,678	16,972	17,221	147,087	203,994	316,887
Stockholders’ equity	559,221	505,977	571,543	549,416	1,029,488	1,005,718	1,182,775

Total liabilities and stockholders’ equity	$1,401,744	$1,444,210	$1,385,341	$1,506,520	$2,234,048	$2,369,280	$2,852,105

(1)	The oil, gas and NGL production revenue decrease reflects the decrease in revenues due to the divestitures discussed in Note 4 to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2016 and the decrease in commodity price. In addition, oil, gas and NGL production revenues include the effects of cash flow hedging transactions for the years ended December 31, 2014, 2013 and 2012. We discontinued hedge accounting effective January 1, 2012. All accumulated gains or losses related to the discontinued cash flow hedges were recorded in accumulated other comprehensive income (“AOCI”) effective January 1, 2012 and remained in AOCI until the underlying transaction occurred. As the underlying transaction occurred, these gains or losses were reclassified from AOCI into oil and gas production revenues.
(2)	Included in general and administrative expense is long-term cash and equity incentive compensation of $1.1 million and $3.9 million for the three months ended March 31, 2017 and 2016, respectively and $11.9 million, $10.8 million, $11.4 million, $15.8 million and $16.4 million for the years ended December 31, 2016, 2015, 2014, 2013 and 2012, respectively.
(3)	Excludes future reclamation liabilities, net of liabilities sold, of $9.4 million and negative $0.1 million for the three months ended March 31, 2017 and 2016, respectively and negative $3.7 million, negative $7.5 million, negative $8.6 million, negative $6.6 million and $7.5 million for the years ended December 31, 2016, 2015, 2014, 2013 and 2012, respectively, and includes exploration, dry hole and abandonment costs, which are expensed under successful efforts accounting, of $0.1 million and $0.4 million for the three months ended March 31, 2017 and 2016, respectively and $4.1 million, $3.0 million, $7.2 million, $12.2 million and $39.3 million for the years ended December 31, 2016, 2015, 2014, 2013 and 2012, respectively. Also includes furniture, fixtures and equipment costs of $0.2 million and $0.7 million for the three months ended March 31, 2016 and 2017, respectively and $1.1 million, $1.3 million, $3.7 million, $1.3 million and $6.9 million for the years ended December 31, 2016, 2015, 2014, 2013 and 2012, respectively.

(4)	Not deducted from the amount are $25.1 million, $123.3 million, $555.4 million, $306.3 million and $325.3 million of proceeds received principally from the sale of interests in oil and gas properties during the years ended December 31, 2016, 2015, 2014, 2013 and 2012, respectively.
(5)	Capital expenditures for the three months ended March 31, 2017 excludes $11.8 million and for the year ended December 31, 2014 excludes $79.0 million related to property acquired through property exchanges.
(6)	We adopted ASU 2015-03 and ASU 2015-15 effective January 1, 2016, which required that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct reduction from the carrying amount of that debt liability and as a result, $8.7 million, $10.4 million, $12.2 million and $17.3 million of debt issuance costs related to our long-term debt were reclassified from deferred financing costs and other noncurrent assets to long-term debt in our consolidated balance sheet as of December 31, 2015, 2014, 2013 and 2012, respectively.

RISK FACTORS

An investment in the new notes involves risks. In addition to the other information set forth elsewhere or incorporated by reference in this prospectus (including the risk factors included in our Annual Report on Form 10-K for the year ended December 31, 2016 and in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2017) the following factors relating to the exchange offer and the notes should be considered carefully in deciding whether to participate in the exchange offer. The risks and uncertainties described below and incorporated by reference into this prospectus are not the only ones that we face. Additional risks and uncertainties, including those generally affecting the industry in which we operate, risks that are unknown to us or that we currently deem immaterial and risks and uncertainties generally applicable to companies that have recently undertaken transactions similar to the exchange offer, may also impair our business, the value of your investment and our ability to pay interest on, and repay or refinance, the new notes.

Risks Relating to the Exchange Offer

Your old notes will not be accepted for exchange if you fail to follow the procedures for the exchange offer.

We will not accept your old notes for exchange if you do not follow the procedures for the exchange offer. We are under no duty to give notification of defects or irregularities with respect to the tenders of old notes for exchange. If there are defects or irregularities with respect to your tender of old notes, we may not accept your old notes for exchange.

If you do not exchange your old notes, there will be restrictions on your ability to resell your old notes and the liquidity of such old notes could be adversely affected upon completion of the exchange offer.

Following the exchange offer, old notes that you do not tender or that we do not accept will be subject to transfer restrictions and will not have any further registration rights. Absent registration, any untendered old notes may therefore be offered or sold only in transactions that are not subject to, or that are exempt from, the registration requirements of the Securities Act and applicable state securities laws. Therefore, the liquidity of old notes not tendered in the exchange offer could be adversely affected upon completion of the exchange offer.

An active trading market may not develop for the new notes.

The new notes are a new issue of securities, and there is no established trading market for the new notes. An active trading market for the new notes may not develop, in which case the market price and liquidity of the new notes may be adversely affected. In addition, you may not be able to sell your new notes at a particular time or at a price favorable to you. Future trading prices of the new notes will depend on many factors, including prevailing interest rates, our results of operations and financial condition, political and economic developments, the market for similar securities, and the other factors described in this prospectus under “Risk Factors” and the risk factors incorporated by reference in this prospectus. It is possible that the market for the new notes will be subject to disruptions. A disruption may have a negative effect on you as a holder of the new notes, regardless of our prospects or performance.

The exchange offer may be cancelled or delayed.

Our obligation to accept old notes tendered in the exchange offer is subject to certain closing conditions. Please read “The Exchange Offer—Conditions to the Exchange Offer.” We may, at our option and in our sole discretion, assert or waive these conditions. Even if the exchange offer is completed, the exchange offer may not be completed on the schedule described in this prospectus. Accordingly, holders participating in the exchange offer may have to wait longer than expected to receive their new notes, during which time those holders of old notes will not be able to effect transfers of their old notes tendered for exchange.

Some holders who exchange their old notes may be deemed to be underwriters, and these holders will be required to comply with the registration and prospectus delivery requirements in connection with any resale transaction.

If you exchange your old notes in the exchange offer for the purpose of participating in a distribution of the new notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Any broker-dealer that will receive new notes for its own account in exchange for old notes that were acquired as a result of market-making activities or other trading activities may be a statutory underwriter and must deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such new notes.

Risks Associated with our Indebtedness and the Notes

We may be unable to fulfill our obligations under the notes.

We have a substantial amount of indebtedness outstanding. As a result, a significant portion of our cash flow will be required to pay interest and principal on our indebtedness, and we may not generate sufficient cash flow from operations, or have future borrowing capacity available, to enable us to repay our indebtedness, including the new notes, or to fund other liquidity needs. As of April 30, 2017, the total outstanding amount of our indebtedness was approximately $993.5 million, including the old notes. As of March 31, 2017, we had no amounts outstanding under our revolving credit facility (other than a $26 million letter of credit), and we had approximately $274.0 million in additional borrowing capacity under our revolving credit facility.

Servicing our indebtedness and satisfying our other obligations will require a significant amount of cash. Our cash flow from operating activities and other sources may not be sufficient to fund our liquidity needs. Our ability to pay interest and principal on our indebtedness and to satisfy our other obligations will depend upon our future operating performance and financial condition and the availability of refinancing indebtedness, which will be affected by prevailing economic conditions and financial, business and other factors, many of which are beyond our control. We cannot assure you that our business will generate sufficient cash flow from operations, or that future borrowings will be available to us under our revolving credit facility or otherwise, in an amount sufficient to fund our liquidity needs, including the payment of principal and interest on the notes.

A substantial decrease in our operating cash flow or an increase in our expenses could make it difficult for us to meet debt service requirements and could require us to modify our operations, including by curtailing our exploration and drilling programs, selling assets, reducing our capital expenditures, refinancing all or a portion of our existing debt or obtaining additional financing. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. Our ability to restructure or refinance our debt will depend on the condition of the capital markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations.

In addition, the terms of future debt agreements may, and our existing and planned debt agreements will, restrict us from implementing some of these alternatives. In the absence of adequate cash from operations and other available capital resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. We may not be able to consummate these dispositions for fair market value or at all. Furthermore, any proceeds that we could realize from any dispositions may not be adequate to meet our debt service obligations then due.

Covenants in the indentures governing the notes and our existing senior notes and in our revolving credit facility currently impose, and future financing agreements may impose, significant operating and financial restrictions.

The indentures governing the notes and our 7% Senior Notes due 2022 (the, “existing senior notes”) and our revolving credit facility contain restrictions, and future financing agreements may contain additional restrictions, on our activities, including covenants that restrict our and our restricted subsidiaries’ ability to:

•	incur additional indebtedness and issue preferred stock;

•	pay dividends or make other distributions or stock;

•	make other restricted payments and investments;

•	create liens;

•	restrict distributions or other payments from our restricted subsidiaries;

•	sell assets, including capital stock of restricted subsidiaries;

•	merge or consolidate with other entities; and

•	enter into transactions with affiliates.

The restrictions contained in our debt agreements may prevent us from taking actions that we believe would be in the best interest of our business, and may make it difficult for us to successfully execute our business strategy or effectively compete with companies that are not similarly restricted. We may also incur future debt obligations that might subject us to additional restrictive covenants that could affect our financial and operational flexibility.

If we are unable to comply with the restrictions and covenants in the agreements governing the notes and other debt, there could be a default under the terms of these agreements, which could result in an acceleration of payment of funds that we have borrowed and would impact our ability to make principal and interest payments on the notes.

Any default under the agreements governing our indebtedness, including a default under our revolving credit facility that is not waived by the required lenders, and the remedies sought by the holders of any such indebtedness, could make us unable to pay principal, premium, if any, and interest on the notes and substantially decrease the market value of the notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness, we could be in default under the terms of the agreements governing such indebtedness.

In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders under our revolving credit facility could elect to terminate their commitments, cease making further loans and institute foreclosure proceedings against our assets, and we could be forced into bankruptcy or liquidation. If our operating performance declines, we may in the future need to seek to obtain waivers from the required lenders under our revolving credit facility to avoid being in default. If we breach our covenants under our revolving credit facility and seek a waiver, we may not be able to obtain a waiver from the required lenders. If this occurs, we would be in default under our revolving credit facility, the lenders could exercise their rights as described above, and we could be forced into bankruptcy or liquidation. We cannot assure you that we will be granted waivers or amendments to our debt agreements if for any reason we are unable to comply with these agreements, or that we will be able to refinance our debt on terms acceptable to us, or at all.

Our revolving credit facility contains a number of significant covenants in addition to covenants restricting the incurrence of additional debt. Our revolving credit facility requires us, among other things, to maintain certain financial ratios. These restrictions also limit our ability to obtain future financings to withstand a future downturn in our business or the economy in general, or to otherwise conduct necessary corporate activities. We may also be prevented from taking advantage of business opportunities that arise because of the limitations that the restrictive covenants under the indenture governing the notes and our revolving credit facility impose on us.

Notwithstanding our current indebtedness levels and restrictive covenants, we may still be able to incur substantial additional debt or make certain restricted payments, which could exacerbate the risks described above.

We may be able to incur additional debt in the future. Although the indenture governing the notes and our existing senior notes contain restrictions on our ability to incur indebtedness, those restrictions are subject to a number of exceptions. In particular, we may borrow under the revolving credit facility. In addition, if we designate some of our restricted subsidiaries under the indenture as unrestricted subsidiaries, those unrestricted subsidiaries would be permitted to borrow beyond the limitations specified in the indenture and engage in other activities in which restricted subsidiaries may not engage. We may also consider investments in joint ventures or acquisitions that may increase our indebtedness. Also, under the indenture, we will be able to make restricted payments in certain circumstances. The terms of the indenture governing the notes, subject to certain limitations, do not prohibit us or our subsidiaries from incurring various forms of secured and unsecured indebtedness, including the Permitted Indebtedness described under “Description of the New Notes.” Adding new debt to current debt levels or making otherwise restricted payments could intensify the related risks that we and our subsidiaries now face.

Your right to receive payments on the notes or the guarantees is effectively subordinated to the rights of our and our restricted subsidiaries’ existing and future secured creditors.

The revolving credit facility is secured by liens on substantially all of our assets and the assets of our restricted subsidiaries. Accordingly, the notes and the guarantees will be effectively subordinated to any secured indebtedness incurred under the revolving credit facility to the extent of the value of the assets securing the revolving credit facility. In the event of any distribution or payment of our or any guarantor’s assets in any foreclosure, dissolution, winding-up, liquidation, reorganization or other bankruptcy proceeding, holders of secured indebtedness will have prior claim to those of our or our restricted subsidiaries’ assets that constitute their collateral. Holders of notes will participate ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as such notes, and potentially with all of our or any restricted subsidiary’s other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the notes. As a result, holders of notes may receive less, ratably, than holders of secured indebtedness.

The notes will be structurally subordinated to all indebtedness of those of our existing or future subsidiaries that are not, or do not become, guarantors of the notes.

While Aurora Gathering, LLC and Circle B Land Company LLC are subsidiary guarantors under the indenture governing the notes, future subsidiaries of ours may not become guarantors of the notes. Non-guarantor subsidiaries will have no obligation, contingent or otherwise, to pay amounts due under the notes or to make any funds available to pay those amounts, whether by dividend, distribution, loan or other payment. The notes will be structurally subordinated to all indebtedness and other obligations of the non-guarantor subsidiaries such that, in the event of insolvency, liquidation, reorganization, dissolution or other winding up of any such subsidiary, all of the subsidiary’s creditors (including trade creditors and preferred stockholders, if any) would be entitled to payment in full out of the subsidiary’s assets before we would be entitled to any payment. In addition, the indenture governing the notes will, subject to some limitations, permit non-guarantor subsidiaries to incur additional indebtedness and will not contain any limitation on the amount of other liabilities, such as trade payables, that may be incurred by these subsidiaries. As of and for the three months ended March 31, 2017, our subsidiaries’ assets, indebtedness and EBITDA were immaterial.

We may not be able to repurchase the notes upon a change of control as required by the indenture governing the notes.

Upon the occurrence of certain kinds of change of control events, we will be required to offer to repurchase all outstanding notes at 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase, unless all notes have been previously called for redemption. The holders of our existing senior notes have a similar right, and other debt securities that we may issue in the future that rank equally in right of payment with the notes, may have similar rights as well. Our failure to purchase tendered notes would constitute an event of default under the indenture governing the notes, which in turn would constitute an event of default under our revolving credit facility. In addition, the occurrence of a change of control (as defined under the revolving credit facility) in itself would constitute an event of default under our revolving credit facility.

Therefore, it is possible that we may not have sufficient funds at the time of the change of control to make the required repurchase of notes. Moreover, our revolving credit facility restricts, and any future indebtedness we incur may restrict, our ability to repurchase the notes, including following a change of control event. As a result, following a change of control event, we may not be able to repurchase notes unless we first repay all indebtedness outstanding under our revolving credit facility and any of our other indebtedness that contains similar provisions, or obtain a waiver from the holders of such indebtedness to permit us to repurchase the notes. We may be unable to repay all of that indebtedness or obtain a waiver of that type. Any requirement to offer to repurchase outstanding notes may therefore require us to refinance our other outstanding debt, which we may not be able to do on commercially reasonable terms, if at all.

These repurchase requirements may also delay or make it more difficult for others to obtain control of us. See “Description of notes—Repurchase at the option of holders—Change of control.”

We may enter into transactions that would not constitute a change of control that could affect our ability to satisfy our obligations under the notes.

Legal uncertainty regarding what constitutes a specified change of control and the provisions of the indenture governing the notes may allow us to enter into transactions such as acquisitions, refinancings or recapitalizations that would not constitute a specified change of control but may increase our outstanding indebtedness or otherwise affect our ability to satisfy our obligations under the notes. The definition of change of control for purposes of the notes includes phrases relating to the transfer of “all or substantially all” of our assets (determined on a consolidated basis). Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly your ability to require us to repurchase notes as result of transfer of less than all of our assets to another person may be uncertain. See “Description of notes—Repurchase at the option of holders—Change of control.”

U.S. federal and state fraudulent transfer laws may permit a court to void, subordinate or limit the notes, and any guarantees as a fraudulent transfer, and, if that occurs, you may not receive any payments on the notes or may be required to return payments received on the notes.

U.S. federal and state fraudulent transfer and conveyance statutes may apply to the issuance of the notes and the incurrence of the guarantees, if any, of the notes. Under U.S. federal bankruptcy law and comparable provisions of state fraudulent transfer or conveyance laws, which may vary from state to state, the notes or the guarantees thereof (or the grant of collateral securing any such obligations) could be voided, subordinated or limited as a fraudulent transfer or conveyance if we or any guarantors of the notes, as applicable, (i) issued the notes or incurred the guarantees with the intent of hindering, delaying or defrauding creditors, or (ii) received less than reasonably equivalent value or fair consideration in return for either issuing the notes or incurring the guarantees and, in the case of (ii) only, one of the following is also true at the time thereof:

•	we or any guarantor, as applicable, were insolvent or rendered insolvent by reason of the issuance of the notes or the incurrence of the guarantees;

•	the issuance of the notes or the incurrence of the guarantees left us or any guarantor, as applicable, with an unreasonably small amount of capital or assets to carry on its business;

•	we or any guarantor intended to, or believed that we or such guarantor would, incur debts beyond our or such guarantor’s ability to pay as they mature; or

•	we or any guarantor were a defendant in an action for money damages, or had a judgment for money damages docketed against us or such guarantor if, in either case, after final judgment, the judgment is unsatisfied.

As a general matter, value is given for a transfer or an obligation if, in exchange for the transfer or obligation, property is transferred or a valid antecedent debt is secured or satisfied. A court would likely find that a subsidiary guarantor did not receive reasonably equivalent value or fair consideration for its guarantee to the extent such guarantor did not obtain a reasonably equivalent tangible benefit directly or indirectly from the issuance of the notes.

We cannot be certain as to the standards a court would use to determine whether or not we or any guarantor were insolvent at the relevant time or, regardless of the standard that a court uses, whether the notes or the guarantees would be subordinated to our or any guarantor’s other debt. In general, however, a court would deem an entity insolvent if:

•	the sum of its debts, including contingent and unliquidated liabilities, was greater than the fair saleable value of all of its assets;

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they became due.

If a court were to find that the issuance of the notes, the incurrence of a guarantee or the grant of security was a fraudulent transfer or conveyance, the court could void the payment obligations under the notes or such guarantee or subordinate or limit the notes or such guarantee to presently existing and future indebtedness of ours or of the related guarantor, or require the holders of the notes to repay any amounts received with respect to such guarantee. In the event of a finding that a fraudulent transfer or conveyance occurred, you may not receive any repayment on the notes or guarantees. Further, the avoidance of the notes could result in an event of default with respect to our and our subsidiaries’ other debt that could result in acceleration of such debt.

Each guarantee will contain a provision intended to limit the guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent transfer. This provision may not be effective to protect the guarantees from being avoided under applicable fraudulent transfer laws or may reduce the guarantor’s obligation to an amount that effectively makes the guarantee worthless. Finally, as a court of equity, a bankruptcy court may subordinate the claims in respect of the notes to other claims against us under the principle of equitable subordination, if the court determines that: (i) the holder of notes engaged in some type of inequitable conduct, (ii) such inequitable conduct resulted in injury to our other creditors or conferred an unfair advantage upon the holder of notes and (iii) equitable subordination is not inconsistent with the provisions of the bankruptcy code.

We face risks related to rating agency downgrades.

The notes are rated by Moody’s Investor Service and Standard & Poor’s. If such rating agencies reduce the rating in the future, the market price of the notes would be adversely affected. In addition, if any of our other outstanding debt is subsequently downgraded, raising capital will become more difficult, borrowing costs under revolving credit facility and other future borrowings may increase and the market price of the notes may decrease.

Many of the covenants contained in the indenture will be suspended if the notes are rated investment grade by both Standard & Poor’s Ratings Services and Moody’s Investors Service, Inc.

Many of the covenants in the indenture governing the notes will be suspended if the notes are rated investment grade by both Standard & Poor’s Ratings Services and Moody’s Investors Service, Inc., and certain other conditions are satisfied. These covenants include restrictions on our ability to pay dividends, to incur debt and to enter into certain other transactions. Suspension of these covenants would allow us to engage in certain transactions that would not have been permitted while these covenants were in force, and the effects of any such transactions will be permitted to remain in place even if the notes are subsequently downgraded. There can be no assurance that the notes will ever be rated investment grade, or that if they are rated investment grade, that the notes will maintain such ratings. See “Description of notes—Covenant suspension.”

RATIO OF EARNINGS TO FIXED CHARGES

The following table shows our historical ratio of earnings to fixed charges for the periods indicated. For purposes of determining the ratio of earnings to fixed charges, (i) earnings are defined as income (loss) before income taxes plus interest expense and amortization of debt related costs and (ii) fixed charges are defined as interest expense, capitalized interest, amortized premiums, discounts and capitalized expenses related to indebtedness.

	2017	2016		2015		2014		2013		2012
	Three months ended March 31,	Year ended December 31,
Ratio of Earnings to Fixed Charges	0.1	(1.8	)(a)	(9.1	)(b)	1.5	x	(2.5	)(c)	1.0	x

(a)	Due to our net loss for the year ended December 31, 2016, the coverage ratio was less than 1:1. To achieve a coverage ratio of 1:1, we would have needed additional earnings of approximately $170.4 million for the year ended December 31, 2016.
(b)	Due to our net loss for the year ended December 31, 2015, the coverage ratio was less than 1:1. To achieve a coverage ratio of 1:1, we would have needed additional earnings of approximately $664.8 million for the year ended December 31, 2015.
(c)	Due to our net loss for the year ended December 31, 2013, the coverage ratio was less than 1:1. To achieve a coverage ratio of 1:1, we would have needed additional earnings of approximately $311.1 million for the year ended December 31, 2013.

USE OF PROCEEDS

We will not receive any proceeds from the exchange offer. In consideration for issuing the new notes, we will receive old notes from you in the same principal amount. The old notes surrendered in exchange for the new notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the new notes will not result in any change in our indebtedness.

THE EXCHANGE OFFER

The following summary of the registration rights agreement and letter of transmittal is not complete and is subject to, and is qualified in its entirety by, all of the provisions of the registration rights agreement and the letter of transmittal, each of which is filed as an exhibit to the registration statement of which this prospectus is a part. The letter of transmittal is included in this prospectus as Annex A. We urge you to read the entire registration rights agreement and the letter of transmittal carefully.

Purpose of the Exchange Offer

In connection with the issuance of the old notes, we entered into a registration rights agreement with respect to the notes. Pursuant to the registration rights agreement, we agreed that we will, subject to certain exceptions,

•	prepare and file a registration statement (the “exchange offer registration statement”) with the SEC with respect to a registered exchange offer to exchange each outstanding old note for a new note having terms substantially identical in all material respects to such old note (except that the new note will not contain terms with respect to transfer restrictions);

•	after the effectiveness of the exchange offer registration statement, offer the new notes in exchange for the old notes; and

•	keep the exchange offer open for a period of at least 20 business days after the date notice of the exchange offer is mailed or made available to the holders of the old notes.

We have also agreed to include in the exchange offer registration statement a prospectus for use in any resales by any holder of old notes that is a “participating broker-dealer” (as defined in the registration rights agreement) and to keep such exchange offer registration statement effective for a period ending 180 days from the expiration date of this exchange offer; provided that if the letters of transmittal relating to the exchange offer as provided to us indicate that no holder is a broker-dealer, we will not be obligated to maintain the effectiveness of such registration statement after the consummation of the exchange offer.

In the event that:

•	(i) the Company is not (A) required to file the exchange offer registration statement or (B) permitted to consummate the registered exchange offer because the registered exchange offer is not permitted by applicable law or SEC policy; or

•	(ii) any holder of the old notes notifies the Company prior to the 20th business day following consummation of the registered exchange offer that (x) such holder is prohibited by law or SEC policy from participating in the registered exchange offer, (y) such holder may not resell the new notes acquired by it in the registered exchange offer to the public without delivering a prospectus and the prospectus contained in the exchange offer registration statement is not appropriate or available for such resales by such holder or (z) such holder is a broker-dealer and holds old notes acquired directly from the Company or any of its affiliates, then, we will, at our cost, use our commercially reasonable efforts to file with the SEC a shelf registration statement on an appropriate form under the Securities Act to cover resales of the old notes by holders who satisfy certain conditions relating to the provision of information in connection with the shelf registration statement.

If:

(1)	the Company fails to file any of the registration statements required by the registration rights agreement on or before the date required by the registration rights agreement for such filing;

(2)	any of such registration statements is not declared effective by the SEC on or prior to the date required by the registration rights agreement for such effectiveness (the “Effectiveness Target Date”);

(3)	the Company fails to consummate the registered exchange offer within 30 business days (or longer, if required by applicable securities law) of the Effectiveness Target Date with respect to the exchange offer registration statement; or

(4)	the shelf registration statement or the exchange offer registration statement is declared effective but thereafter ceases to be effective or usable in connection with resales of old notes during the periods required by the registration rights agreement (each such event referred to in clauses (1) through (4) above, a “Registration Default”), then the Company will pay Special Interest to each holder of old notes until all Registration Defaults have been cured. The provision for Special Interest will be the only monetary remedy available to holders under the registration rights agreement.

During the first 90-day period immediately following the occurrence of the first Registration Default, additional interest (“Special Interest”) will accrue on the outstanding principal amount of old notes at a rate equal to 0.25% per annum, which rate will increase by an additional 0.25% per annum during each subsequent 90-day period, until all Registration Defaults have been cured, up to a maximum Special Interest rate of 1.0% per annum in respect of all Registration Defaults.

All accrued Special Interest will be paid on the next scheduled interest payment date in the same manner as any other interest on the notes.

Following the cure of all Registration Defaults, the accrual of Special Interest will cease.

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus, for each $2,000, and $1,000 integral multiples in excess of $2,000, principal amount of old notes properly tendered and not withdrawn before the expiration date of the exchange offer, we will issue $2,000, and $1,000 integral multiples in excess of $2,000, principal amount of new notes. Holders may tender some or all of their old notes pursuant to the exchange offer in denominations of $2,000 and $1,000 integral multiples in excess of $2,000 thereof. The exchange offer is not conditioned upon any minimum aggregate principal amount of old notes being tendered.

The form and terms of the new notes will be the same as the form and terms of the old notes except that:

•	the new notes will have a different CUSIP number from the old notes;

•	the new notes will be registered under the Securities Act and, therefore, the global securities representing the new notes will not bear legends restricting the transfer of interests in the new notes;

•	the new notes will not be subject to the registration rights relating to the old notes; and

•	the new notes will not be subject to any Special Interest.

The new notes will evidence the same indebtedness as the old notes they replace, and will be issued under, and be entitled to the benefits of, the same indenture governing the issuance of the old notes. As a result, the old notes and the new notes will be treated as a single series of notes under the indenture.

The initial interest payment date on the notes has not yet occurred. No interest will be paid in connection with the exchange. The new notes will accrue interest from and including the last interest payment date on which interest has been paid on the old notes or, if no interest has been paid on the old notes, from the date of original issue of the old notes. Accordingly, the holders of old notes that are accepted for exchange will not receive accrued but unpaid interest on old notes at the time of tender. Rather, that interest will be payable on the new notes delivered in exchange for the old notes on the first interest payment date after the expiration date.

The Company has not entered into any arrangement or understanding with any person who will receive New Notes in the exchange offer to distribute those securities following completion of the offer. The Company is not aware of any person that will participate in the exchange offer with a view to distribute the New Notes.

Under existing SEC interpretations, the new notes would generally be freely transferable after the exchange offer without further registration under the Securities Act, except that broker dealers receiving the new notes in the exchange offer in exchange for old notes that were acquired as a result of market-making or other trading activities will be subject to a prospectus delivery requirement with respect to their resale. This view is based on interpretations by the staff of the SEC in no action letters issued to other issuers in exchange offers like this one. We have not, however, asked the SEC to consider this particular exchange offer in the context of a no action letter. Therefore, the SEC might not treat it in the same way it has treated other exchange offers in the past. You will be relying on the no action letters that the SEC has issued to third parties in circumstances that we believe are similar to ours. Based on these no action letters, you must meet the following conditions in order to participate in the exchange offer and receive freely transferable new notes:

•	you are not an “affiliate” of ours, as defined in Rule 405 of the Securities Act;

•	you are not engaged in and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of new notes to be issued in the exchange offer;

•	you are acquiring the new notes issued in the exchange offer in the ordinary course of your business;

•	you are not a broker-dealer that acquired the old notes directly from us; and

•	you are not acting on behalf of any person who could not truthfully and completely make the foregoing representations.

By tendering your old notes as described in “—Procedures for Tendering”, you will be representing to us that you satisfy all of the above listed conditions. If you do not satisfy all of the above listed conditions:

•	you cannot rely on the position of the SEC set forth in the no-action letters referred to above;

•	you cannot tender your old notes in the exchange offer; and

•	you must comply with the applicable registration and prospectus delivery requirements of the Securities Act in connection with a resale of the new notes.

In addition, if you are a broker-dealer that acquires new notes pursuant to the exchange offer in exchange for old notes that you acquired as a result of market-making or other trading activities, you must comply with the prospectus delivery requirements of the Securities Act in connection with a resale of the new notes. Such broker-dealers may use this prospectus to fulfill their prospectus delivery requirements with respect to the new notes. We have agreed in the registration rights agreement to send a prospectus to any broker-dealer that requests copies in the letter of transmittal accompanying the prospectus until the earlier of 180 days from the completion date of this exchange offer or such time as such broker-dealers no longer hold any old notes.

Unless you are required to do so because you are a broker-dealer, you may not use this prospectus for an offer to resell, resale or other retransfer of new notes. We are not making this exchange offer to, nor will we accept tenders for exchange from, holders of old notes in any jurisdiction in which the exchange offer or the acceptance of it would not be in compliance with the securities or blue sky laws of that jurisdiction.

Holders of old notes do not have appraisal or dissenters’ rights under state law or under the indenture in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the applicable requirements of Regulation 14E under the Exchange Act.

Expiration Date

The exchange offer will expire at 11:59 p.m., Eastern Time, on [            ], 2017, unless, in our sole discretion, we extend the expiration date. If we so extend the expiration date, the term “expiration date” shall mean the latest date and time to which we extend the exchange offer. We will deliver the new notes promptly after we accept the old notes.

Extensions, Delays in Acceptance, Termination or Amendment

We reserve the right, in our sole discretion to:

•	delay accepting for exchange any old notes in connection with the extension of the exchange offer;

•	extend the exchange offer;

•	terminate the exchange offer; or

•	amend the terms of the exchange offer in any way we determine.

We will give notice of any delay, extension or termination to the Exchange Agent. In addition, we will give, as promptly as practicable, notice regarding any delay in acceptance, extension or termination of the offer to the registered holders of old notes by press release or other public announcement. Any extension notice will disclose the approximate number of old notes tendered as of the notice date. If we amend the exchange offer in a manner that we determine to constitute a material change, or if we waive a material condition, we will promptly disclose the amendment or waiver in a manner reasonably calculated to inform the holders of old notes of the amendment or waiver, and extend the offer if required by law, and in any event will extend the offer as necessary such that at least five business days remain in the offer following notice of a material change.

We intend to make public announcements of any delay in acceptance, extension, termination, amendment or waiver regarding the exchange offer prior to 9 a.m., Denver time, on the next business day after the previously scheduled expiration date.

Conditions to the Exchange Offer

We will not be required to accept for exchange, or to exchange new notes for, any old notes, and we may terminate the exchange offer as provided in this prospectus at or before the expiration date, if:

•	any law, statute, rule or regulation shall have been proposed, adopted or enacted, or interpreted in a manner, which, in our reasonable judgment, would impair our ability to proceed with the exchange offer;

•	the new notes will not be tradable by the holder without restriction under the Securities Act and the Exchange Act and without material restrictions under the blue sky or securities laws of substantially all of the states of the United States;

•	any action or proceeding is instituted or threatened in any court or by or before the SEC or any other governmental agency with respect to the exchange offer which, in our reasonable judgment, would impair our ability to proceed with the exchange offer;

•	we have not obtained any governmental approval which we, in our reasonable judgment, consider necessary for the completion of the exchange offer as contemplated by this prospectus;

•	any change, or any condition, event or development involving a prospective change, shall have occurred or be threatened in the general economic, financial, currency exchange or market conditions in the United States or elsewhere that, in our reasonable judgment, would impair our ability to proceed with the exchange offer;

•	any other change or development shall have occurred, including a prospective change or development, that, in our reasonable judgment, has or may have a material adverse effect on us, the market price of the new notes or the old notes or the value of the exchange offer to us; or

•	there shall have occurred (i) any suspension or limitation of trading in securities generally on the New York Stock Exchange or the over-the-counter market; (ii) a declaration of a banking moratorium by United States federal or New York state authorities; or (iii) a commencement or escalation of a war or armed hostilities involving or relating to a country where we do business or other international or national emergency or crisis directly or indirectly involving the United States.

We will not accept for exchange any old notes tendered, and will not issue the new notes in exchange for any old notes, if at any time a stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the Indenture under the Trust Indenture Act of 1939, as amended.

The conditions listed above are for our sole benefit and we may assert them regardless of the circumstances giving rise to any of these conditions. We may waive these conditions in our sole discretion in whole or in part at any time and from time to time. A failure on our part to exercise any of the above rights shall not constitute a waiver of that right, and that right shall be considered an ongoing right which we may assert at any time and from time to time.

We expressly reserve the right to amend or terminate the exchange offer and to reject for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified above. By public announcement we will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the old notes in accordance with the requirements of Rule 14e-1(d) of the Exchange Act. If we amend an exchange offer in a manner that we consider material, we will disclose the amendment in the manner required by applicable law to the holders of the old notes under the exchange offer. In the event of a material change in an exchange offer, including the waiver of a material condition, we will extend, if necessary, the expiration date of such exchange offer such that at least five business days remain in the exchange offer following notice of the material change.

We may assert these conditions regardless of the circumstances that may give rise to them or waive them in whole or in part at any time or at various times in our sole discretion. If we fail at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of that right. Each of these rights will be deemed an ongoing right that we may assert at any time or at various times.

In addition, we reserve the right in our sole discretion, to the extent permitted by applicable law, to:

•	purchase or make offers for any old notes that remain outstanding subsequent to the expiration date; and

•	purchase old notes in the open market, in privately negotiated transactions or otherwise.

The terms of any such purchases or offers may differ from the terms of the exchange offer.

Procedures for Tendering

We have forwarded to you, along with this prospectus, a letter of transmittal relating to this exchange offer. Because all of the old notes are held in book-entry accounts maintained by the Exchange Agent at DTC, a holder need not submit a letter of transmittal. However, all holders who exchange their old notes for new notes in accordance with the procedures outlined below will be deemed to have acknowledged receipt of, and agreed to be bound by, and to have made all of the affirmative acknowledgements required by and the representations and warranties contained in the letter of transmittal.

Procedures Applicable to Beneficial Holders

Only a registered holder of record of old notes may tender old notes in the exchange offer. If you are a beneficial owner of old notes which are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender old notes in the exchange offer, you should contact the registered holder as soon as possible and instruct them to tender on your behalf and comply with our instructions set forth elsewhere in this prospectus and the letter of transmittal. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your old notes, either make appropriate arrangements to register ownership of the old notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date.

Procedures Applicable to Old Notes Held in Book-Entry Form with DTC

The old notes were issued as global securities in fully registered form. Beneficial interests in the old notes, held by direct or indirect participants in DTC are shown on, and transfers of these interests are effected only through, records maintained in book-entry form by DTC with respect to its participants.

If you hold your old notes in the form of book-entry interests and you wish to tender your old notes for exchange pursuant to the exchange offer, you must transmit to the Exchange Agent on or prior to the expiration date either:

(1)    a computer-generated message transmitted by means of DTC’s Automated Tender Offer Program system and received by the Exchange Agent and forming a part of a confirmation of book-entry transfer, in which you acknowledge and agree to be bound by the terms of the letter of transmittal; or

(2)    a written or facsimile copy of a properly completed and duly executed letter of transmittal, including all other documents required by the letter of transmittal, to the Exchange Agent at the address set forth on the cover page of the letter of transmittal.

We understand that the Exchange Agent will make a request promptly after the date of this prospectus to establish accounts with respect to the old notes at DTC for the purpose of facilitating the exchange offer. Any financial institution that is a participant in DTC’s system may make book-entry delivery of old notes by causing DTC to transfer such old notes into the Exchange Agent’s DTC account in accordance with DTC’s electronic Automated Tender Offer Program procedures for such transfer. The exchange of new notes for tendered old notes will only be made after timely:

•	confirmation of book-entry transfer of the old notes into the Exchange Agent’s account; and

•	receipt by the Exchange Agent of an “agent’s message” and all other required documents specified in the letter of transmittal.

The term “agent’s message” means a message, transmitted from the DTC participant to DTC and forming part of the confirmation of a book-entry transfer from DTC to the Exchange Agent, which states that DTC has received an express acknowledgment from a participant in DTC tendering old notes and:

•	the aggregate principal amount of old notes which have been tendered by the participant;

•	that such participant has received an appropriate letter of transmittal and agrees to be bound by the terms of the letter of transmittal and the terms of the exchange offer; and

•	that we may enforce such agreement against the participant.

Delivery of an agent’s message will also constitute an acknowledgment from the tendering DTC participant that the representations contained in the letter of transmittal and described below under “Representations on Tendering Old Notes” are true and correct.

Procedures Applicable to Holders of Certificated Old Notes

No definitive certificated notes are issued and outstanding as of the date of this prospectus. Only registered holders of certificated old notes may tender those notes in the exchange offer. If your old notes are certificated notes and you wish to tender those notes for exchange pursuant to the exchange offer, you must transmit to the Exchange Agent, on or prior to the expiration date, a written or facsimile copy of a properly completed and duly executed letter of transmittal, including all other required documents, to the address set forth below under “—Exchange Agent.” In addition, in order to validly tender your certificated old notes the certificates representing your old notes must be received by the Exchange Agent prior to the expiration date.

Procedures Applicable to All Holders

The tender by a holder that is not withdrawn before expiration of the exchange offer will constitute an agreement between that holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal. If a holder tenders less than all of the old notes held by the holder, the tendering holder should so indicate. The amount of old notes delivered to the Exchange Agent will be deemed to have been tendered unless otherwise indicated.

The method of delivery of old notes, the letter of transmittal and all other required documents or transmission of an agent’s message to the Exchange Agent is at the election and risk of the holder. Rather than mail these items, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure delivery to the Exchange Agent before expiration of the exchange offer. Holders should not send the letter of transmittal or old notes to us. Delivery of documents to DTC in accordance with its procedures will not constitute delivery to the Exchange Agent.

We will determine in our sole discretion all questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tendered outstanding notes. Our determination will be final and binding. We reserve the absolute right to reject any outstanding notes not properly tendered or any outstanding notes the acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular outstanding notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. However, we do not expect to treat any holder of outstanding notes differently from other holders to the extent they present the same facts or circumstances.

Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured within the time that we determine. Although we intend to notify holders of defects or irregularities with respect to tenders of outstanding notes, neither we, the Exchange Agent nor any other person will incur any liability for failure to give notification. Tenders of outstanding notes will not be deemed made until those defects or irregularities have been cured or waived.

Outstanding notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent without cost to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

In addition, we reserve the right in our sole discretion to (a) purchase or make offers for any outstanding notes that remain outstanding subsequent to the expiration date, and (b) to the extent permitted by applicable law, purchase outstanding notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers may differ from the terms of the exchange offer.

Representations on Tendering Old Notes

To exchange your old notes for transferable new notes in the exchange offer, you will be required to represent to the effect that you:

•	are not an “affiliate” of ours, as defined in Rule 405 of the Securities Act;

•	are not a broker dealer that acquired the old notes directly from us;

•	are not engaged in and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of new notes to be issued in the exchange offer;

•	are acquiring the new notes issued in the exchange offer in the ordinary course of your business;

•	if you are a broker-dealer that will acquire new notes pursuant to the exchange offer in exchange for old notes that you acquired as a result of market-making or other trading activities, you will comply with the prospectus delivery requirements of the Securities Act in connection with a resale of the new notes as described in this summary under “Restrictions on Sale by Broker Dealers” below; and

•	are not acting on behalf of any person who could not truthfully and completely make the foregoing representations.

Each broker-dealer that receives new notes for its own account in exchange for Securities, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. If you are a broker dealer and you will receive new notes for your own account in exchange for old notes that were acquired as a result of market making activities or other trading activities, you will be required to (i) inform us per the instructions in the letter of transmittal and (ii) represent that you will comply with the prospectus delivery requirements of the Securities Act in connection with any resale of the new notes, as set forth in the letter of transmittal. See also “Plan of Distribution.”

The SEC considers broker-dealers that acquired old notes directly from us, but not as a result of market-making activities or other trading activities, to be making a distribution of the new notes if they participate in the exchange offer. Consequently, these broker-dealers must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a resale of the new notes, and may not participate in the exchange offer.

Withdrawal Rights

Any holder will be entitled to withdraw its tender of old notes, not later than the close of business on the last day of the exchange offer, by (a) sending to the Exchange Agent a facsimile transmission or letter setting forth the name of such holder, the principal amount of new notes delivered for exchange and a statement that such holder is withdrawing its election to have such old notes exchanged or (b) effecting such withdrawal in compliance with the applicable procedures of the DTC.

For a withdrawal to be effective for DTC participants, holders must comply with their respective standard operating procedures for electronic tenders and the Exchange Agent must receive an electronic notice of withdrawal from DTC.

Any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of DTC. We will determine in our sole discretion all questions as to the validity, form and eligibility, including time of receipt, for such withdrawal notices, and our determination shall be final and binding on all parties. Any old notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no new notes will be issued with respect to them unless the old notes so withdrawn are validly re-tendered. Any old notes which have been tendered but which are withdrawn or not accepted for exchange will be returned to the holder without cost to such holder promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old notes may be re-tendered by following the procedures described above under “—Procedures for Tendering” at any time prior to the expiration date.

Exchange Agent

Deutsche Bank Trust Company has been appointed as Exchange Agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus, the letter of transmittal or any other documents to the Exchange Agent. You should send certificates for old notes, letters of transmittal and any other required documents to the Exchange Agent addressed as follows:

Deutsche Bank Trust Company Americas

c/o DB Services Americas, Inc.

Attn: Reorg Dept.

5022 Gate Parkway, Suite 200

Jacksonville, FL 32256

Phone: 877-843-9767

Delivery of a letter of transmittal to an address other than as shown above does not constitute valid delivery of such letter of transmittal.

Fees and Expenses

We will bear the expenses of soliciting tenders with respect to the exchange offer. The principal solicitation is being made by electronic means through DTC by exchange agent; however, we may make additional solicitation by telephone or in person by our officers and regular employees and those of our affiliates.

We have not retained any dealer manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the Exchange Agent reasonable and customary fees for its services and reimburse it for its related reasonable out of pocket expenses.

We will pay the cash expenses to be incurred in connection with the exchange offer. They include the following:

•	SEC registration fees;

•	fees and expenses of the Exchange Agent and trustee;

•	accounting and legal fees and printing costs; and

•	related fees and expenses.

Transfer Taxes

Holders who tender their old notes for exchange will not be obligated to pay any transfer taxes. If, however, a transfer tax is imposed for any reason other than the exchange of old notes in connection with the exchange offer, then the tendering holder must pay the amount of any transfer taxes due, whether imposed on the registered holder or any other persons. If the tendering holder does not submit satisfactory evidence of payment of these taxes or exemption from them with the letter of transmittal, the amount of these transfer taxes will be billed directly to the tendering holder.

Accounting Treatment

We will record the new notes in our accounting records at the same carrying value as the old notes. This carrying value is the aggregate principal amount of the old notes, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer, nor will this be recorded as a redemption and issuance.

Consequences of Failure to Properly Tender Old Notes in the Exchange

We will issue the new notes in exchange for old notes under the exchange offer only after timely confirmation of book-entry transfer of the old notes into the Exchange Agent’s account and timely receipt by the Exchange Agent of an agent’s message and all other required documents specified in the letter of transmittal. Therefore, holders of the old notes desiring to tender old notes in exchange for new notes should allow sufficient time to ensure timely delivery. We are under no duty to give notification of defects or irregularities of tenders of old notes for exchange or waive any such defects or irregularities. Old notes that are not tendered or that are tendered but not accepted by us will, following completion of the exchange offer, continue to be subject to the existing transfer restrictions under the Securities Act. Thus, you may not resell the old notes, offer them for resale or otherwise transfer them unless they are subsequently registered or resold under an exemption from the registration requirements of the Securities Act and applicable state securities laws. There will be no guaranteed delivery procedures for the exchange offer.

Participation in the exchange offer is voluntary. In the event the exchange offer is completed, we will generally not be required to register the remaining old notes, and therefore holders of old notes will not have any further rights to have their old notes exchanged for new notes registered under the Securities Act. Remaining old notes will continue to be subject to the following restrictions on transfer:

•	holders may resell old notes only if an exemption from registration is available or, outside the United States, to non-U.S. persons in accordance with the requirements of Regulation S under the Securities Act; and

•	the remaining old notes will bear a legend restricting transfer in the absence of registration or an exemption.

To the extent that old notes are tendered and accepted in connection with the exchange offer, any trading market for remaining old notes could be adversely affected.

Neither we nor our board of directors make any recommendation to holders of old notes as to whether to tender or refrain from tendering all or any portion of their old notes pursuant to the exchange offer. Moreover, no one has been authorized to make any such recommendation. Holders of old notes must make their own decision whether to tender pursuant to the exchange offer and, if so, the aggregate amount of old notes to tender, after reading this prospectus and the letter of transmittal and consulting with their advisors, if any, based on their own financial position and requirements.

DESCRIPTION OF THE NEW NOTES

Bill Barrett Corporation (the “Issuer”) issued the old notes, and will issue the new notes (the new notes, for purposes of this section, the “Notes”) under an indenture dated April 28, 2017 (the “Indenture”) among itself, the Subsidiary Guarantors and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”). The terms of the Notes will include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “TIA”).

The old notes were issued in a private transaction that is not subject to the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). Unlike the old notes, the Notes will not be subject to the registration rights agreement (the “Registration Rights Agreement”) or the Special Interest. The old notes were issued in denominations of at least $2,000 and integral multiples of $1,000 in excess thereof thereafter.

The following summary of certain provisions of the Indenture does not purport to be complete and (except to the extent inconsistent with the following summary) is qualified in its entirety by reference to, the TIA and to all of the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part of the Indenture by reference to the TIA as in effect on the date of the Indenture. A copy of the Indenture may be obtained from the Issuer. The definitions of certain capitalized terms used in the following summary are set forth below under “—Definitions.” For purposes of this “Description of the New Notes” section, references to the “Issuer” do not include its subsidiaries.

Brief Description of the New Notes and the Subsidiary Guarantees

The Notes will be senior unsecured obligations of the Issuer ranking pari passu in right of payment to all existing and future unsubordinated indebtedness of the Issuer and will rank senior in right of payment to all existing and future subordinated indebtedness of the Issuer. The Subsidiary Guarantees (as defined below) will be senior unsecured obligations of the Subsidiary Guarantors and will rank pari passu in right of payment to all existing and future unsubordinated indebtedness of the Subsidiary Guarantors, and will rank senior in right of payment to all existing and future subordinated indebtedness of the Subsidiary Guarantors. However, the Notes will be effectively subordinated to secured indebtedness of the Issuer and the Subsidiary Guarantors, including indebtedness under the Issuer’s Senior Credit Facility to the extent of the value of the assets securing such indebtedness. The Issuer’s Senior Credit Facility is secured by its oil and natural gas properties, the equity in each of its existing Subsidiaries and certain other assets.

Initially, the Trustee will act as paying agent and registrar for the Notes. The Notes may be presented for registration of transfer and exchange at the offices of the Registrar, which initially will be the Trustee’s corporate trust office. The Issuer may change any paying agent and registrar without notice to holders of the Notes (the “Holders”). The registered Holder of any note will be treated as the owner of it for all purposes. Only registered Holders will have rights under the Indenture. The Issuer will pay principal (and premium, if any) on the Notes at the Trustee’s corporate office in New York, New York. At the Issuer’s option, interest may be paid at the Trustee’s corporate trust office or by check mailed to the registered addresses of the Holders.

Subsidiary Guarantees

The Issuer’s obligations under the Notes and the Indenture will be jointly and severally guaranteed (the “Subsidiary Guarantees”) by each Restricted Subsidiary (other than any Foreign Subsidiary) that incurs or guarantees any Indebtedness, which when combined with any other Indebtedness for which such Restricted Subsidiary is an obligor or guarantor, is at least $10.0 million in aggregate principal amount.

Initially, all of the Subsidiaries of the Issuer will be Subsidiary Guarantors, but in the future the Indenture will not require all of our Subsidiaries to guarantee the Notes. Unrestricted Subsidiaries and Foreign Subsidiaries and Subsidiaries not obligated on Indebtedness aggregating in excess of $10.0 million in aggregate principal amount will not be required to be Subsidiary Guarantors. In addition, Non-Guarantor Restricted Subsidiaries will not be required to guarantee the Notes under certain circumstances as described under “—Certain Covenants—Subsidiary Guarantors.” As of the date of this prospectus, the Issuer has no Non-Guarantor Restricted Subsidiaries, no

Unrestricted Subsidiaries and no Foreign Subsidiaries. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor Subsidiaries, these non-guarantor Subsidiaries will pay the holders of their debts and their trade creditors before they will be able to distribute any of their assets to us.

As of the date of the Indenture, all of our Subsidiaries were “Restricted Subsidiaries.” However, under the circumstances described below under the subheading “—Certain Covenants—Limitation on Restricted and Unrestricted Subsidiaries,” the Issuer will be permitted to designate any of its Subsidiaries as “Unrestricted Subsidiaries.” The effect of designating a Subsidiary as an “Unrestricted Subsidiary” will be that:

•	an Unrestricted Subsidiary will not be subject to many of the restrictive covenants in the Indenture;

•	a Subsidiary that has previously been a Subsidiary Guarantor and that is designated an Unrestricted Subsidiary will be released from its Subsidiary Guarantee and its obligations under the Indenture; and

•	the assets, income, cash flow and other financial results of an Unrestricted Subsidiary will not be consolidated with those of the Issuer for purposes of calculating compliance with the restrictive covenants contained in the Indenture.

The obligations of each Subsidiary Guarantor under its Subsidiary Guarantee will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor (including, without limitation, any borrowings or guarantees under any Credit Facility) and after giving effect to any collections from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under its Subsidiary Guarantee or pursuant to its contribution obligations under the Indenture, result in the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. Each Subsidiary Guarantor that makes a payment for distribution under its Subsidiary Guarantee is entitled to a contribution from each other Subsidiary Guarantor in a pro rata amount based on adjusted net assets of each Subsidiary Guarantor.

Each Subsidiary Guarantor may consolidate with or merge into or sell its assets to the Issuer or another Restricted Subsidiary that is a Subsidiary Guarantor without limitation, or with or to other Persons upon the terms and conditions set forth in the Indenture. See “—Certain Covenants—Merger, Consolidation and Sale of Assets.”

A Subsidiary Guarantor shall be released from its obligations under its Subsidiary Guarantee and its obligations under the Indenture:

(1)	in the event of a sale or other disposition of all or substantially all of the assets of such Subsidiary Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the Capital Stock of such Subsidiary Guarantor then held by the Issuer and the Restricted Subsidiaries;

(2)	if such Subsidiary Guarantor is designated as an Unrestricted Subsidiary or otherwise ceases to be a Restricted Subsidiary, in each case in accordance with the provisions of the Indenture, upon effectiveness of such designation or when it first ceases to be a Restricted Subsidiary, respectively;

(3)	if such Subsidiary Guarantor shall not incur or guarantee or otherwise be obligated under Indebtedness aggregating in excess of $10.0 million in aggregate principal amount (other than if such Subsidiary Guarantor no longer guarantees or otherwise is obligated under Indebtedness aggregating in excess of $10.0 million in aggregate principal amount as a result of payment under any guarantee of any such Indebtedness by any Subsidiary Guarantor); provided that a Subsidiary Guarantor shall not be permitted to be released from its Subsidiary Guarantee pursuant to this clause (3) if it is an obligor with respect to Indebtedness that would not, under “—Certain Covenants—Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock,” be permitted to be incurred by a Restricted Subsidiary that is not a Guarantor;

(4)	upon Covenant Defeasance, Legal Defeasance or satisfaction and discharge of the Indenture as provided pursuant to the defeasance or satisfaction and discharge provisions of the Indenture;

(5)	upon the liquidation or dissolution of such Subsidiary Guarantor provided no Default or Event of Default has occurred or is continuing;

(6)	at such time as, after giving effect to such release, the Indebtedness for which such Subsidiary Guarantor is an obligor or guarantor does not exceed $10.0 million in aggregate principal amount; or

(7)	at such time as, after giving effect to such release, such Subsidiary Guarantor would constitute a Non-Guarantor Restricted Subsidiary the Consolidated Net Worth of which, together with the Consolidated Net Worth of all other Non-Guarantor Restricted Subsidiaries, as of such date, does not exceed $10.0 million in the aggregate.

Principal, Maturity and Interest

The Notes will mature on June 15, 2025. $275 million in aggregate principal amount of the old notes were issued on the Issue Date. The Indenture provides for the issuance of additional notes having identical terms and conditions to the old notes (the “Additional Notes”). The issuance of Additional Notes will be subject to the limitations set forth under the subheading “—Certain Covenants—Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock.” The old notes, the Notes and any Additional Notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. Interest on the Notes will accrue at the rate of 8.75% per annum and will be payable semiannually in cash in arrears on each June 15 and December 15, commencing on December 15, 2017, to the Persons who are registered Holders at the close of business on June 1 and December 1, respectively, immediately preceding the applicable interest payment date. Interest on the Notes will accrue from and including the most recent date to which interest has been paid or, if no interest has been paid, from and including the date of issuance. Interest on overdue principal and interest, if any, will accrue at the then applicable interest rate on the Notes. Interest will be computed on the basis of a 360-day year comprised of 12 30-day months.

If an interest payment date falls on a day that is not a Business Day, the interest payment to be made on such interest payment date will be made on the next succeeding Business Day with the same force and effect as if made on such interest payment date, and no additional interest will accrue solely as a result of such delayed payment.

Optional Redemption

Optional Redemption. Except as described under “—Optional Redemption upon Equity Offerings” or “—Make-Whole Optional Redemption” below, the Issuer will not be entitled to redeem the Notes at its option prior to June 15, 2020. The Notes will be redeemable, at the Issuer’s option, in whole at any time or in part from time to time, on and after June 15, 2020, upon not less than 30, nor more than 60, days’ notice, at the following redemption prices (expressed as percentages of the principal amount thereof) if redeemed during the 12-month period commencing on June 15 of the years set forth below, plus, in each case, unpaid accrued interest, if any, thereon to the date of redemption:

Year	Percentage
2020	106.563%
2021	104.375%
2022	102.188%
2023 and thereafter	100.000%

Optional Redemption upon Equity Offerings. At any time, or from time to time, on or prior to June 15, 2020, the Issuer may, at its option, use all or a portion of the net cash proceeds of one or more Equity Offerings to redeem up to 35% of the aggregate principal amount of the Notes issued under the Indenture (including any Additional Notes) at a redemption price equal to 108.75% of the aggregate principal amount of the Notes to be redeemed, plus unpaid accrued interest, if any, thereon to the date of redemption; provided that:

(1)	at least 65% of the aggregate principal amount of Notes issued under the Indenture (including any Additional Notes) remains outstanding immediately after giving effect to any such redemption; and

(2)	the Issuer makes such redemption not more than 180 days after the consummation of any such Equity Offering.

Notice of any redemption upon an Equity Offering may be given prior to the completion of the related Equity Offering, and any such redemption or notice may at the Issuer’s discretion, be subject to one or more conditions precedent, including, without limitation, completion of the related Equity Offering.

Make-Whole Optional Redemption. The Notes will also be redeemable, in whole or in part, at the Issuer’s option at any time or from time to time, prior to June 15, 2020, at the applicable Make-Whole Price (as defined below), in accordance with the provisions of the Indenture.

“Make-Whole Price” with respect to any Notes to be redeemed, means an amount equal to the greater of:

(1)	100% of the principal amount of such Notes; and

(2)	the sum of the present values of (a) the redemption price of such Notes at June 15, 2020 (as set forth above) and (b) the remaining scheduled payments of interest from the redemption date to June 15, 2020 (not including any portion of such payments of interest accrued as of the redemption date) discounted back to the redemption date on a semi-annual basis (assuming a 360-day year consisting of 12 30-day months) at the Treasury Rate (as defined below) plus 50 basis points;

plus, in the case of both (1) and (2), accrued and unpaid interest on such Notes to the redemption date. Unless the Issuer defaults in payment of the Make-Whole Price, on and after the applicable redemption date, interest will cease to accrue on the Notes to be redeemed.

“Comparable Treasury Issue” means, with respect to Notes to be redeemed, the U.S. Treasury security selected by an Independent Investment Banker as having a maturity most nearly equal to the period from the redemption date to June 15, 2020, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities; provided if such period is less than one year, then the U.S. Treasury security having a maturity of one year shall be used.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of four Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (2) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

“Independent Investment Banker” means any one of Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC and their respective successors, at the Issuer’s option, or, if such firms or the successors, if any, to such firms, as the case may be, are unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the Issuer.

“Reference Treasury Dealer” means Merrill Lynch, Pierce, Fenner & Smith Incorporated and three additional primary U.S. government securities dealers in New York City (each a “Primary Treasury Dealer”) selected by the Issuer, and its, in each case, successors (provided, however, that if any such firm or any such successor, as the case may be, shall cease to be a primary U.S. government securities dealer in New York City, the Issuer shall substitute therefor another Primary Treasury Dealer).

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(159)” or any successor publication that is published weekly by the Board of Governors of the Federal Reserve System and that establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the stated maturity, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined, and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding to the nearest month) or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate shall be calculated on the third business day preceding the redemption date.

The notice of redemption with respect to the foregoing redemption need not set forth the Make-Whole Price but only the manner of calculation thereof. The Issuer will notify the Trustee of the Make-Whole Price with respect to any redemption promptly after the calculation, and the Trustee shall not be responsible for such calculation.

Selection and Notice of Redemption

If less than all of the Notes are to be redeemed at any time, selection of such Notes, or portions thereof, for redemption will be made by the Trustee either:

(1) in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed; or

(2) if the Notes are not then listed or admitted to trading on a national securities exchange, on a pro rata basis, by lot or by such other method as the Trustee shall deem fair and appropriate.

No Notes of a principal amount of $2,000 or less shall be redeemed in part. If a partial redemption is made with the proceeds of an Equity Offering, selection of the Notes or portions thereof for redemption shall be made by the Trustee only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to the procedures of The Depository Trust Company (“DTC”)), unless such method is otherwise prohibited. Notice of redemption shall be mailed by first-class mail at least 30, but not more than 60, days before the redemption date to each Holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. Notes called for redemption become due on the date fixed for redemption. A new Note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the applicable redemption date, interest will cease to accrue on Notes or portions thereof called for redemption as long as the Issuer has previously deposited with the paying agent for the Notes funds in satisfaction of the applicable redemption price pursuant to the Indenture. Any redemption or notice of redemption may, at the Issuer’s discretion, be subject to one or more conditions precedent and, in the case of redemption with the net cash proceeds of an Equity Offering, be given prior to the completion of the related Equity Offering.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

The Issuer is not required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, the Issuer may be required to offer to purchase Notes as described under the captions “—Change of Control” and “—Certain Covenants—Limitation on Asset Sales.” The Issuer may, at any time and from time to time, purchase Notes in the open market or otherwise.

Change of Control

The Indenture provides that upon the occurrence of a Change of Control, each Holder will have the right to require that the Issuer purchase all or any portion of such Holder’s Notes pursuant to the offer described below (the “Change of Control Offer”), at a purchase price equal to 101% of the principal amount thereof, plus unpaid accrued interest, if any, thereon to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date).

Within 30 days following the date upon which the Change of Control occurred, the Issuer must send, by first class mail, postage prepaid, a notice to each Holder, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the following:

(1)	that a Change of Control has occurred and that such Holder has the right to require the Issuer to purchase such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase, plus unpaid accrued interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date);

(2)	the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed; such purchase date, the “Change of Control Payment Date”); and

(3)	the instructions, as determined by the Issuer, consistent with the covenant described hereunder, that a Holder must follow in order to have its Notes purchased.

Holders electing to have a Note purchased pursuant to a Change of Control Offer will be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, to the Paying Agent for the Notes at the address specified in the notice prior to the close of business on the third Business Day prior to the Change of Control Payment Date. If the Change of Control Payment Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest will be paid to the Person in whose name a Note is registered at the close of business on the record date, and no additional interest will be payable to holders who tender pursuant to the Change of Control Offer.

The Issuer will not be required to make a Change of Control Offer following a Change of Control if (i) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer or (ii) notice of redemption of all Notes has been given pursuant to the Indenture as described above under the caption “—Optional Redemption,” unless there is a default in payment of the applicable redemption price.

Any Change of Control Offer may be made in advance of a Change of Control, and, at the Issuer’s discretion, conditioned upon the occurrence of such Change of Control, if a definitive agreement is in effect for the Change of Control at the time of making the Change of Control Offer.

If a Change of Control Offer is made, there can be no assurance that the Issuer will have available funds sufficient to pay the Change of Control purchase price for all the Notes that might be delivered by Holders seeking to accept the Change of Control Offer. The holders of the Issuer’s existing senior notes have a similar right, and other debt securities that the Issuer may issue in the future that rank equally in right of payment with the Notes, may have similar rights. If the Issuer is required to purchase outstanding Notes or such other Indebtedness pursuant to a Change of Control Offer, the Issuer expects that it would seek third-party financing to the extent it does not have available funds to meet its purchase obligations. However, the Issuer cannot assure any Holder that the Issuer would be able to obtain such financing. In addition, the Issuer may be required to obtain a waiver or amendment under the Senior Credit Facility to permit the repurchase of the Notes. The Issuer cannot assure you that it could obtain such a waiver or amendment. Additionally, the occurrence of certain change of control events identified in the Senior Credit Facility would constitute an event of default under the Senior Credit Facility which would permit the lenders thereunder to accelerate all indebtedness under the Senior Credit Facility. The failure of the Issuer to make or consummate the Change of Control Offer or pay the required amount for any Notes tendered and not withdrawn when due will constitute a Default under the Indenture and will otherwise give the Trustee and the Holders the rights described under “—Events of Default.” See “Risk Factors—Risks Relating to the Notes—We may not be able to repurchase the notes upon a change of control as required by the indenture governing the notes.”

Neither the Board of Directors of the Issuer nor the Trustee may waive the covenant relating to the obligation to make a Change of Control Offer. Restrictions in the Indenture described herein on the ability of the Issuer and its Restricted Subsidiaries to incur additional Indebtedness, to grant Liens on their property, to make Restricted Payments, to engage in mergers or similar transactions and to make Asset Sales may also make more difficult or discourage a takeover of the Issuer, whether favored or opposed by the management of the Issuer. Consummation of any such transaction in certain circumstances may require repurchase of the Notes, and there can be no assurance that the Issuer or the acquiring party will have sufficient financial resources to effect such repurchase. Such restrictions and the restrictions on transactions with Affiliates may, in certain circumstances, make more difficult or discourage any leveraged buyout of the Issuer by the management of the Issuer. While such restrictions cover a wide variety of arrangements which have traditionally been used to effect highly leveraged transactions, the Indenture may not afford the Holders protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction. In addition, Holders may not be entitled to require us to purchase their Notes in certain circumstances involving a significant change in the composition of the Board of Directors of the Issuer, including in connection with a proxy contest where the Board of Directors of the Issuer does not endorse or recommend a dissident slate of directors but approves them as directors for purposes of the Change of Control definition in the Indenture.

The Change of Control purchase feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of the Issuer and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the Issuer and the initial purchasers. The Issuer has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Issuer could decide to do so in the future.

A Change of Control Offer shall remain open for a period of 20 Business Days or such longer period as may be required by law. The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the “Change of Control” provisions of the Indenture, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the “Change of Control” provisions of the Indenture by virtue thereof.

The definition of Change of Control includes a phrase relating to the sale, lease, exchange or other transfer of “all or substantially all” of the properties or assets of the Issuer. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder to require the Issuer to repurchase its Notes as a result of a sale, lease, exchange or other transfer of less than all of the assets of the issuer to another Person or group may be uncertain.

The provisions under the Indenture relative to the Issuer’s obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified or terminated with the consent of the Holders of a majority in principal amount of the Notes (including any Additional Notes) then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes) prior to the occurrence of such Change of Control.

Certain Covenants

Covenant Suspension

During any period of time that (a) the Notes have an Investment Grade Rating and (b) no Event of Default has occurred and is continuing under the Indenture, the Issuer and its Restricted Subsidiaries will not be subject to the provisions of the Indenture described under:

•	“—Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock”;

•	“—Limitation on Restricted Payments”;

•	“—Limitation on Asset Sales”;

•	“—Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries”;

•	Clauses (2) and (3) of the first paragraph and clause (3) of the fourth paragraph of “Merger, Consolidation and Sale of Assets”;

•	“—Limitation on Transactions with Affiliates”; and

•	“—Subsidiary Guarantors.”

If the Issuer and its Restricted Subsidiaries are not subject to these covenants for any period of time as a result of the previous sentence (a “Fall-Away Period”) and, subsequently, the ratings assigned to the Notes are withdrawn or downgraded so the Notes no longer have an Investment Grade Rating, then the Issuer and its Restricted Subsidiaries will thereafter again be subject to these covenants. The ability of the Issuer and its Restricted Subsidiaries to make Restricted Payments after the time of such withdrawal or downgrade will be calculated as if the covenant governing Restricted Payments had been in effect during the entire period of time from the Issue Date. Notwithstanding the foregoing, the continued existence after the end of the Fall-Away Period of facts and circumstances or obligations arising from transactions which occurred during a Fall-Away Period shall not constitute a breach of any covenant set forth in the Indenture or cause an Event of Default thereunder.

The Indenture will contain, among others, the following covenants:

Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock. Other than Permitted Indebtedness, the Issuer will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, “incur”) any Indebtedness (including, without limitation, Acquired Indebtedness) and the Issuer will not permit any of its Restricted Subsidiaries to issue any Preferred Stock; provided, however, that if no Default or Event of Default shall have occurred and be continuing at the time of or as a consequence of the incurrence of any such Indebtedness or issuance of Preferred Stock, then the Issuer and the Restricted Subsidiaries or any of them may incur Indebtedness and any Restricted Subsidiary may issue Preferred Stock, in each case, if on the date of the incurrence of such Indebtedness or issuance of Preferred Stock, after giving pro forma effect to the incurrence thereof and the receipt and application of the proceeds therefrom, the Issuer’s Consolidated EBITDAX Coverage Ratio would have been greater than 2.25 to 1.0.

For purposes of determining any particular amount of Indebtedness under this covenant, (i) guarantees of, or obligations in respect of letters of credit relating to, Indebtedness otherwise included in the determination of such amount shall not also be included and (ii) if obligations in respect of letters of credit are incurred pursuant to a Credit Facility and are being treated as incurred pursuant to clause (2) of the definition of “Permitted Indebtedness” and the letters of credit relate to other Indebtedness, then such other Indebtedness shall not be included.

Indebtedness or Preferred Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition of Capital Stock or otherwise) or is merged with or into the Issuer or any Restricted Subsidiary or which is secured by a Lien on an asset acquired by the Issuer or a Restricted Subsidiary (whether or not such Indebtedness is assumed by the acquiring Person) shall be deemed incurred at the time the Person becomes a Restricted Subsidiary or at the time of the asset acquisition, as the case may be.

The Issuer will not, and will not permit any Subsidiary Guarantor to, incur any Indebtedness which by its terms (or by the terms of any agreement governing such Indebtedness) is subordinated in right of payment to any Indebtedness of the Issuer or such Subsidiary Guarantor, as the case may be, other than the Notes and the Subsidiary Guarantees, unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made expressly subordinate in right of payment to the Notes or the Subsidiary Guarantee of such Subsidiary Guarantor, as the case may be, pursuant to subordination provisions that are at least as favorable to the Holders or such Subsidiary Guarantee as the subordination provisions of such Indebtedness (or agreement).

For purposes of the Indenture, no Indebtedness will be deemed to be subordinate or junior in right of payment to other Indebtedness solely by virtue of not having the benefit of a Lien on assets, or guarantee of a Person, that benefits the other Indebtedness or having the benefit of such a Lien or guarantee ranking subordinate or junior to a Lien or guarantee benefiting the other Indebtedness.

Limitation on Restricted Payments. The Issuer will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)	declare or pay any dividend or make any distribution (other than dividends or distributions made to the Issuer or any Restricted Subsidiary and other than any dividends or distributions payable solely in Qualified Capital Stock of the Issuer) on or in respect of shares of the Capital Stock of the Issuer or any Restricted Subsidiary to holders of such Capital Stock;

(2)	purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Issuer or any Restricted Subsidiary (or make any other payment on account of, or set apart money for a sinking fund or other analogous fund for the purchase, redemption or other acquisition or retirement for value of, any Capital Stock of the Issuer or any Restricted Subsidiary) other than through the exchange therefor solely of Qualified Capital Stock of the Issuer and other than any acquisition or retirement for value from, or payment to, the Issuer or any Restricted Subsidiary;

(3)	make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value before twelve months prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness of the Issuer or a Subsidiary Guarantor that is subordinate or junior in right of payment to the Notes or such Subsidiary Guarantor’s Subsidiary Guarantee, as the case may be (other than a purchase, repurchase or other acquisition of any such subordinated or junior Indebtedness that is so purchased, repurchased or otherwise acquired in anticipation of satisfying a sinking fund obligation, principal installment or payment at final maturity, in each case due within 120 days of the date of such purchase, repurchase or other acquisition); or

(4)	make any Investment (other than a Permitted Investment) in any other Person;

(each of the foregoing actions set forth in clauses (1), (2), (3) and (4) being referred to as a “Restricted Payment”; provided, however, that no Permitted Investment shall be deemed to be a Restricted Payment), if at the time of such Restricted Payment or immediately after giving effect thereto:

(i)	a Default or an Event of Default shall have occurred and be continuing;

(ii)	the Issuer is not able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the first paragraph of the covenant “—Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock” above; or

(iii)	the aggregate amount of Restricted Payments (including such proposed Restricted Payment) made after the Measurement Date (the amount expended for such purposes, if other than in cash, being the Fair Market Value of such property as determined in good faith by the Board of Directors of the Issuer) shall exceed the sum (without duplication) of:

(a)	50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of the Issuer earned after the Measurement Date and on or prior to the last date of the Issuer’s fiscal quarter immediately preceding such Restricted Payment (the “Reference Date”) (treating such period as a single accounting period); plus

(b)	100% of the aggregate net cash proceeds, or the Fair Market Value of Property (including any Property received in any Asset Acquisition or other acquisition) other than cash, received by the Issuer from any Person (other than a Restricted Subsidiary of the Issuer) from the issuance and sale of Qualified Capital Stock of the Issuer after the Measurement Date (excluding any net cash proceeds from an Equity Offering used to redeem the Notes); plus

(c)	100% of the aggregate net cash proceeds, or the Fair Market Value of Property (including any Property received in any Asset Acquisition or other acquisition) other than cash, of any equity contribution received by the Issuer from a holder of the Issuer’s Capital Stock after the Measurement Date (excluding any net cash proceeds from an Equity Offering to the extent used to redeem the Notes); plus

(d)	an amount equal to the net reduction in Investments in Unrestricted Subsidiaries resulting from dividends, interest payments, distributions, redemptions or repurchases, sales or other dispositions thereof, repayments of loans or advances, or other transfers of cash or Properties (including transfers as a result of merger or liquidation), in each case to the Issuer or to any Restricted Subsidiary of the Issuer from Unrestricted Subsidiaries (but without duplication of any such amount included in calculating cumulative Consolidated Net Income of the Issuer), or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (in each case valued as provided in “—Limitation on Restricted and Unrestricted Subsidiaries” below), not to exceed, in the case of any such redesignation, the amount of Investments previously made by the Issuer or any Restricted Subsidiary in such Unrestricted Subsidiary and which was treated as a Restricted Payment under the Indenture; plus

(e)	the amount by which Indebtedness of the Issuer is reduced on the consolidated balance sheet of the Issuer and its Restricted Subsidiaries upon the conversion or exchange subsequent to the Measurement Date of any Indebtedness of the Issuer or its Restricted Subsidiaries that is convertible or exchangeable for Qualified Capital Stock of the Issuer (less the amount of any cash, or the Fair Market Value of any other property, distributed by the Issuer to the holder of such Indebtedness upon such conversion or exchange); provided, however, that the foregoing amount shall not exceed the Net Cash Proceeds, or the Fair Market Value of Property (including any Property received in any Asset Acquisition or other acquisition) other than cash, received by the Issuer or any Restricted Subsidiary from the sale of such Indebtedness (excluding Net Cash Proceeds from sales to a Restricted Subsidiary of the Issuer); plus

(f)

an amount equal to the net reduction in Investments (other than Permitted Investments) resulting from dividends, distributions, redemptions or repurchases, proceeds of sales or other dispositions thereof, interest payments, repayments of loans or advances, or other transfers of cash or Properties (including transfers as a result of merger or liquidation), in each case to the Issuer or to any Restricted Subsidiary of the Issuer from any Person (other than the Issuer or a Restricted Subsidiary), or from the obligation underlying any guarantee previously entered into by the Issuer or a Restricted Subsidiary no longer existing (and without such guarantee having been called upon), in each case not to exceed the amount in respect of such Investment which had been treated as a Restricted Payment (but without duplication of any such amount included in calculating cumulative Consolidated Net Income of the Issuer).

Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph shall not prohibit:

(1)	the payment of any dividend or redemption payment or the making of any distribution within 60 days after the date of declaration thereof if the dividend, redemption or distribution payment, as the case may be, would have been permitted on the date of declaration;

(2)	the acquisition of any Capital Stock of the Issuer or any Restricted Subsidiary, either (i) solely in exchange for shares of Qualified Capital Stock of the Issuer or (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Restricted Subsidiary of the Issuer) of Qualified Capital Stock of the Issuer;

(3)	the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Indebtedness of the Issuer or any Subsidiary Guarantor that is subordinate or junior in right of payment to the Notes or such Subsidiary Guarantor’s Subsidiary Guarantee, as the case may be, either (i) solely in exchange for Qualified Capital Stock of the Issuer, (ii) through the application of the net proceeds of a substantially concurrent sale for cash (other than to a Restricted Subsidiary of the Issuer) of (a) Qualified Capital Stock of the Issuer or (b) Refinancing Indebtedness or (iii) solely in exchange for Indebtedness constituting Refinancing Indebtedness;

(4)	the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Disqualified Stock of the Issuer or any Subsidiary Guarantor either (i) through the application of the net proceeds of a substantially concurrent sale for cash (other than to a Restricted Subsidiary of the Issuer) of Refinancing Indebtedness or (ii) solely in exchange for Indebtedness constituting Refinancing Indebtedness;

(5)	if no Default or Event of Default shall have occurred and be continuing, the redemption or repurchase of equity interests in the Issuer held by then present or former officers, directors or employees of the Issuer; provided, that the aggregate cash consideration paid for all such redemptions or repurchases in any calendar year shall not exceed $2.0 million plus (A) the cash proceeds received during such calendar year by the Issuer or any of its Restricted Subsidiaries from the sale of the Issuer’s Qualified Capital Stock to any such officers, directors or employees (provided that the amount of such cash proceeds utilized for any such redemption or repurchase will not increase the amount available for Restricted Payments under clause (iii)(b) of the immediately preceding paragraph) plus (B) the cash proceeds of key man life insurance policies received during such calendar year by the Issuer and its Restricted Subsidiaries (with unused amounts in any calendar year being carried forward to succeeding calendar years);

(6)	if no Default or Event of Default shall have occurred and be continuing, repurchases of Indebtedness that is subordinated or junior in right of payment to the Notes or a Subsidiary Guarantee at a purchase price not greater than (i) 101% of the principal amount of such subordinated or junior Indebtedness and accrued and unpaid interest thereon in the event of a Change of Control or (ii) 100% of the principal amount of such subordinated or junior Indebtedness and accrued and unpaid interest thereon in the event of an Asset Sale, in each case plus accrued interest, in connection with any change of control offer or asset sale offer required by the terms of such Indebtedness, but only if:

(a)	in the case of a Change of Control, the Issuer has first complied with and fully satisfied its obligations under the provisions described under “—Change of Control”; or

(b)	in the case of an Asset Sale, the Issuer has complied with and fully satisfied its obligations in accordance with the covenant under the heading, “—Limitation on Asset Sales”;

(7)	the repurchase, redemption or other acquisition for value of Capital Stock of the Issuer or any Restricted Subsidiary representing fractional shares of such Capital Stock in connection with a merger or consolidation involving the Issuer or Restricted Subsidiary or any other transaction permitted by the Indenture;

(8)	repurchases of Capital Stock deemed to occur upon the exercise or conversion of stock options, warrants or other convertible securities if such Capital Stock represents a portion of the exercise or conversion price thereof;

(9)	the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of the Issuer or any Preferred Stock of any Restricted Subsidiary of the Issuer issued on or after the Issue Date in accordance with the Consolidated EBITDAX Coverage Ratio test described under the caption “—Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock”;

(10)	the payment of any dividend or any similar distribution by a Restricted Subsidiary to the holders (other than the Issuer or any Restricted Subsidiary) of Qualified Capital Stock of such Restricted Subsidiary; provided that such dividend or similar distribution is paid to all holders of such Qualified Capital Stock on a pro rata basis based on their respective holdings of such Qualified Capital Stock;

(11)	the defeasance, repurchase, redemption or other acquisition or retirement for value of any Capital Stock of the Issuer or any Restricted Subsidiary held by any current or former officers, directors or employees of the Issuer or any of its Restricted Subsidiaries in connection with the exercise or vesting of any equity compensation (including, without limitation, stock options, restricted stock and phantom stock) in order to satisfy any tax withholding obligation with respect to such exercise or vesting;

(12)	any payments to dissenting stockholders not to exceed $5.0 million in the aggregate after the Issue Date (x) pursuant to applicable law or (y) in connection with the settlement or other satisfaction of claims made pursuant to or in connection with a consolidation, merger or transfer of assets in connection with a transaction that is not prohibited by the Indenture;

(13)	any redemption of share purchase rights at a redemption price not to exceed $0.01 per right;

(14)	the purchase or redemption of any Acquired Subordinated Indebtedness of the Issuer or any Subsidiary Guarantor, by application of (i) cash provided from operations in the ordinary course of business or (ii) proceeds from borrowings under the revolving portion of the Senior Credit Facility (so long as within 30 days prior to such purchase or redemption, a corresponding amount of borrowings under the revolving portion of the Senior Credit Facility was repaid from cash provided from operations in the ordinary course of business); provided, in any such case, that the Issuer is able to incur an additional $1.00 of Indebtedness pursuant to the first paragraph of the covenant described under the caption “—Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock” after giving effect to such purchase or redemption; provided, further, that this clause (14) shall not permit the application of any proceeds from any other borrowings under any Credit Facility to effect any such purchase or redemption; or

(15)	any other Restricted Payments, which when combined with any other outstanding Restricted Payments made pursuant to this clause (15), does not exceed the greater of (a) $30.0 million and (b) 2.0% of Adjusted Consolidated Net Tangible Assets determined at the time of such Restricted Payment.

In determining the aggregate amount of Restricted Payments after the Measurement Date in accordance with clause (iii) of the second preceding paragraph, amounts expended pursuant to clauses (1), (2), (3)(i), (3)(ii)(a), (7), (12) and (13) of the immediately preceding paragraph shall be included in such calculation, and amounts expended pursuant to clauses (3)(ii)(b), (3)(iii), (4), (5), (6), (8), (9), (10), (11), (14) and (15) of the immediately preceding paragraph shall be excluded from such calculation. In determining the aggregate net cash proceeds or Fair Market Value of Property other than cash received by the Issuer from the issuance and sale of Qualified Capital Stock in accordance with clause (3)(b) of the second preceding paragraph, amounts of cash received by the Issuer pursuant to clauses (2)(ii) or (3)(ii)(a), or the Fair Market Value of Capital Stock of the Issuer or any Restricted Subsidiary or Indebtedness of the Issuer or any Subsidiary Guarantor acquired or retired for value pursuant to clauses (2)(i) or (3)(i), of the immediately preceding paragraph shall be included in such calculation. For purposes of determining compliance with this covenant, in the event that a Restricted Payment meets the criteria of more than one of the exceptions described in (1) through (15) above or is entitled to be made pursuant to the first paragraph of this covenant, the Issuer shall, in its sole discretion, classify such Restricted Payment, or later classify, reclassify or re-divide all or a portion of such Restricted Payment, in any manner that complies with this covenant.

A sale will be deemed to be “substantially concurrent” if the related purchase, repurchase, redemption, defeasance, satisfaction and discharge, retirement or other acquisition for value or payment of principal occurs within 90 days before or after such sale.

Limitation on Asset Sales. The Issuer will not, and will not cause or permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)	the Issuer or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets sold or otherwise disposed of (as determined in good faith by the Issuer’s Board of Directors);

(2)	either (a) at least 75% of the consideration received by the Issuer or such Restricted Subsidiary, as the case may be, from such Asset Sale shall be in the form of cash or Cash Equivalents and is received at the time of such disposition or (b) the Fair Market Value (determined at the time of receipt) of all forms of consideration other than cash and Cash Equivalents received for all Asset Sales since the Issue Date does not exceed in the aggregate 15% of the Adjusted Consolidated Net Tangible Assets of the Issuer at the time such determination is made; and

(3)	the Issuer shall apply, or cause such Restricted Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale within 360 days of receipt thereof either:

(a)	to repay or prepay Indebtedness outstanding under the Senior Credit Facility (or, if the Senior Credit Facility is no longer in existence, any of the Credit Facilities);

(b)	to repay or prepay any Indebtedness of the Issuer that is secured by a Lien permitted to be incurred pursuant to “—Limitation on Liens” below;

(c)	to make an investment (including, without limitation, capital expenditures) in (i) properties or assets that replace the properties or assets that were the subject of such Asset Sale or (ii) properties or assets that will be used in the Crude Oil and Natural Gas Business of the Issuer and its Restricted Subsidiaries or in businesses reasonably related thereto (collectively, “Replacement Assets”);

(d)	to make a Permitted Industry Investment or to acquire or make an investment in Crude Oil and Natural Gas Related Assets;

(e)

to the extent not included in (c) or (d) above, any investment in (i) Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Issuer or a Restricted Subsidiary, (ii) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary, and (iii) Capital Stock of any Subsidiary of Issuer, provided that all the Capital Stock of such Subsidiary held by the

Issuer or any of its Restricted Subsidiaries shall entitle the Issuer or such Restricted Subsidiary to not less than a pro rata share of all dividends or other distributions made by such Subsidiary upon any of such Capital Stock; or

(f)	to make a combination of prepayment and investment permitted by the foregoing clauses (3)(a) through (3)(e).

On the 361st day after an Asset Sale or such earlier date, if any, as the Board of Directors of the Issuer determines not to apply the Net Cash Proceeds relating to such Asset Sale as set forth in clauses (3)(a) through (3)(f) of the immediately preceding paragraph (each a “Net Proceeds Offer Trigger Date”), such aggregate amount of Net Cash Proceeds which have been received by the Issuer or such Restricted Subsidiary but which have not been applied on or before such Net Proceeds Offer Trigger Date as permitted in clauses (3)(a) through (3)(f) of the immediately preceding paragraph (each a “Net Proceeds Offer Amount”) shall be applied by the Issuer or such Restricted Subsidiary, as the case may be, to make an offer to purchase (a “Net Proceeds Offer”) on a date (the “Net Proceeds Offer Payment Date”) not less than 30, nor more than 45, days following the applicable Net Proceeds Offer Trigger Date, from all Holders and, to the extent required by the terms of any Pari Passu Indebtedness, the holders of such Pari Passu Indebtedness, on a pro rata basis, that principal amount of Notes (and Pari Passu Indebtedness) purchasable with the Net Proceeds Offer Amount at a price equal to 100% of the principal amount of the Notes (and Pari Passu Indebtedness) to be purchased (or, in the event such other Pari Passu Indebtedness was issued with significant original issue discount, 100% of the accreted value thereof), plus unpaid accrued interest, if any, thereon to the date of purchase; provided, however, that if at any time consideration other than cash or Cash Equivalents received by the Issuer or any Restricted Subsidiary, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash or Cash Equivalents (other than interest received with respect to any such non-cash or non-Cash Equivalents consideration), then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder and the Net Cash Proceeds thereof shall be applied in accordance with this covenant.

The Issuer may defer the Net Proceeds Offer until there is an aggregate unutilized Net Proceeds Offer Amount equal to or in excess of $40.0 million resulting from one or more Asset Sales (at which time, the entire unutilized Net Proceeds Offer Amount, and not just the amount in excess of $40.0 million shall be applied as required pursuant to this covenant). Pending application of Net Cash Proceeds pursuant to this covenant, such Net Cash Proceeds may be temporarily invested in Cash Equivalents or applied to temporarily reduce revolving credit indebtedness.

If the Net Proceeds Offer Payment Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest will be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest will be payable to holders who tender Notes pursuant to the Net Proceeds Offer.

Notwithstanding the first two paragraphs of this covenant, the Issuer and its Restricted Subsidiaries will be permitted to consummate an Asset Sale without complying with such paragraphs to the extent that:

(1)	the consideration for such Asset Sale constitutes Replacement Assets and/or Crude Oil and Natural Gas Related Assets and/or the assumption of obligations secured by Liens that burden some or all of the assets being sold and/or cash or Cash Equivalents; provided that, in the case of any such assumption, (a) the Person assuming such obligations shall have no recourse with respect to such obligations to the Issuer or any of its Restricted Subsidiaries and (b) no assets of the Issuer or any of its Restricted Subsidiaries (other than those assets being sold) are subject to such Liens; and

(2)	such Asset Sale is for Fair Market Value; provided that at least 75% of the total consideration received by the Issuer or any of its Restricted Subsidiaries in connection with any such Asset Sale shall be in the form of Replacement Assets and Crude Oil and Natural Gas Related Assets, the assumption of obligations secured by Liens described in (1) above, cash or Cash Equivalents, or any combination of the foregoing, and that any Net Cash Proceeds so received shall be subject to the provisions of clause (3) of the first paragraph and to the provisions of the second paragraph of this covenant.

For the purposes of clause (2) of both the first and immediately preceding paragraphs of this covenant and for the purposes of clause (1) of the immediately preceding paragraph, the following are deemed to be cash or Cash Equivalents:

(1)	the assumption of Indebtedness or other liabilities shown on the balance sheet of the Issuer (other than obligations in respect of Disqualified Stock of the Issuer) or any Restricted Subsidiary (other than obligations in respect of Disqualified Stock or Preferred Stock of a Subsidiary Guarantor) and the release of the Issuer or such Restricted Subsidiary from all liability on such Indebtedness or liabilities in connection with such Asset Sale (or in lieu of such a release, the agreement of the acquiror or its parent company to indemnify and hold the Issuer or such Restricted Subsidiary harmless from and against any loss, liability or cost in respect of such assumed Indebtedness or liabilities accompanied by the posting of a letter of credit (issued by a commercial bank that has an Investment Grade Rating) in favor of the Issuer or such Restricted Subsidiary for the full amount of the liability and for so long as the liability remains outstanding; provided, however, that such indemnifying party (or its long-term debt securities) shall have an Investment Grade Rating (with no indication of a negative outlook or credit watch with negative implications, in any case, that contemplates such indemnifying party (or its long term debt securities) failing to have an Investment Grade Rating) at the time the indemnity is entered into); and

(2)	securities received by the Issuer or any Restricted Subsidiary from the transferee that are converted by the Issuer or such Restricted Subsidiary into cash within 180 days of the Asset Sale, to the extent of cash received in that conversion.

The requirement of clause 3(c), 3(d) or 3(e) above shall be deemed to be satisfied if an agreement (including a lease, whether a capital lease or an operating lease) committing to make the acquisitions or investment referred to therein is entered into by the Issuer or any Restricted Subsidiary within the time period specified in clause (3) and such Net Cash Proceeds are subsequently applied in accordance with such agreement within six months following such agreement.

Notice of each Net Proceeds Offer will be mailed to the record Holders as shown on the register of Holders within 30 days following the Net Proceeds Offer Trigger Date, with a copy to the Trustee, and shall comply with the procedures set forth in the Indenture. Upon receiving notice of the Net Proceeds Offer, Holders may elect to tender their Notes in whole or in part in exchange for cash. To the extent Holders properly tender Notes and holders of Pari Passu Indebtedness properly tender such Indebtedness with an aggregate principal amount exceeding the Net Proceeds Offer Amount, Notes of tendering Holders and Pari Passu Indebtedness will be purchased on a pro rata basis (based on principal amounts of Notes and Pari Passu Indebtedness (or, in the case of Pari Passu Indebtedness issued with significant original issue discount based on the accreted value thereof) tendered). A Net Proceeds Offer shall remain open for a period of 20 Business Days or such longer period as may be required by law.

The Issuer’s ability to repurchase Notes in a Net Proceeds Offer may be restricted by the terms of the Senior Credit Facility and may be prohibited or otherwise limited by the terms of any then existing borrowing arrangements and the Issuer’s financial resources. The exercise by the Holders of their right to require the Issuer to repurchase the Notes upon a Net Proceeds Offer or a Change of Control Triggering Event could cause a default under these other agreements, even if the Change of Control Triggering Event or Asset Sale itself does not, due to the financial effect of such repurchases on the Issuer or otherwise. In the event a Change of Control or Asset Sale occurs at a time when the Issuer is prohibited from purchasing Notes, the Issuer could seek the consent of the applicable lenders to the purchase of Notes or could attempt to refinance the Indebtedness that contain such prohibitions. If the Issuer does not obtain a consent or repay the Indebtedness, the Issuer will remain prohibited from purchasing Notes. In that case, the Issuer’s failure to purchase tendered Notes would constitute an Event of Default under the Indenture which could, in turn, constitute a default under other Indebtedness.

The provisions under the Indenture relative to the Issuer’s obligation to make an offer to repurchase the Notes as a result of an Asset Sale may be waived or modified with the consent of a majority in principal amount of the Notes (including Additional Notes) then outstanding (including consents obtained in connection with a purchase of, or tender or exchange offer for, Notes) until the Net Proceeds Offer is required to be made.

The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the “Asset Sale” provisions of the Indenture, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the “Asset Sale” provisions of the Indenture by virtue thereof.

If all or any portion of any Net Proceeds Offer Amount remains after consummation of a Net Proceeds Offer, the Issuer may use such remaining portion of such Net Proceeds Offer Amount for any purpose not otherwise prohibited by the Indenture.

Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries. The Issuer will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1)	pay dividends or make any other distributions on or in respect of its Capital Stock (it being understood that the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on Common Stock shall not be deemed a restriction on the ability to pay dividends or make distributions on or in respect of Capital Stock);

(2)	make loans or advances, or to pay any Indebtedness or other obligation owed, to the Issuer or any other Restricted Subsidiary (it being understood that the subordination of loans or advances made by a Restricted Subsidiary to the Issuer or any Restricted Subsidiary to other Indebtedness or obligations incurred or owed by the Issuer or such other Restricted Subsidiary, or of Indebtedness or any other obligation owed by any Restricted Subsidiary to the Issuer or any Restricted Subsidiary to other Indebtedness or obligations incurred or owed by such Restricted Subsidiary shall not be deemed a restriction on the ability of a Restricted Subsidiary to make loans or advances or to pay such Indebtedness or such other obligation);

(3)	guarantee any Indebtedness or any other obligation of the Issuer or any Restricted Subsidiary; or

(4)	transfer any of its property or assets to the Issuer or any other Restricted Subsidiary,

except for such encumbrances or restrictions existing under or by reason of:

(1)	With respect to clauses (1)-(4) above:

(a)	applicable law;

(b)	any encumbrance or restriction pursuant to or by reason of an agreement in effect at the Issue Date;

(c)

(i) the Indenture or any other indentures governing Pari Passu Indebtedness; provided, however, that the provisions relating to such encumbrances or restriction contained in any such other indenture are no less favorable to the Holders in any material respect as determined by the Board of Directors of the Issuer in their reasonable and good faith judgment than the provisions relating to such encumbrances or restrictions contained in the Indenture or (ii) instruments governing other Indebtedness of the Issuer or any of its Restricted Subsidiaries permitted to be incurred pursuant to an agreement entered into subsequent to the Issue Date in accordance with the covenant described under the caption

“—Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock”; provided that the provisions relating to such encumbrance or restriction contained in such instruments are not materially less favorable to the Issuer and its Restricted Subsidiaries taken as a whole, as determined by the Issuer in good faith, than the provisions contained in the Senior Credit Facility and in the Indenture as in effect on the Issue Date;

(d)	the Senior Credit Facility;

(e)	customary encumbrances and restrictions contained in agreements of the types described in the definition of “Permitted Industry Investments”;

(f)	customary non-assignment provisions of any contract or any lease governing a leasehold interest of any Restricted Subsidiary;

(g)	any encumbrance or restriction pursuant to or by reason of an instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to such Restricted Subsidiary, or the properties or assets of such Restricted Subsidiary, other than the Person or the properties or assets of the Person so acquired;

(h)	customary restrictions with respect to a Restricted Subsidiary of the Issuer pursuant to an agreement that has been entered into for the sale or disposition of Capital Stock or assets of such Restricted Subsidiary to be consummated in accordance with the terms of the Indenture solely in respect of the assets or Capital Stock to be sold or disposed of;

(i)	any instrument governing a Permitted Lien, to the extent and only to the extent such instrument restricts the transfer or other disposition of assets subject to such Permitted Lien;

(j)	encumbrances and restrictions contained in contracts entered into in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of, or from the ability of the Issuer and the Restricted Subsidiaries to realize the value of, property or assets of the Issuer or any Restricted Subsidiary in any manner material to the Issuer or any Restricted Subsidiary;

(k)	an agreement governing Refinancing Indebtedness incurred to Refinance the Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clause (b), (c), (d) or (g) above or this clause (k), or contained in any amendment to an agreement referred to in clause (b), (c), (d) or (g) above or this clause (k); provided, however, that the provisions relating to such encumbrance or restriction contained in any such agreement governing Refinancing Indebtedness or amended agreement are, taken as a whole, no less favorable to the Holders in any material respect as determined by the Board of Directors of the Issuer in their reasonable and good faith judgment than the provisions relating to such encumbrance or restriction contained in the applicable agreement referred to in such clause (b), (c), (d) or (g) or this clause (k);

(l)	Commodity Agreements, Currency Agreements or Interest Rate Agreements permitted from time to time under the Indenture;

(m)	the issuance of Preferred Stock by a Restricted Subsidiary or the payment of dividends thereon in accordance with the terms thereof; provided that issuance of such Preferred Stock is permitted pursuant to the covenant described under “—Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock” and the terms of such Preferred Stock do not expressly restrict the ability of a Restricted Subsidiary to pay dividends or make any other distributions on its Capital Stock (other than requirements to pay dividends or liquidation preferences on such Preferred Stock prior to paying any dividends or making any other distributions on such other Capital Stock); and

(n)	restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; and

(2)	with respect to clause (4) above only:

(a)	any encumbrance or restriction contained in security agreements, mortgages, purchase money agreements, Capitalized Lease Obligations or similar instruments securing Indebtedness of a Restricted Subsidiary to the extent such encumbrance or restriction restricts the transfer of the property subject to such security agreements, mortgages, purchase money agreements or similar instruments;

(b)	restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business;

(c)	provisions with respect to the disposition or distribution of assets or property in operating agreements, joint venture agreements, development agreements, area of mutual interest agreements, unitization agreements and other agreements that are customary in the Crude Oil and Natural Gas Business and entered into in the ordinary course of business; and

(d)	provisions limiting the disposition or distribution of assets or property in, or transfer of Capital Stock of, joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into (i) in the ordinary course of business, consistent with past practice or (ii) with the approval of the Issuer’s Board of Directors, which limitations are applicable only to the assets, property or Capital Stock that are the subject of such agreements.

Limitation on Liens. The Issuer will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit or suffer to exist any Liens of any kind, which Liens secure Indebtedness, against or upon any property or assets of the Issuer or any of its Restricted Subsidiaries (whether owned on the Issue Date or acquired after the Issue Date), other than Permitted Liens, unless:

(1)	in the case of Liens securing Indebtedness that is expressly subordinate or junior in right of payment to the Notes or any Subsidiary Guarantee, the Notes or such Subsidiary Guarantee, as the case may be, are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens at least to the same extent as the Notes are senior in priority to such Indebtedness for so long as such Indebtedness is so secured; and

(2)	in all other cases, the Notes and the Subsidiary Guarantees are equally and ratably secured with the Indebtedness so secured for so long as such Indebtedness is so secured.

Any Lien created for the benefit of the Holders pursuant to the preceding sentence shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the initial Lien.

Merger, Consolidation and Sale of Assets. The Issuer will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Issuer’s assets (determined on a consolidated basis for the Issuer and its Restricted Subsidiaries), unless:

(1)	either:

(a)	(i) the Issuer shall be the surviving or continuing entity or (ii) the sale or other disposition is by one or more Restricted Subsidiaries to one or more other Restricted Subsidiaries; or

(b)	the Person (if other than the Issuer) formed by such consolidation or into which the Issuer is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition all or substantially all of the Issuer’s assets (as so determined) (the “Surviving Entity”):

(x)	shall be an entity organized and validly existing under the laws of the United States or any state thereof or the District of Columbia; and

(y)	shall expressly assume, by supplemental indenture, executed and delivered to the Trustee, the due and punctual payment of the principal of, premium, if any, and interest on all of the Notes and the performance of every covenant of the Notes and the Indenture on the part of the Issuer to be performed or observed;

(2)	immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(y) above (including giving effect to any Indebtedness incurred or anticipated to be incurred or repaid in connection with or in respect of such transaction as if the same had occurred at the beginning of the applicable Four Quarter Period) and the application of any net proceeds therefrom, the Issuer or such Surviving Entity, as the case may be, either (x) shall be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the covenant entitled “—Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock” above, or (y) would have a Consolidated EBITDAX Coverage Ratio that is equal to or greater than the Consolidated EBITDAX Coverage Ratio of the Issuer immediately prior to such transaction; provided, however, that this clause (2) will not be applicable to (A) a Restricted Subsidiary consolidating with, merging into or transferring all or part of its properties and assets to the Issuer or one or more other Restricted Subsidiaries or (B) the Issuer merging with an Affiliate of the Issuer solely for the purpose and with the sole effect of reincorporating the Issuer in another jurisdiction, converting to an entity taxable for federal income tax purposes as a corporation or a combination of the foregoing;

(3)	immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(y) above (including, without limitation, giving effect to any Indebtedness incurred or anticipated to be incurred or repaid and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred or be continuing; provided, however, that this clause (3) will not be applicable to a Restricted Subsidiary consolidating with, merging into or transferring all or part of its properties and assets to the Issuer or one or more other Restricted Subsidiaries; and

(4)	the Issuer or the Surviving Entity, as the case may be, shall have delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture, complies with the applicable provisions of the Indenture, and that all conditions precedent in the Indenture relating to such transaction have been satisfied; provided, however, that such counsel may rely, as to matters of fact, on a certificate or certificates of officers of the Issuer.

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Issuer, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Issuer.

Upon any consolidation or merger or any transfer of all or substantially all of the assets of the Issuer in accordance with the foregoing, in which the Issuer is not the Surviving Entity, the Surviving Entity formed by such consolidation or into which the Issuer is merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Issuer under the Indenture and the Notes with the same effect as if such Surviving Entity had been named as such, and thereafter (except in the case of a lease of all or substantially all of the Issuer’s assets) the Issuer will be relieved of all obligations and covenants under the Indenture and the Notes.

Each Subsidiary Guarantor (other than any Subsidiary Guarantor whose Subsidiary Guarantee is to be released in accordance with the terms of the Subsidiary Guarantee and the Indenture in connection with any transaction complying with the provisions of the Indenture described under “—Limitation on Asset Sales”) will not, and the Issuer will not cause or permit any such Subsidiary Guarantor to, consolidate with or merge with or into any Person other than the Issuer or another Restricted Subsidiary that is a Subsidiary Guarantor unless:

(1)	the entity formed by or surviving any such consolidation or merger (if other than the Subsidiary Guarantor) or to which such sale, lease, conveyance or other disposition shall have been made is an entity organized and existing under the laws of the United States or any state thereof or the District of Columbia;

(2)	such entity (if other than the Subsidiary Guarantor) assumes by execution of a supplemental indenture all of the obligations of the Subsidiary Guarantor under its Subsidiary Guarantee; and

(3)	immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing.

Any merger or consolidation of a Subsidiary Guarantor with and into the Issuer (with the Issuer being the surviving entity) or another Restricted Subsidiary that is a Subsidiary Guarantor need only comply with clause (4) of the first paragraph of this covenant.

Upon any consolidation or merger of any Subsidiary Guarantor in accordance with the second preceding paragraph (excluding any merger or consolidation of a Subsidiary Guarantor whose Subsidiary Guarantee is to be released as specified in the second preceding paragraph and any merger or consolidation of a Subsidiary Guarantor referred to in the immediately preceding paragraph) in which such Subsidiary Guarantor is not the continuing Person, the Person formed by such consolidation or into which such Subsidiary Guarantor is merged shall succeed to, and be substituted for, and may exercise every right and power of, such Subsidiary Guarantor under the Indenture and the Notes with the same effect as if such Person had been named as such.

Limitation on Transactions with Affiliates. The Issuer will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, enter into, amend or conduct any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property, the guaranteeing of any Indebtedness or the rendering of any service) involving aggregate consideration in excess of $2.0 million with, or for the benefit of, any of their respective Affiliates (each an “Affiliate Transaction”), other than Affiliate Transactions that are on terms that, taken as a whole, are fair and reasonable to the Issuer or the applicable Restricted Subsidiary and are no less favorable to the Issuer or the applicable Restricted Subsidiary than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate of the Issuer or such Restricted Subsidiary.

Any Affiliate Transaction (and each series of related Affiliate Transactions which are part of a common plan) that involves aggregate payments or other property with a Fair Market Value in excess of $25.0 million shall be approved by a majority of the disinterested members of the Board of Directors of the Issuer, such approval to be evidenced by a Board Resolution stating that such Board of Directors has determined that such transaction complies with the foregoing provisions. If the Issuer or any Restricted Subsidiary enters into an Affiliate Transaction (or a series of related Affiliate Transactions which are part of a common plan) that involves an aggregate Fair Market Value of more than $10.0 million, the Issuer shall, prior to the consummation thereof, deliver an officer’s certificate to the Trustee certifying that such transaction complies with the foregoing provision.

The restrictions set forth in the second paragraph of this covenant shall not apply to:

(1)	reasonable fees and compensation paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Issuer or any Restricted Subsidiary as determined in good faith by the disinterested members of the Board of Directors of the Issuer or such Restricted Subsidiary, as the case may be;

(2)	transactions exclusively between or among the Issuer and any of its Restricted Subsidiaries or exclusively between or among such Restricted Subsidiaries; provided, however, that such transactions are not otherwise prohibited by the Indenture;

(3)	any Investment or other Restricted Payments permitted by the Indenture;

(4)	any issuance of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment or severance arrangements, stock options and stock ownership, phantom stock or other incentive compensation plans approved by the Board of Directors of the Issuer;

(5)	(a) loans or advances to officers, directors or employees in the ordinary course of business in accordance with the past practices of the Issuer or its Restricted Subsidiaries, but in any event not to exceed $5.0 million in the aggregate outstanding at any one time; and (b) advances to or reimbursements of officers, directors or employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business;

(6)	the issuance or sale of any Capital Stock (other than Disqualified Stock) of the Issuer to, or the receipt by the Issuer of any capital contribution from, the holders of its Capital Stock;

(7)	transactions and arrangements in effect, or effected in accordance with agreements or arrangements in effect, on the Issue Date, including any modifications, extensions or renewals thereof that do not adversely affect the Issuer and its Restricted Subsidiaries, considered as a single enterprise in any material respect as compared to the kinds of transactions, arrangements or agreements in effect on the Issue Date;

(8)	transactions with a Person that is an Affiliate of the Issuer solely because the Issuer owns, directly or through a Subsidiary, an equity interest in, or controls, such Person;

(9)	transactions with any joint venture or similar entity, which joint venture or similar entity is an Affiliate of the Issuer solely because an Affiliate of the Issuer is a general partner in such joint venture or similar entity; provided that Affiliates (all such Affiliates taken together) of the Issuer (other than the Issuer and its Restricted Subsidiaries) do not in the aggregate beneficially own or hold, directly or indirectly, 10% or more of any class of voting interests in such joint venture or similar entity;

(10)	(a) guarantees by the Issuer or any of its Restricted Subsidiaries of performance of obligations of Unrestricted Subsidiaries in the ordinary course of business, except for guarantees of Indebtedness in respect of borrowed money, and (b) pledges by the Issuer or any Restricted Subsidiary of Capital Stock in Unrestricted Subsidiaries for the benefit of lenders or other creditors of Unrestricted Subsidiaries; and

(11)	any transaction in which the Issuer or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Advisor stating that such transaction is fair to the Issuer or such Restricted Subsidiary from a financial point of view or that such transaction meets the requirements of the first paragraph of this covenant.

Limitation on Restricted and Unrestricted Subsidiaries. At the time the Notes are originally issued, both of the Subsidiaries of the Issuer (Circle B Land Company LLC and Aurora Gathering, LLC) will be Restricted Subsidiaries. As the Issuer or any of its Subsidiaries forms or acquires Subsidiaries, each newly formed or acquired Subsidiary shall be designated by the Issuer’s Board of Directors as a Restricted Subsidiary or an Unrestricted Subsidiary, provided that (1) any Subsidiary of any already existing Unrestricted Subsidiary shall be (and shall be deemed designated as) an Unrestricted Subsidiary (without necessity for any Board of Directors resolution), (2)

subject to the foregoing clause (1), any designation of an Unrestricted Subsidiary (other than during any Fall-Away Period) shall be effective only if the Investment in that Subsidiary is made in compliance with the covenant described above under “—Limitation on Restricted Payments,” and (3) subject to the foregoing clause (1), any failure by the Issuer’s Board of Directors to affirmatively make such a designation of a Subsidiary shall be deemed a designation (in compliance with the Indenture) of such Subsidiary as a Restricted Subsidiary. After a Subsidiary of the Issuer has been designated as an Unrestricted Subsidiary, the Board of Directors of the Issuer may, if no Default or Event of Default would arise therefrom, redesignate such Unrestricted Subsidiary to be a Restricted Subsidiary; provided that:

(1)	any such redesignation shall be deemed to be an incurrence as of the date of such redesignation (other than during any Fall-Away Period) by the Issuer and its Restricted Subsidiaries of the Indebtedness (if any) of such redesignated Subsidiary for purposes of the covenant under “—Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock” above;

(2)	unless such redesignated Subsidiary shall not have any Indebtedness outstanding, other than Indebtedness which would be Permitted Indebtedness, no such designation shall be permitted (other than during any Fall-Away Period) if immediately after giving effect to such redesignation and the incurrence of any such additional Indebtedness the Issuer could not incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to “—Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock” above; and

(3)	other than during any Fall-Away Period, such Subsidiary assumes by execution of a supplemental indenture all of the obligations of a Subsidiary Guarantor under a Subsidiary Guarantee if the aggregate Indebtedness for which such Subsidiary is an obligor or guarantor is at least $10.0 million in aggregate principal amount.

After a Subsidiary of the Issuer has been designated as a Restricted Subsidiary, the Board of Directors of the Issuer also may, if no Default or Event of Default would arise therefrom, redesignate any Restricted Subsidiary to be an Unrestricted Subsidiary if such redesignation is at that time permitted under “—Limitation on Restricted Payments” above. Upon such permitted redesignation, such former Restricted Subsidiary’s Subsidiary Guarantee will be released.

Any such designation or redesignation (other than any deemed designation referred to in clause (1) of the proviso to the first paragraph of this covenant) of an Unrestricted Subsidiary by the Board of Directors shall be evidenced to the Trustee by the filing with the Trustee of a certified copy of the resolution of the Board of Directors giving effect to such designation or redesignation and an Officers’ Certificate certifying that such designation or redesignation complied with the foregoing conditions and setting forth in reasonable detail the underlying calculations.

For purposes of the covenant described under “—Limitation on Restricted Payments” above:

(1)	an “Investment” shall be deemed to have been made at the time any Restricted Subsidiary is designated as an Unrestricted Subsidiary in an amount (proportionate to the Issuer’s equity interest in such Subsidiary) equal to the net worth of such Restricted Subsidiary at the time that such Restricted Subsidiary is designated as an Unrestricted Subsidiary (“net worth” to be calculated based upon the Fair Market Value of the assets of such Subsidiary as of any such date of designation as such Fair Market Value is determined in good faith by the Issuer’s Board of Directors); and

(2)	any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer as such Fair Market Value is determined in good faith by the Issuer’s Board of Directors.

Notwithstanding the foregoing, the Board of Directors may not designate any Subsidiary of the Issuer to be an Unrestricted Subsidiary (other than during any Fall-Away Period) if, after such designation or redesignation:

(1)	the Issuer or any Restricted Subsidiary:

(a)	provides credit support for, or a guarantee of, any Indebtedness of such Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness); or

(b)	is otherwise directly or indirectly liable for any Indebtedness of such Subsidiary; or

(2)	such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, any Restricted Subsidiary which (a) is not a Subsidiary of the Subsidiary to be so designated and (b) is not also then being designated as an Unrestricted Subsidiary.

During any Fall-Away Period, a Restricted Subsidiary may be redesignated an Unrestricted Subsidiary only if such Restricted Subsidiary does not own, at that time, Restricted Property, unless such Restricted Subsidiary constitutes, at the time of redesignation, less than 15% of the Issuer’s Adjusted Consolidated Net Tangible Assets.

Subsidiary Guarantors. If, after the Issue Date, any Restricted Subsidiary (including any newly formed, newly acquired or newly redesignated Restricted Subsidiary but excluding any Foreign Subsidiary and further excluding any Non-Guarantor Restricted Subsidiary if the Consolidated Net Worth of such Non-Guarantor Restricted Subsidiary, together with the Consolidated Net Worth of all other Non-Guarantor Restricted Subsidiaries, as of such date, does not exceed $10.0 million in the aggregate) incurs or guarantees any Indebtedness, which when combined with any other such Indebtedness for which such Restricted Subsidiary is an obligor or guarantor, is at least $10.0 million in aggregate principal amount, the Issuer shall cause such Restricted Subsidiary to:

(1)	execute and deliver to the Trustee a supplemental indenture in form reasonably satisfactory to the Trustee pursuant to which such Restricted Subsidiary shall unconditionally guarantee all of the Issuer’s obligations under the Notes and the Indenture on the terms set forth in the Indenture; and

(2)	deliver to the Trustee an opinion of counsel that such supplemental indenture has been duly authorized, executed and delivered by such Restricted Subsidiary and constitutes a legal, valid, binding and enforceable obligation of such Restricted Subsidiary in accordance with its terms.

Thereafter, such Restricted Subsidiary shall be a Subsidiary Guarantor for all purposes of the Indenture, subject to such Restricted Subsidiary ceasing to be a Subsidiary Guarantor when its Subsidiary Guarantee is released in accordance with the terms of the Indenture.

In addition, to the extent the collective Consolidated Net Worth of the Non-Guarantor Restricted Subsidiaries, as of the date of the creation of, acquisition of or Investment in a Non-Guarantor Restricted Subsidiary, exceeds $10.0 million, the Issuer shall, within 60 days after such date, cause one or more of such Non-Guarantor Restricted Subsidiaries to deliver to the Trustee such a supplemental indenture and opinion as specified in clauses (1) and (2) of the second preceding paragraph (and thereby cause such Non-Guarantor Restricted Subsidiary(ies) to cease to be Non-Guarantor Restricted Subsidiary(ies)), such that the collective Consolidated Net Worth of all remaining Non-Guarantor Restricted Subsidiaries does not exceed $10.0 million in the aggregate.

Reports to Holders. The Indenture will provide that, whether or not required by the rules and regulations of the Commission, so long as any Notes are outstanding, the Issuer will file with the Commission for public availability (unless the Commission will not accept such a filing, in which case the Issuer will, or will cause the Trustee to, furnish the Holders and securities analysts and prospective investors (upon request)):

(1)

all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Issuer were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that describes the financial condition and results of operations of the Issuer and its consolidated Subsidiaries showing in reasonable detail, either on the face of the financial statements or in the footnotes thereto and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, the financial condition and results of operations of the Issuer and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Issuer, if any (except with respect to Subsidiaries designated as Unrestricted Subsidiaries that, when taken together with all other Unrestricted Subsidiaries, are “minor” within the meaning of Rule 3-10 of Regulation S-X, substituting 5% for 3% where applicable) and, with respect to the annual information only, a report thereon by the Issuer’s certified independent accountants; and

(2)	all current reports that would be required to be filed with the Commission on Form 8-K if the Issuer were required to file such reports, in each case within the time periods specified in the Commission’s rules and regulations.

In the event that any direct or indirect parent company of the Issuer becomes a guarantor of the Notes, the Issuer may satisfy its obligations under this covenant by furnishing financial information relating to such parent; provided that (a) such financial statements are accompanied by consolidating financial information for such parent, the Issuer, the Subsidiary Guarantors and the Subsidiaries of the Issuer that are not Subsidiary Guarantors in the manner prescribed by the Commission and (b) such parent is not engaged in any business in any material respect other than incidental to its ownership, directly or indirectly, of the Capital Stock of the Issuer.

The Issuer will be deemed to have furnished to the Holders and to securities analysts and prospective investors the reports or information referred to in clauses (1) and (2) of the first paragraph of this covenant or the information referred to in the second paragraph of this covenant if the Issuer has posted such reports or information on the Issuer Website with access to current and prospective investors. For purposes of this covenant, the term “Issuer Website” means the collection of web pages that may be accessed on the World Wide Web using the URL address http://www.billbarrettcorp.com or such other address as the Issuer may from time to time designate in writing to the Trustee. Information on such website shall not be deemed incorporated by reference into this prospectus.

This covenant will not impose any duty on the Issuer under the Sarbanes-Oxley Act of 2002 and the related Commission rules that would not otherwise be applicable.

No Personal Liability of Directors, Officers and Employees

No director, officer, employee, incorporator, partner, member or stockholder of the Issuer or any Subsidiary Guarantor, as such, shall have any liability for any of the Issuer’s or any Subsidiary Guarantor’s obligations under the Notes or the Indenture or any Subsidiary Guaranty or any claim based on, in respect of, by reason of, these obligations or their creation. Each Holder, by accepting a Note, waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

Events of Default

The following events will be defined in the Indenture as “Events of Default”:

(1)	the failure to pay interest on any Notes when the same becomes due and payable and the failure continues for a period of 30 days;

(2)

the failure by the Issuer to (a) pay the principal on any Notes, when such principal becomes due and payable, at maturity, upon redemption or otherwise, or (b) consummate a purchase of Notes when required pursuant to the covenants described above under (i) “—Change of Control” and (ii) “—Certain Covenants—Limitation on Asset Sales,” which failure, solely in the case of clause (b)(i), continues for a period of 30 days or, solely in the case of clause (b)(ii), continues for a period of 30 days after the Issuer receives written notice specifying the default (and demanding that such default be remedied) from the Trustee or the Holders of at least 25% of the outstanding principal amount of the Notes (including any Additional Notes);

(3)	the failure to comply with any other covenant contained in the Indenture and described above under the caption “—Certain Covenants,” which failure continues for a period of 30 days after the Issuer receives written notice specifying the default (and demanding that such default be remedied) from the Trustee or the Holders of at least 25% of the outstanding principal amount of the Notes (including any Additional Notes) (except in the case of a failure to comply with any of the terms or provisions of (i) the first paragraph of “—Certain Covenants—Merger, Consolidation and Sale of Assets” which will constitute an Event of Default with such notice requirement but without such passage of time requirement or (ii) “—Certain Covenants—Reports to Holders,” which will constitute an Event of Default only after a period of 90 days after such notice);

(4)	the failure of the Issuer or any Subsidiary Guarantor to comply with its other agreements contained in the Indenture for 60 days after the Issuer receives written notice from the Trustee or the Holders of 25% in principal amount of the outstanding Notes (including any Additional Notes) specifying the failure (and demanding that such failure be remedied);

(5)	a default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness of the Issuer or of any Restricted Subsidiary (or the payment of which is guaranteed by the Issuer or any Restricted Subsidiary), whether such Indebtedness exists on the Issue Date or is created thereafter, which default (i) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness after any applicable grace period provided in such Indebtedness on the date of such default (a “payment default”) or (ii) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates at least $50.0 million;

(6)	one or more judgments for the payment of money in an aggregate amount in excess of $50.0 million (unless covered by insurance by a reputable insurer as to which the insurer has not disclaimed coverage) shall have been rendered against the Issuer or any of its Restricted Subsidiaries and such judgment(s) remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and non-appealable;

(7)	certain events of bankruptcy affecting the Issuer or any of its Significant Subsidiaries; or

(8)	any of the Subsidiary Guarantees cease to be in full force and effect or any of the Subsidiary Guarantees are declared to be null and void or invalid and unenforceable or any of the Subsidiary Guarantors denies or disaffirms its liability under its Subsidiary Guarantees (other than by reason of release of a Subsidiary Guarantor in accordance with the terms of the Indenture).

The Indenture will provide that, if an Event of Default (other than an Event of Default specified in clause (7) above relating to the Issuer) shall occur and be continuing, the Holders of at least 25% in principal amount of outstanding Notes (including any Additional Notes) may, or the Trustee may, in the event that the Trustee is deemed to have notice of such Event of Default, declare the principal of, premium, if any, and accrued and unpaid interest on all the Notes to be due and payable by notice in writing to the Issuer and the Trustee specifying the Event of Default and that it is a “notice of acceleration,” and the same shall become immediately due and payable. If an Event of Default specified in clause (7) above relating to the Issuer occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all of the outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. The effect of such provision may be limited by applicable law. Notwithstanding the foregoing, if an Event of Default specified in clause (5) above shall have occurred and be continuing, such Event of Default and any acceleration resulting therefrom shall be automatically rescinded if (i) the Indebtedness that is the subject of such Event of Default has been repaid, or (ii) the default relating to such Indebtedness has been waived or cured and, if such Indebtedness has been accelerated, the holders thereof have rescinded their declaration of acceleration in respect of such Indebtedness.

The Indenture will provide that, at any time after a declaration of acceleration with respect to the Notes as described in the preceding paragraph, the Holders of a majority in principal amount of the Notes (including any Additional Notes) may rescind and cancel such declaration and its consequences:

(1)	if the rescission would not conflict with any judgment or decree;

(2)	if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of such acceleration;

(3)	to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

(4)	if the Issuer has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances; and

(5)	in the event of the cure or waiver of an Event of Default of the type described in clause (7) of the description of Events of Default above, the Trustee shall have received an officers’ certificate that such Event of Default has been cured or waived; provided, however, that such counsel may rely, as to matters of fact, on a certificate or certificates of officers of the Issuer.

No such rescission shall affect any subsequent Default or impair any right consequent thereto.

The Indenture will provide that, at any time prior to the declaration of acceleration of the Notes, the Holders of a majority in principal amount of the Notes (including any Additional Notes) may waive (including by any waivers obtained in connection with a purchase of, or tender or exchange offer for, Notes) any existing Default or Event of Default under the Indenture, and its consequences, except a default in the payment of the principal of or interest on any Notes.

The Indenture will provide that Holders may not enforce the Indenture or the Notes except as provided in the Indenture and under the TIA. During the existence of an Event of Default, the Trustee is required to exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise thereof as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. Subject to the provisions of the Indenture relating to the duties of the Trustee, whether or not an Event of Default shall occur and be continuing, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable indemnity. Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the then outstanding Notes (including any Additional Notes) have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee reasonably determines is unduly prejudicial to the rights of any other Holder or that would in the opinion of its counsel involve the Trustee in personal liability.

The Issuer is required to deliver to the Trustee annually a statement regarding compliance with the Indenture. Upon becoming aware of any Default or Event of Default, the Issuer is required within ten Business Days to deliver to the Trustee a statement specifying such Default or Event of Default, unless such Default or Event of Default has been cured before the end of the ten-Business Day period.

Legal Defeasance and Covenant Defeasance

The Issuer may, at its option and at any time, elect to have its obligations and the corresponding obligations of the Subsidiary Guarantors discharged with respect to the outstanding Notes (“Legal Defeasance”).

Such Legal Defeasance means that the Issuer shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding Notes, and satisfied all of its obligations with respect to the Notes, except for:

(1)	the rights of Holders to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due;

(2)	the Issuer’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payments;

(3)	the rights, powers, trust, duties and immunities of the Trustee and the Issuer’s obligations in connection therewith; and

(4)	the Legal Defeasance provisions of the Indenture.

In addition, the Issuer may, at its option and at any time, elect to terminate its obligations under “—Change of Control” and under all of the covenants that are described in the “—Certain Covenants” (other than the covenant described in the first paragraph under “—Merger, Consolidation and Sale of Assets,” except to the extent described below) and the operation of clause (2)(b), clauses (3) through (6) and clause (8) under “—Events of Default” and the limitations described in clause (2) of the first paragraph under the covenant “—Merger, Consolidation and Sale of Assets” and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes (“Covenant Defeasance”). In the event of Legal Defeasance, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. In the event Covenant Defeasance occurs, certain events (other than nonpayment, bankruptcy, receivership, reorganization and insolvency events) described under “—Events of Default” will no longer constitute an Event of Default with respect to the Notes. If the Issuer exercises either its Legal Defeasance or Covenant Defeasance option, each Subsidiary Guarantor will be released and relieved of any obligations under its Subsidiary Guarantee.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)	the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders cash in United States dollars, non-callable United States government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, premium, if any, and interest on the Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be;

(2)	in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that:

(a)	the Issuer has received from, or there has been published by, the Internal Revenue Service a ruling; or

(b)	since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)	in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)	no Default or Event of Default, of which the Trustee is deemed to have notice, shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the incurrence of Indebtedness or other borrowing of funds, or the grant of Liens securing such Indebtedness or other borrowing, all or a portion of which are to be applied to such deposit);

(5)	such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Indenture (other than a Default or Event of Default resulting from the incurrence of Indebtedness or other borrowing of funds, or the grant of Liens securing such Indebtedness or other borrowing, all or a portion of which are to be applied to such deposit) or any other Indebtedness incurred under clause (2) of the definition of “Permitted Indebtedness”;

(6)	the Issuer shall have delivered to the Trustee an officers’ certificate stating that the deposit was not made by the Issuer with the intent of preferring the Holders over any other creditors of the Issuer or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Issuer or others;

(7)	the Issuer shall have delivered to the Trustee an officers’ certificate stating that all conditions precedent relating to such Legal Defeasance or Covenant Defeasance, as applicable, have been complied with; and

(8)	the Issuer shall have delivered to the Trustee an opinion of counsel (which opinion of counsel may be subject to customary assumptions, qualifications and exclusions), stating that all conditions precedent relating to such Legal Defeasance or Covenant Defeasance, as applicable, have been complied with; provided, however, that such counsel may rely, as to matters of fact, on a certificate or certificates of officers of the Issuer.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes when:

(1)	either:

(a)	all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from such trust) have been delivered to the Trustee for cancellation; or

(b)	all Notes not theretofore delivered to the Trustee for cancellation have become due and payable or will become due and payable within one year by reason of the mailing of a notice of redemption or otherwise and the Issuer has irrevocably deposited or caused to be deposited with the Trustee funds (constituting cash in U.S. dollars, non-callable Cash Equivalents within the meaning of clauses (1) or (2) of the definition thereof or a combination of cash in U.S. dollars and such non-callable Cash Equivalents) in an amount sufficient (without consideration of any reinvestment of interest) to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit together with irrevocable instructions from the Issuer directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(2)	the Issuer has paid all other sums payable under the Indenture by the Issuer; and

(3)	the Issuer has delivered to the Trustee an officers’ certificate and an opinion of counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with; provided, however, that such counsel may rely, as to matters of fact, on a certificate or certificates of officers of the Issuer.

Modification of the Indenture

From time to time, the Issuer, the Subsidiary Guarantors and the Trustee, without the consent of the Holders, may amend the Indenture for certain specified purposes, including curing ambiguities, defects or inconsistencies, to comply with any requirements of the Commission in order to effect or maintain the qualification of the Indenture under the TIA, to make any change that would provide any additional benefit or rights to the Holders or that does not adversely affect the rights of any Holder, to conform the Indenture to the Description of the New Notes herein or to, in certain circumstances, comply with the Indenture. In formulating its opinion on such matters, the Trustee will be entitled to rely on such evidence as it deems appropriate, including, without limitation, solely on an opinion of counsel; provided, however, that in delivering such opinion of counsel, such counsel may rely, as to matters of fact, on a certificate or certificates of officers of the Issuer.

Other modifications and amendments of the Indenture may be made with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including any Additional Notes) issued under the Indenture (including consents obtained in connection with a purchase of, or tender or exchange offer for, Notes), except that, without the consent of each Holder affected thereby, no amendment may (with respect to Notes held by any non-consenting Holder):

(1)	reduce the amount of Notes whose Holders must consent to an amendment;

(2)	reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest and Special Interest, on any Notes;

(3)	reduce the principal of or change or have the effect of changing the fixed maturity of any Notes;

(4)	reduce the amount payable upon the redemption of any Note or change the time at which any Note may be redeemed as described under “—Optional Redemption” above; provided, however, that solely for the avoidance of doubt and without any other implication, redemption shall not be deemed to include any purchase or repurchase of Notes;

(5)	make any Notes payable in money other than that stated in the Notes;

(6)	make any change in provisions of the Indenture protecting the right of each Holder to receive payment of principal of and interest on such Note on or after the due date thereof or to bring suit to enforce such payment, or permitting Holders of a majority in principal amount of Notes to waive Defaults or Events of Default;

(7)	amend, change or modify in any material respect the obligation of the Issuer (A) to make and consummate a Change of Control Offer in the event a Change of Control Triggering Event has occurred or (B) to make and consummate a Net Proceeds Offer with respect to any Asset Sale that has been consummated or modify any of the provisions or definitions applicable to any such Change of Control Triggering Event or Asset Sale that has occurred or been consummated;

(8)	modify or change any provision of the Indenture or the related definitions affecting the ranking in right of payment of the Notes or any Subsidiary Guarantee as senior unsecured indebtedness of the Issuer or the relevant Subsidiary Guarantors, as the case may be, in a manner which adversely affects the Holders;

(9)	to provide for the issuance of Additional Notes under the Indenture in accordance with the limitations set forth in the Indenture; or

(10)	release any Subsidiary Guarantor from any of its obligations under its Subsidiary Guarantee or the Indenture otherwise than in accordance with the terms of the Indenture.

The Holders of a majority of the principal amount of the Notes (including any Additional Notes) then outstanding (including waivers obtained in connection with a purchase of, or tender or exchange offer for, Notes) may waive compliance with certain restrictive covenants and provisions of the Indenture, except in the case of the matters specified in the first paragraph under this caption “Modification of the Indenture.”

The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment, supplement or waiver. It is sufficient if such consent approves the substance of the proposed amendment, supplement or waiver. After an amendment, supplement or waiver under the Indenture becomes effective, the Issuer is required to mail to the Holders a notice briefly describing the amendment, supplement or waiver. However, the failure to give such notice, or any defect in the notice, will not impair or affect the validity of the amendment, supplement or waiver.

Governing Law

The Indenture and the Notes will be governed by, and construed in accordance with, the laws of the State of New York.

The Trustee

The Indenture will provide that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it by the Indenture, and use the same degree of care and skill in its exercise thereof as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.

A successor Trustee may be appointed in accordance with the terms of the Indenture.

The Indenture and the provisions of the TIA contain certain limitations on the rights of the Trustee, should it become a creditor of the Issuer or a Subsidiary Guarantor, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, the Trustee will be permitted to engage in other transactions; provided, however, that if the Trustee acquires any conflicting interest as described in the TIA, it must eliminate such conflict or resign.

Book-Entry, Delivery and Form

We will issue the new notes in the form of global notes, or the Global Exchange Notes. The Global Exchange Notes will be deposited with, or on behalf of, The Depository Trust Company, or DTC, and registered in the name of the DTC or its nominee. Except as set forth below, the Global Exchange Notes may be transferred, in whole and not in part, and only to DTC or another nominee of DTC. You may hold your beneficial interests in the Global Exchange Notes directly through DTC if you have an account with DTC or indirectly through organizations that have accounts with DTC.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the initial purchasers; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of the Global Exchange Notes, that nominee will be considered the sole owner or holder of the Exchange Notes represented by the Global Exchange Notes for all purposes under the Indentures. Except as provided below under “—Certificated Notes,” owners of beneficial interests in a Global Exchange Note:

•	will not be entitled to have Exchange Notes represented by the Global Exchange Note registered in their names;

•	will not receive or be entitled to receive physical, certificated Exchange Notes; and

•	will not be considered the owners or holders of the Exchange Notes under the Indentures for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the Indentures.

As a result, each investor who owns a beneficial interest in a Global Exchange Note must rely on the procedures of DTC to exercise any rights of a holder of Exchange Notes under the Indentures (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest). Payments of principal, premium (if any) and interest with respect to the Exchange Notes represented by a Global Exchange Note will be made by the trustee to DTC’s nominee as the registered holder of the Global Exchange Note. We understand that under existing industry practice, in the event an owner of a beneficial interest in a Global Exchange Note desires to take any action that the DTC, as the holder of the Global Exchange Note, is entitled to take, the DTC would authorize the participants to take such action, and the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

We will make payments of principal of, premium, if any, and interest on Exchange Notes represented by the Global Exchange Notes registered in the name of and held by the DTC or its nominee to the DTC or its nominee, as the case may be, as the registered owner and holder of the Global Exchange Notes. We expect that the DTC or its nominee, upon receipt of any payment of principal of, premium, if any, or interest on the Global Exchange Notes will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Exchange Notes as shown on the records of the DTC or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interests in the Global Exchange Notes held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the Global Exchange Notes for any Exchange Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between the DTC and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the Global Exchange Notes owning through such participants. Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds.

Although the DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Exchange Notes among participants of the DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Trustee nor the Company will have any responsibility or liability for the performance by the DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations or otherwise.

Registration Rights; Special Interest

The following description is a summary of the material provisions of the Registration Rights Agreement. It does not restate that agreement in its entirety. We urge you to read the Registration Rights Agreement in its entirety because it, and not this description, defines your registration rights as holders of the old notes.

In the event that:

(i)    the Company is not (A) required to file the exchange offer registration statement or (B) permitted to consummate the registered exchange offer because the registered exchange offer is not permitted by applicable law or SEC policy; or

(ii)    any holder of the old notes notifies the Company prior to the 20th business day following consummation of the registered exchange offer that (x) such holder is prohibited by law or SEC policy from participating in the registered exchange offer, (y) such holder may not resell the new notes acquired by it in the registered exchange offer to the public without delivering a prospectus and the prospectus contained in the exchange offer registration statement is not appropriate or available for such resales by such holder or (z) such holder is a broker-dealer and holds old notes acquired directly from the Company or any of its affiliates, then, we will, at our cost, use our commercially reasonable efforts to file with the SEC a shelf registration statement on an appropriate form under the Securities Act to cover resales of the old notes by holders who satisfy certain conditions relating to the provision of information in connection with the shelf registration statement.

If:

(1)    the Company fails to file any of the registration statements required by the registration rights agreement on or before the date required by the registration rights agreement for such filing;

(2)    any of such registration statements is not declared effective by the SEC on or prior to the date required by the registration rights agreement for such effectiveness (the “Effectiveness Target Date”);

(3)    the Company fails to consummate the registered exchange offer within 30 business days (or longer, if required by applicable securities law) of the Effectiveness Target Date with respect to the exchange offer registration statement; or

(4)    the shelf registration statement or the exchange offer registration statement is declared effective but thereafter ceases to be effective or usable in connection with resales of old notes during the periods required by the registration rights agreement (each such event referred to in clauses (1) through (4) above, a “Registration Default”), then the Company will pay Special Interest to each holder of old notes until all Registration Defaults have been cured. The provision for Special Interest will be the only monetary remedy available to holders under the registration rights agreement.

During the first 90-day period immediately following the occurrence of the first Registration Default, additional interest (“Special Interest”) will accrue on the outstanding principal amount of old notes at a rate equal to 0.25% per annum, which rate will increase by an additional 0.25% per annum during each subsequent 90-day period, until all Registration Defaults have been cured, up to a maximum Special Interest rate of 1.0% per annum in respect of all Registration Defaults.

All accrued Special Interest will be paid on the next scheduled interest payment date in the same manner as any other interest on the notes. Following the cure of all Registration Defaults, the accrual of Special Interest will cease.

The Registration Rights Agreement may be amended or supplemented (and rights of holders of old notes thereunder may be waived) only pursuant to the written consent of the holders of a majority in principal amount of the old notes.

Definitions

Set forth below is a summary of certain of the defined terms to be used in the Indenture. Reference is made to the form of Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

“Acquired Indebtedness” means Indebtedness or Preferred Stock of a Person or any of its Subsidiaries (1) existing at the time such Person becomes a Restricted Subsidiary or at the time it merges or consolidates with the Issuer or any of its Restricted Subsidiaries or (2) which becomes Indebtedness or Preferred Stock of the Issuer or a Restricted Subsidiary in connection with the acquisition of assets from such Person, in each case not incurred in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary or such acquisition, merger or consolidation.

“Acquired Subordinated Indebtedness” means Indebtedness of the Issuer or any Subsidiary Guarantor that (i) is subordinated or junior in right of payment to the Notes or such Subsidiary Guarantor’s Subsidiary Guarantee, as the case may be, (ii) constitutes Acquired Indebtedness and (iii) was not incurred in connection with, or in contemplation of, another Person merging with or into, or becoming a Restricted Subsidiary of, the Issuer or any of its Subsidiaries.

“Adjusted Consolidated Net Tangible Assets” or “ACNTA” of a Person means (without duplication), as of the date of determination:

(1)	the sum of:

(a)	discounted future net revenues from proved oil and gas reserves of the Issuer and its Restricted Subsidiaries, calculated in accordance with Commission guidelines (before any state or federal or other income tax), as estimated by a nationally recognized firm of independent petroleum engineers or the Issuer in a reserve report prepared by the Issuer’s petroleum engineers as of a date no earlier than the date of the Issuer’s latest annual consolidated financial statements, as increased by, as of the date of determination, the estimated discounted future net revenues from:

(i)	estimated proved oil and gas reserves acquired by the Issuer and its Restricted Subsidiaries since the date of such year-end reserve report; and

(ii)	estimated oil and gas reserves attributable to extensions, discoveries and other additions and upward revisions of estimates of proved oil and gas reserves since the date of such year-end reserve report due to exploration, development or exploitation, production and other activities, which reserves were not reflected in such reserve report which would, in accordance with standard industry practice, result in such determinations, in each of cases (i) and (ii) calculated in accordance with Commission guidelines (utilizing the prices utilized in such year-end reserve report), and decreased by, as of the date of determination, the estimated discounted future net revenues from:

(iii)	estimated proved oil and gas reserves produced or disposed of since the date of such year-end reserve report; and

(iv)	estimated oil and gas reserves attributable to downward revisions of estimates of proved oil and gas reserves since the date of such year-end reserve report due to changes in geological conditions, exploration, development or exploitation, production or other activities conducted since the date of such reserve report or other factors which would, in accordance with standard industry practice, cause such revisions, in each of cases (iii) and (iv) calculated in accordance with Commission guidelines (utilizing the prices utilized in such year-end reserve report) and, in the case of each of clauses (i), (ii), (iii) and (iv), as estimated by the Issuer’s petroleum engineers or any independent petroleum engineers engaged by the Issuer for that purpose; plus

(b)	the capitalized costs that are attributable to oil and gas properties of the Issuer and its Subsidiaries to which no proved oil and gas reserves are attributable, based on the Issuer’s books and records as of a date no earlier than the date of the Issuer’s most recent annual or quarterly financial statements; plus

(c)	the Net Working Capital on a date no earlier than the date of the Issuer’s most recent consolidated annual or quarterly financial statements; plus

(d)	with respect to each other tangible asset of the Issuer or its consolidated Restricted Subsidiaries specifically including, but not to the exclusion of any other qualifying tangible assets, the Issuer’s or its consolidated Restricted Subsidiaries’ gas gathering and processing facilities, land, equipment, leasehold improvements, investments carried on the equity method, restricted cash and the carrying value of marketable securities, the greater of (i) the net book value of such other tangible asset on a date no earlier than the date of the Issuer’s most recent consolidated annual or quarterly financial statements and (ii) the appraised value, as estimated by independent appraisers, of such other tangible assets of the Issuer and its Restricted Subsidiaries (provided that the Issuer may rely on subclause (i) of this clause (d) if no appraisal is available or has been obtained), as of a date no earlier than the date of the Issuer’s latest audited financial statements; minus

(2)	minority interests and, to the extent not otherwise taken into account in determining Adjusted Consolidated Net Tangible Assets, any net natural gas balancing liabilities of the Issuer and its consolidated Restricted Subsidiaries reflected in the Issuer’s latest audited financial statements.

In addition to, but without duplication of, the foregoing, for purposes of this definition, “Adjusted Consolidated Net Tangible Assets” shall be calculated after giving effect, on a pro forma basis, to (A) any Investment not prohibited by the Indenture, to and including the date of the transaction giving rise to the need to calculate Adjusted Consolidated Net Tangible Assets (the “Assets Transaction Date”), in any other Person that, as a result of such Investment, becomes a Restricted Subsidiary of the Issuer, (B) the acquisition, to and including the Assets Transaction Date (by merger, consolidation or purchase of stock or assets), of any business or assets, including, without limitation, Permitted Industry Investments, and (C) any sales or other dispositions of assets permitted by the Indenture (other than sales of Hydrocarbons or other mineral products in the ordinary course of business) occurring on or prior to the Assets Transaction Date. If the Issuer changes its method of accounting from the successful efforts method to the full costs method or a similar method of accounting, “ACNTA” will continue to be calculated as if the Issuer were still using the successful efforts method of accounting.

“Affiliate” means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative of the foregoing.

“Affiliate Transaction” has the meaning set forth under “—Certain Covenants—Limitation on Transactions with Affiliates.”

“Asset Acquisition” means (1) an Investment by the Issuer or any Restricted Subsidiary in any other Person pursuant to which such Person shall become a Restricted Subsidiary, or shall be merged with or into the Issuer or any Restricted Subsidiary, or (2) the acquisition by the Issuer or any Restricted Subsidiary of the assets of any Person (other than a Restricted Subsidiary) which constitute all or substantially all of the assets of such Person or comprise any division, operating unit, segment, business, group of related assets or line of business of such Person.

“Asset Sale” means any direct or indirect sale, issuance, conveyance, transfer, exchange, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by the Issuer or any of its Restricted Subsidiaries (including any Sale and Leaseback Transaction) to any Person other than the Issuer or a Restricted Subsidiary of:

(1)	any Capital Stock of any Restricted Subsidiary; or

(2)	any other property or assets (including any interests therein) (other than cash or Cash Equivalents) of the Issuer or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction; provided, however, that Asset Sales shall not include:

(a)	the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Issuer in a transaction which is (i) made in compliance with the provisions of “—Certain Covenants—Merger, Consolidation and Sale of Assets” or (ii) subject to the provisions of “—Change of Control”;

(b)	any Investment in an Unrestricted Subsidiary which is made in compliance with the provisions of “—Certain Covenants—Limitation on Restricted Payments” above;

(c)	disposals, abandonments or replacements of damaged, unserviceable, worn-out or other obsolete equipment or other assets or assets that are no longer useful in the conduct of the Crude Oil and Natural Gas Business of the Issuer and its Restrict Subsidiaries;

(d)	the sale, lease, conveyance, disposition or other transfer (each, a “Transfer”) by the Issuer or any Restricted Subsidiary of assets or property, or the issuance or sale of Capital Stock by a Restricted Subsidiary, to the Issuer or one or more Restricted Subsidiaries;

(e)	any disposition or other Transfer of Hydrocarbons or other mineral products in the ordinary course of business or the Transfer of equipment, inventory, products, services, accounts receivable or other assets in the ordinary course of business;

(f)	any Transfer of an interest in an oil, gas or mineral property, pursuant to a farm-out, farm-in, joint operating, overriding royalty interest, area of mutual interest or unitization agreement, or other similar or customary arrangement or agreement that the Issuer or any Restricted Subsidiary determines in good faith to be necessary or appropriate for the economic development of such Property other than Production Payments and Reserve Sales;

(g)	surrender or waiver of contract rights, oil and gas leases or property related thereto, abandonment of any oil or gas property or interests therein or the settlement, release or surrender of contract, tort or other claims of any kind;

(h)	any disposition of defaulted receivables that have been written-off as uncollectible that arose in the ordinary course of business for collection;

(i)	any Asset Swap;

(j)	the Transfer by the Issuer or any Restricted Subsidiary of assets or property in any single transaction or series of related transactions that involve assets or properties having a Fair Market Value (valued at the Fair Market Value of such assets or property at the time of such Transfer) not to exceed $20.0 million;

(k)	a Restricted Payment that does not violate the covenant described above under the caption “—Certain Covenants—Limitation on Restricted Payments” or a Permitted Investment (including, without limitation, unwinding any Commodity Agreements, Interest Rate Agreements or Currency Agreements);

(l)	any Production Payments and Reserve Sales; provided that any such Production Payments and Reserve Sales, other than incentive compensation programs on terms that are reasonably customary in the Crude Oil and Natural Gas Business for geologists, geophysicists and other providers of technical services to the Issuer or a Restricted Subsidiary, shall have been created, incurred, issued, assumed or Guaranteed in connection with the acquisition or financing of, and within 60 days after the acquisition of, the property that is subject thereto;

(m)	the disposition (whether or not in the ordinary course of the Crude Oil and Natural Gas Business) of oil or gas properties or direct or indirect interests in real property; provided that at the time of such sale or transfer such properties do not have associated with them any proved reserves;

(n)	the farm-out, lease or sublease of developed or undeveloped crude oil or natural gas properties owned or held by the Issuer or such Restricted Subsidiary in exchange for crude oil and natural gas properties owned or held by another Person;

(o)	the creation or perfection of a Lien (but not, except to the extent contemplated in clause (p) below, the sale or other disposition of the properties or assets subject to such Lien);

(p)	the creation or perfection of a Permitted Lien and the exercise by any Person in whose favor a Permitted Lien is granted of any of its rights in respect of that Permitted Lien;

(q)	the licensing or sublicensing of intellectual property, including, without limitation, licenses for seismic data, in the ordinary course of business and which do not materially interfere with the business of the Issuer and its Restricted Subsidiaries; and

(r)	the disposition of oil and natural gas properties in connection with tax credit transactions complying with Section 29 of the Internal Revenue Code or any successor or analogous provisions of the Internal Revenue Code.

“Asset Swap” means any trade or exchange by the Issuer or any Restricted Subsidiary of oil and gas properties or other properties or assets for oil and gas properties or other properties or assets owned or held by another Person; provided that the Fair Market Value of the properties or assets traded or exchanged by the Issuer or such Restricted Subsidiary (together with any cash) is reasonably equivalent to the Fair Market Value of the properties or assets (together with any cash) to be received by the Issuer or such Restricted Subsidiary; provided, further, that any Net Cash Proceeds received must be applied in accordance with “—Certain Covenants—Limitation on Asset Sales.”

“Board of Directors” means, as to any Person, the board of directors (or similar governing body) of such Person or any duly authorized committee thereof including, in the case of a limited partnership, the board of directors of the managing general partner thereof.

“Board Resolution” means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

“Borrowing Base” means the “Borrowing Base” as defined in and as determined from time to time pursuant to the Senior Credit Facility; provided that the Borrowing Base under such Credit Facility is determined on a basis substantially consistent with customary terms for oil and gas secured reserve based loan transactions and has a lender group that includes one or more commercial financial institutions which engage in oil and gas reserve based lending in the ordinary course of their respective businesses.

“Business Day” means any day other than a Saturday, Sunday or any other day on which commercial banking institutions in the City of New York are required or authorized by law or other governmental action to be closed.

“Capital Stock” means:

(1)	with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person and including any warrants, options or rights to acquire any of the foregoing and instruments convertible into any of the foregoing;

(2)	with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person; and

(3)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person,

but excluding from all of the foregoing clauses (1), (2) and (3) any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Capitalized Lease Obligation” means, as to any Person, an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP (other than any obligation that is required to be classified and accounted for as an operating lease for financial reporting purposes in accordance with GAAP as in effect on the Issue Date), and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. For purposes of the covenant described under “—Certain Covenants—Limitation on Liens,” a Capitalized Lease Obligation will be deemed to be secured by a Lien on the property being leased.

“Cash Equivalents” means:

(1)	marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof;

(2)	marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the three highest ratings obtainable from either S&P or Moody’s;

(3)	commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having one of the two highest ratings obtainable from Moody’s or S&P;

(4)	certificates of deposit or bankers’ acceptances maturing within one year from the date of acquisition thereof or demand deposit accounts and Eurodollar time deposits and overnight bank deposits issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any United States branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $100 million;

(5)	repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (1) or (2) above entered into with any bank meeting the qualifications specified in clause (4) above;

(6)	deposits in money market funds investing in instruments of the type specified in clauses (1) through (5) above; and

(7)	money market mutual or similar funds having assets in excess of $100 million.

“Change of Control” means the occurrence of one or more of the following events: (a) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Issuer to any Person or Group (each, a “Transferee”) as such terms are used in Section 13(d) and 14(d) of the Exchange Act (whether or not otherwise in compliance with the provisions of the Indenture), but excluding any such sale, lease, exchange or other transfer as part of a transaction in compliance with “—Certain Covenants—Merger, Consolidation and Sale of Assets” if the owners of the Capital Stock of the Issuer immediately prior to such transaction own at least a majority of the Capital Stock of such Transferee immediately after such transaction by economic or voting interest; (b) the approval by the Issuer of any plan or proposal for the liquidation or dissolution of the Issuer (whether or not otherwise in compliance with the provisions of the Indenture); (c) any Person or Group shall become the beneficial owner (as defined in Rule 13d-3 of the Exchange Act, except that a Person or Group shall be deemed to be a beneficial owner of all securities such Person or Group shall have the right to acquire or vote within one year), directly or indirectly, of Capital Stock representing more than 50% of the aggregate total ordinary voting power represented by the issued and outstanding Capital Stock of the Issuer; or (d) the replacement of a majority of the Board of Directors of the Issuer over a two-year period from the directors who constituted the Board of Directors of the Issuer at the beginning of such period with directors who shall not have been approved by a vote of at least a majority of the Board of Directors of the Issuer then still in office who either were members of such Board of Directors at the Issue Date or whose election as a member of such Board of Directors was previously so approved.

“Change of Control Offer” has the meaning set forth under “—Change of Control.”

“Change of Control Payment Date” has the meaning set forth under “—Change of Control.”

“Commission ” means the Securities and Exchange Commission.

“Commodity Agreements” means, with respect to any Person, any futures contract, forward contract, commodity swap agreement, commodity option agreement, hedging agreements and other agreements or arrangements or any combination thereof entered into by such Person in respect of Hydrocarbons purchased, used, produced, processed or sold by such Person or its Subsidiaries that are customary in the Crude Oil and Natural Gas Business and that are designed to manage the risks of Hydrocarbon price fluctuations.

“Common Stock” of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person’s common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

“Company Properties” means all Properties, and equity, partnership or other ownership interests therein, that are related or incidental to, or used or useful in connection with, the conduct or operation of any business activities of the Issuer or the Subsidiaries, which business activities are not prohibited by the terms of the Indenture.

“Consolidated EBITDAX” means, for any period, the sum (without duplication) of:

(1)	Consolidated Net Income; and

(2)	to the extent Consolidated Net Income has been reduced thereby:

(a)	all income taxes of the Issuer and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period;

(b)	Consolidated Interest Expense;

(c)	the amount of any Preferred Stock dividends paid by the Issuer and its Restricted Subsidiaries; and

(d)	Consolidated Non-cash Charges or consolidated exploration expense,

less any non-cash items increasing Consolidated Net Income for such period, all as determined on a consolidated basis for the Issuer and its Restricted Subsidiaries in accordance with GAAP.

“Consolidated EBITDAX Coverage Ratio” means, with respect to the Issuer, the ratio of (i) Consolidated EBITDAX of the Issuer during the four full fiscal quarters for which financial information in respect thereof is available (the “Four Quarter Period”) ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated EBITDAX Coverage Ratio (the “Transaction Date”) to (ii) Consolidated Fixed Charges of the Issuer for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, “Consolidated EBITDAX” and “Consolidated Fixed Charges” shall be calculated after giving effect (without duplication) on a pro forma basis for the period of such calculation to:

(1)	the incurrence or repayment of any Indebtedness or issuance of Preferred Stock of the Issuer or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness or issuance of other Preferred Stock (and the application of the proceeds thereof), other than the incurrence or repayment of indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period; and

(2)	any Asset Sales (and the application of the proceeds thereof) or Asset Acquisitions by the Issuer or any Restricted Subsidiary (or by any Person acquired by the Issuer or any Restricted Subsidiary) (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of the Issuer or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring Acquired Indebtedness, and also including, without limitation, any Consolidated EBITDAX attributable to the assets which are the subject of the Asset Acquisition or Asset Sale (and the application of the proceeds thereof) during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such Asset Sale (and the application of the proceeds thereof) or Asset Acquisition (including the incurrence, assumption or liability for any such Acquired Indebtedness) occurred on the first day of the Four Quarter Period.

For purposes of this definition, (a) any Person that is a Restricted Subsidiary on the Transaction Date will be deemed to have been a Restricted Subsidiary at all times during the Four Quarter Period; and (b) any Person that is not a Restricted Subsidiary on the Transaction Date will be deemed not to have been a Restricted Subsidiary at any time during the Four Quarter Period. If the Issuer or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding paragraph shall give effect to the incurrence of such guaranteed Indebtedness as if the Issuer or the Restricted Subsidiary, as the case may be, had directly incurred or otherwise assumed such guaranteed Indebtedness.

For purposes of this definition, whenever pro forma effect is to be given to an acquisition or disposition of assets or any other event in connection with any calculation, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Issuer (including pro forma expense and cost reductions and any pro forma expense and cost reductions that have occurred or are reasonably expected to occur, in the reasonable judgment of the chief financial officer of the Issuer (regardless of whether those cost savings or operating improvements could then be reflected in pro forma financial statements in accordance with Regulation S-X promulgated under the Securities Act or any regulation or policy of the Commission related thereto)).

Furthermore, in calculating “Consolidated Fixed Charges” for purposes of determining the denominator (but not the numerator) of this “Consolidated EBITDAX Coverage Ratio”:

(1)	interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date;

(2)	if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four Quarter Period; and

(3)	notwithstanding clauses (1) and (2) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Rate Agreements, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

“Consolidated Fixed Charges” means, with respect to the Issuer for any period, the sum, without duplication, of:

(1)	Consolidated Interest Expense (including any premium or penalty paid in connection with redeeming or retiring Indebtedness of the Issuer and its Restricted Subsidiaries prior to the stated maturity thereof pursuant to the agreements governing such Indebtedness), plus

(2)	the amount of all dividend payments on any series of Preferred Stock of the Issuer or any Restricted Subsidiary (other than dividends paid in Qualified Capital Stock and other than to the Issuer or any Restricted Subsidiary) paid, accrued or scheduled to be paid or accrued during such period.

“Consolidated Interest Expense” means, with respect to the Issuer for any period, the sum of, without duplication:

(1)	the aggregate of the interest expense of the Issuer and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including without limitation, (a) any amortization of original issue discount and debt issuance cost, (b) the net costs, losses or gains under Interest Rate Agreements, (c) all capitalized interest, and (d) the interest portion of any deferred payment obligation, plus

(2)	the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by the Issuer and its Restricted Subsidiaries during such period, as determined on a consolidated basis in accordance with GAAP, minus

(3)	to the extent included above, write-off of deferred financing costs and interest attributable to Dollar-Denominated Production Payments.

“Consolidated Net Income” means, with respect to the Issuer for any period, the aggregate net income (or loss) of the Issuer and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided, however, that there shall be excluded therefrom:

(1)	any net after-tax gains (or losses) from Asset Sales or abandonments or reserves relating thereto;

(2)	any net after-tax extraordinary or nonrecurring gains (or losses) and any net after-tax gain or loss realized upon the sale or other disposition of any Capital Stock of any Person;

(3)	the net income (but not loss) of any Restricted Subsidiary to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted by charter, contract, operation of law or otherwise;

(4)	the net income of any Person in which the Issuer has an interest, other than a Restricted Subsidiary, except to the extent of cash dividends or distributions actually paid to the Issuer or to a Restricted Subsidiary by such Person (and provided that the Issuer’s equity in a net loss of any such Person for such period shall not be included in determining such Consolidated Net Income, except to the extent of the aggregate cash actually contributed to such Person by the Issuer or a Restricted Subsidiary during such period);

(5)	(a) any net after-tax income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued) and (b) any income or loss attributable to any Person acquired in any pooling-of-interests transaction for any period prior to the date of such acquisition;

(6)	in the case of a successor to the Issuer by consolidation or merger or as a transferee of the Issuer’s assets, any net income (or loss) of the successor corporation prior to such consolidation, merger or transfer of assets;

(7)	any non-cash charges related to a ceiling test write-down under GAAP;

(8)	any unrealized non-cash gains or losses or charges in respect of Interest Rate Agreements, Currency Agreements or Commodity Agreements (including those resulting from the application of SFAS 133);

(9)	any non-cash compensation charge arising from any grant of stock, stock options or other equity-based awards, in accordance with GAAP;

(10)	any consolidated non-cash gains or losses arising from changes in GAAP standards or principles after the Issue Date or the cumulative effect thereof;

(11)	all net income or loss of Unrestricted Subsidiaries;

(12)	any asset (including goodwill) impairment or writedown on or related to Crude Oil and Natural Gas Properties or other non-current assets under applicable GAAP or Commission guidelines; and

(13)	any non-cash or nonrecurring charges associated with any premium or penalty paid, write-off of deferred financing costs or other financial recapitalization charges in connection with redeeming or retiring any Indebtedness prior to maturity.

“Consolidated Net Worth” means, with respect to any specified Person as of any date, the sum of:

(1)	the consolidated equity of the common stockholders of such Person and its consolidated Subsidiaries as of such date; plus

(2)	the respective amounts reported on such Person’s balance sheet as of such date with respect to any series of Preferred Stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such Preferred Stock.

“Consolidated Non-cash Charges” means, with respect to the Issuer, for any period, the aggregate depreciation, depletion, amortization, impairment and other non-cash charges or expenses of the Issuer and its Restricted Subsidiaries reducing Consolidated Net Income of the Issuer for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charge which requires an accrual of or a reserve for cash charges for any future period).

“consolidation” means, with respect to any Person, the consolidation of the accounts of the Restricted Subsidiaries of such Person with those of such Person, all in accordance with GAAP; provided, however, that “consolidation” will not include consolidation of the accounts of any Unrestricted Subsidiary of such Person with the accounts of such Person. The term “consolidated” has a correlative meaning to the foregoing.

“Covenant Defeasance” has the meaning set forth under “—Legal Defeasance and Covenant Defeasance.”

“Credit Facility” means, with respect to the Issuer or any Restricted Subsidiary, one or more debt facilities (or other financing arrangement (including, without limitation, the Senior Credit Facility, commercial paper facilities, letters of credit facilities, bankers’ acceptances or indentures), in each case with banks or other institutional lenders that engage in making bank loans or similar extensions of credit in the ordinary course, providing for revolving credit loans, term loans, letters of credit, bankers’ acceptances or other borrowings, in each case, as amended, restated, modified, renewed, extended, refunded, replaced (whether upon or after termination or otherwise) or refinanced (in each case, without limitation as to amount), in whole or in part, from time to time; provided that any Credit Facility includes assignment provisions substantially similar to the assignment provisions contained in the Senior Credit Facility as in effect on the date of the Indenture.

“Crude Oil and Natural Gas Business” means:

(1)	the acquisition, exploration, exploitation, development, operation, production, hedging, swapping and disposition of interests in oil, natural gas and other Hydrocarbon properties and assets;

(2)	the gathering, marketing, treating, processing, storage, refining, hedging, swapping, selling and transporting of any production from such interests, properties or assets (or interests, properties or assets of others) and products produced in association therewith; and

(3)	activities arising from, relating to or necessary, appropriate, ancillary, complementary or incidental to the foregoing.

“Crude Oil and Natural Gas Properties” means all Properties, including equity or other ownership interests therein, owned by any Person which contain or have been assigned “proved oil and gas reserves,” as defined in Rule 4-10 of Regulation S-X of the Securities Act.

“Crude Oil and Natural Gas Related Assets” means any Investment or capital expenditure (but not including additions to working capital or repayments of any revolving credit or working capital borrowings) by the Issuer or any Subsidiary of the Issuer which is related to the business of the Issuer and its Subsidiaries as it is conducted on the date of the Asset Sale giving rise to the Net Cash Proceeds to be reinvested.

“Currency Agreement” means, with respect to any Person, any foreign exchange contract, currency swap agreement, currency futures contract, currency option contract or other similar agreement or arrangement to which such Person is a party or beneficiary.

“Default” means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

“Disqualified Stock” means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable (other than redeemable only for Capital Stock of such Person that is not itself Disqualified Stock) or is convertible or exchangeable at the option of the holder for Indebtedness or Disqualified Stock, pursuant to a sinking fund obligation or otherwise, or is mandatorily redeemable at the sole option of the holder thereof (other than redeemable only for Capital Stock of such Person that is not itself Disqualified Stock) or is convertible or exchangeable at the option of the holder for Indebtedness or Disqualified Stock, in whole or in part, in either case, on or prior to the final stated maturity of the Notes; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to the final stated maturity of the Notes shall not constitute Disqualified Stock if:

(1)	the “asset sale” or “change of control” provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the terms applicable to the Notes and described under “—Certain Covenants—Limitation on Asset Sales” and “—Change of Control”; and

(2)	any such requirement only becomes operative after compliance with such terms applicable to the Notes, including the purchase of any Notes tendered pursuant thereto (or concurrently therewith, provided that all of the Notes validly tendered for purchase and not withdrawn pursuant to the requirements described under “—Change of Control” or “—Certain Covenants —Limitation on Asset Sales” are so purchased).

The amount of any Disqualified Stock that does not have a fixed redemption, repayment or repurchase price will be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were redeemed, repaid or repurchased on any date on which the amount of such Disqualified Stock is to be determined pursuant to the Indenture; provided, however, that if such Disqualified Stock could not be required to be redeemed, repaid or repurchased at the time of such determination, the redemption, repayment or repurchase price will be the book value of such Disqualified Stock as reflected in the most recent financial statements of such Person.

“Dollar-Denominated Production Payment” means production payment obligations recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.

“Equity Offering” means an offering of Qualified Capital Stock of the Issuer, including any Public Equity Offerings and any non-public, unregistered offering or private placement of such Qualified Capital Stock, or any contribution to capital of the Issuer in respect of Qualified Capital Stock of the Issuer.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

“Fair Market Value” means, with respect to any asset or property, the price which would be paid in an arm’s-length, free market transaction, for cash, between an informed and willing seller and an informed and willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Unless otherwise provided in the Indenture, (i) Fair Market Value of an asset or property in excess of $20 million shall be determined in good faith by the Board of Directors of the Issuer, and shall be evidenced by a Board Resolution, and (ii) any lesser Fair Market Value shall be determined by the principal financial officer or principal accounting officer of the Issuer acting in good faith, which determination, in the case of clause (i) or (ii) will be conclusive for all purposes under the Indenture.

“Fall-Away Period” has the meaning set forth under “Certain covenants—Covenant suspension”.

“Foreign Subsidiary” means a Restricted Subsidiary not organized or existing under the laws of the United States of America or any state or territory thereof and any direct or indirect subsidiary of such Restricted Subsidiary, and in each such case, as of its most recently available balance sheet date, at least 50% of the tangible assets of which were not located in the United States of America or any state or territory thereof.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time, including those set forth in:

(1)	the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants;

(2)	statements and pronouncements of the Financial Accounting Standards Board;

(3)	such other statements by such other entity as approved by a significant segment of the accounting profession; and

(4)	the rules and regulations of the Commission governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the Commission.

“guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(1)	to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

(2)	entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “guarantee” shall not include endorsements for collection or deposit in the ordinary course of business or any obligation to the extent it is payable only in Qualified Capital Stock. The term “guarantee” used as a verb has a corresponding meaning.

“Hydrocarbons” means oil, natural gas, casing head gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all constituents, elements or compounds thereof and all products, by-products and all other substances (whether or not hydrocarbon in nature) produced in connection therewith or refined, separated, settled or derived therefrom or the processing thereof, and all other minerals and substances related to the foregoing, including, but not limited to, liquified petroleum gas, natural gas, kerosene, sulphur, lignite, coal, uranium, thorium, iron, geothermal steam, water, carbon dioxide, helium, and any and all other minerals, ores, or substances of value, and the products and proceeds therefrom, including, without limitation, all gas resulting from the in-situ combustion of coal or lignite.

“incur” has the meaning set forth under “—Certain Covenants—Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock.” Notwithstanding the foregoing, solely for purposes of determining compliance with “—Certain Covenants—Limitation on Incurrence of Additional Indebtedness and Issuance of

Preferred Stock,” the following will not be deemed to be incurrences of Indebtedness or issuances of Preferred Stock:

(1)	amortization of debt discount or the accretion of principal with respect to a non-interest bearing or other discount security;

(2)	the payment of regularly scheduled interest in the form of additional Indebtedness of the same instrument or the payment of regularly scheduled dividends on Capital Stock in the form of additional Capital Stock of the same class and with the same terms;

(3)	the obligation to pay a premium in respect of Indebtedness or Preferred Stock arising in connection with the issuance of a notice of redemption or making of a mandatory offer to purchase such Indebtedness or Preferred Stock; and

(4)	unrealized losses or charges in respect of hedging obligations (including those resulting from the application of SFAS 133).

“Indebtedness” means with respect to any Person, without duplication:

(1)	the principal in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, including, in each case, any premium on such indebtedness to the extent such premium has become due and payable;

(2)	all Capitalized Lease Obligations of such Person;

(3)	all obligations of such Person representing the deferred purchase price of property, all conditional sale obligations of such Person and all obligations under any title retention agreement (but excluding Trade Accounts Payable), to the extent such obligations would appear as a liability upon the balance sheet of such Person in accordance with GAAP;

(4)	all obligations for the reimbursement of any obligor on any outstanding letter of credit, banker’s acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (1) through (3) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following payment on the letter of credit);

(5)	guarantees and other contingent obligations in respect of Indebtedness referred to in this definition;

(6)	all obligations of any other Person of the type referred to in clauses (1) through (5) above which are secured by any Lien on any property or asset of such Person, the amount of such obligation being deemed to be the lesser of the Fair Market Value of such property or asset and the amount of the obligation so secured;

(7)	all net payment obligations under Commodity Agreements, Currency Agreements and Interest Rate Agreements;

(8)

all Disqualified Stock issued by such Person with the “amount” or “principal amount” of Indebtedness represented by such Disqualified Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed redemption price or repurchase price; and

(9)	any guarantee by such Person of production or payment with respect to (A) a Production Payment or (B) Production Payments and Reserve Sales;

provided, however, that any indebtedness which has been defeased in accordance with GAAP or defeased pursuant to the deposit of cash or Cash Equivalents (in an amount sufficient to satisfy all such indebtedness obligations at maturity or redemption, as applicable, and all payments of interest and premium, if any) in a trust or account created or pledged for the sole benefit of the holders of such indebtedness, and subject to no other Liens, and the other applicable terms of the instrument governing such indebtedness, shall not constitute “Indebtedness.”

For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the Fair Market Value of such Disqualified Stock, such Fair Market Value shall be determined reasonably and in good faith by the Board of Directors of the Issuer. Notwithstanding the foregoing, (i) accrued expenses and Trade Accounts Payable arising in the ordinary course of business shall not constitute “Indebtedness” and (ii) except as expressly provided in clause (9) above, Production Payments and Reserve Sales shall not constitute “Indebtedness.”

Any obligation of a Person in respect of a farm-in agreement or similar arrangement whereby such Person agrees to pay all or a share of the drilling, completion or other expenses of an exploratory or development well (which agreement may be subject to maximum payment obligations, after which expenses are shared in accordance with the working or participation interest therein or in accordance with the agreement of the parties) or perform the drilling, completion or other operation on such well in exchange for an ownership interest in an oil or gas property shall not constitute Indebtedness.

Notwithstanding the foregoing, in connection with the acquisition or disposition of any business, assets or Capital Stock of a Restricted Subsidiary or the Issuer, “Indebtedness” will exclude any obligations arising from agreements of the Issuer or any of its Restricted Subsidiaries providing for indemnification, guarantees (other than guarantees of Indebtedness), adjustment of purchase price, holdbacks, contingent payment obligations based on a final financial statement or performance of acquired or disposed of assets or similar obligations, in each case, incurred or assumed in connection with such acquisition or disposition.

The “amount” or “principal amount” of Indebtedness at any time of determination as used herein shall, except as set forth below, be determined in accordance with GAAP:

(1)	the “amount” or “principal amount” of any Indebtedness issued at a price that is less than the principal amount at maturity thereof shall be the accreted value thereof;

(2)	the “amount” or “principal amount” of any Capitalized Lease Obligation shall be the amount determined in accordance with the definition thereof;

(3)	the “amount” or “principal amount” of any Preferred Stock shall be the greater of its voluntary or involuntary liquidation preference and its maximum fixed redemption price or repurchase price;

(4)	the “amount” or “principal amount” of any Interest Rate Agreements included in the definition of Permitted Indebtedness shall be zero;

(5)	the “amount” or “principal amount” of all other unconditional obligations shall be the amount of the liability thereof determined in accordance with GAAP; and

(6)	the “amount” or “principal amount” of all other contingent obligations shall be the maximum liability at such date of such Person.

“Independent Advisor” means a reputable accounting, appraisal or nationally recognized investment banking, engineering or consulting firm (a) which does not, and whose directors, officers and employees or

Affiliates do not, have a direct or indirect material financial interest in the Issuer and (b) which, in the judgment of the Board of Directors of the Issuer, is otherwise disinterested, independent and qualified to perform the task for which it is to be engaged.

“Interest Rate Agreements” means, with respect to any Person, (i) any agreements of such Person with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and (ii) any interest rate protection agreements, interest rate future agreements, interest rate option agreements, agreements providing for interest rate swaps, caps, floors or collars and similar agreements or arrangements to which such Person is a party or beneficiary.

“Investment” means, with respect to any Person, any direct or indirect:

(1)	loan, advance or other extension of credit (including, without limitation, a guarantee) or capital contribution (by means of any transfer of cash or other property valued at the Fair Market Value thereof as of the date of transfer) to others or any payment for property or services for the account or use of others;

(2)	purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities (excluding any interest in a crude oil or natural gas leasehold to the extent constituting a security under applicable law) or evidences of Indebtedness issued by any other Person (whether by merger, consolidation, amalgamation or otherwise and whether or not purchased directly from the issuer of such securities or evidences of Indebtedness);

(3)	guarantee or assumption of the Indebtedness of any other Person (other than the guarantee or assumption of Indebtedness of such Person or a Restricted Subsidiary of such Person which guarantee or assumption is made in compliance with the provisions of “—Certain Covenants—Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock” above); and

(4)	other items that would be classified as investments on a balance sheet of such Person prepared in accordance with GAAP.

Notwithstanding the foregoing, “Investment” shall exclude direct or indirect advances or payments to customers or suppliers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable, prepaid expenses or deposits on a balance sheet, endorsements for collection or deposits arising in the ordinary course of business, any loan or extension of credit represented by a bank deposit other than a time deposit, any interest in an oil or gas leasehold to the extent constituting a security under applicable law and extensions of trade credit by the Issuer and its Restricted Subsidiaries on commercially reasonable terms in accordance with normal trade practices of the Issuer or such Restricted Subsidiary, as the case may be. The amount of any Investment shall be its Fair Market Value at the time the investment is made and shall not be adjusted for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment. If the Issuer or any Restricted Subsidiary sells or otherwise disposes of any Capital Stock of any Restricted Subsidiary such that, after giving effect to any such sale or disposition, it ceases to be a Subsidiary of the Issuer, the Issuer shall be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Capital Stock of such Restricted Subsidiary not sold or disposed of.

“Investment Grade Rating” means a Moody’s rating of Baa3 or higher and an S&P rating of BBB- or higher or, if either such Rating Agency ceases to rate the Notes for reasons outside of the Issuer’s control, the equivalent investment grade credit rating from any other Rating Agency.

“Issue Date” means the date of original issuance of the Notes (excluding, for such purpose any Additional Notes).

“Legal Defeasance” has the meaning set forth under “—Legal Defeasance and Covenant Defeasance.”

“Lien” means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

“Measurement Date” means March 31, 2017.

“Moody’s ” means Moody’s Investors Service, Inc.

“Net Cash Proceeds” means, with respect to any Asset Sale, the aggregate proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents received by the Issuer or any of its Restricted Subsidiaries from such Asset Sale net of (a) reasonable out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting, reservoir engineering and investment banking fees and sales commissions and title expenses), (b) taxes (including secondary tax expenses) paid or payable or taxes required to be accrued as a liability under GAAP after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements, (c) repayment of Indebtedness or Preferred Stock that is required to be repaid in connection with such Asset Sale or that is secured by any assets subject to such Asset Sale, in accordance with the terms of any Lien upon such assets, (d) appropriate amounts to be provided by the Issuer or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any post closing adjustments or liabilities associated with such Asset Sale and retained by the Issuer or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, and (e) all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Sale.

“Net Proceeds Offer” has the meaning set forth under “—Certain Covenants—Limitation on Asset Sales.”

“Net Proceeds Offer Amount” has the meaning set forth under “—Certain Covenants—Limitation on Asset Sales.”

“Net Proceeds Offer Payment Date” has the meaning set forth under “—Certain Covenants—Limitation on Asset Sales.”

“Net Proceeds Offer Trigger Date” has the meaning set forth under “—Certain Covenants—Limitation on Asset Sales.”

“Net Working Capital” means all current assets (other than current assets from Commodity Agreements) of the Issuer and its consolidated Subsidiaries, minus all current liabilities of the Issuer and its consolidated Subsidiaries, except current liabilities included in Indebtedness and any current liabilities from Commodity Agreements, in each case as set forth in financial statements of the Issuer prepared in accordance with GAAP (excluding any adjustments made pursuant to FAS 133); provided that current assets and current liabilities shall exclude Consolidated Non-cash Charges.

“Non-Guarantor Restricted Subsidiary” means any Restricted Subsidiary that is not a Subsidiary Guarantor and is not a Wholly-Owned Restricted Subsidiary and has been designated by the Issuer as a Non-Guarantor Restricted Subsidiary, as evidenced by a Board Resolution.

“Pari Passu Indebtedness” means any Indebtedness of the Issuer or any Subsidiary Guarantor that ranks pari passu in right of payment with the Notes or such Subsidiary Guarantees, as applicable.

“Permitted Acquisition Indebtedness” means Indebtedness or Preferred Stock of the Issuer or any of its Restricted Subsidiaries to the extent such Indebtedness or Preferred Stock was Indebtedness of:

(1)	a Subsidiary prior to the date on which such Subsidiary became a Restricted Subsidiary; or

(2)	a person that was merged or consolidated into the Issuer or a Restricted Subsidiary;

provided that on the date such Subsidiary became a Restricted Subsidiary or the date such Person was merged or consolidated into the Issuer or a Restricted Subsidiary, as applicable, after giving pro forma effect thereto,

(a)	the Issuer would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated EBITDAX Coverage Ratio test described under “—Certain Covenants—Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock,”

(b)	the Consolidated EBITDAX Coverage Ratio for the Issuer would be equal to or greater than the Consolidated EBITDAX Coverage Ratio for the Issuer immediately prior to such transaction, or

(c)	the Consolidated Net Worth of the Issuer would be equal to or greater than the Consolidated Net Worth of the Issuer immediately prior to such transaction.

“Permitted Indebtedness” means, without duplication, each of the following:

(1)	(A) the Notes issued on the Issue Date or (B) the Exchange Notes issued pursuant to the Exchange Offer or (C) any Subsidiary Guarantees of any Notes or Exchange Notes referred to in clauses (A) or (B);

(2)	Indebtedness of the Issuer or any Restricted Subsidiary incurred pursuant to the Credit Facilities; provided, however, that immediately after giving effect to the incurrence of Indebtedness under the Credit Facilities, the aggregate principal amount of all Indebtedness incurred under this clause (2) and then outstanding does not exceed the greater of (i) $1.0 billion and (ii) an amount equal to the sum of (A) $400.0 million plus (B) 30% of Adjusted Consolidated Net Tangible Assets determined as of the date of the incurrence of such Indebtedness;

(3)	Indebtedness of a Restricted Subsidiary to, or Preferred Stock of a Restricted Subsidiary held by, the Issuer or to a Restricted Subsidiary for so long as such Indebtedness or Preferred Stock is held by the Issuer or a Restricted Subsidiary, in each case subject to no Lien held by a Person other than the Issuer or a Restricted Subsidiary; provided, however, that if as of any date any Person other than the Issuer or a Restricted Subsidiary owns or holds any such Indebtedness or Preferred Stock or holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of the Indebtedness or issuance of the Preferred Stock so held by a Person other than the Issuer or a Restricted Subsidiary not constituting Permitted Indebtedness under this clause (3) by the issuer of such Indebtedness or Preferred Stock;

(4)	Indebtedness (including the $315.3 million aggregate principal amount of the Issuers’ 7 5/8% Senior Notes due 2019, $400.0 million aggregate principal amount of the Issuer’s 7% Senior Notes due 2022 and the $0.6 million aggregate principal amount of the Issuer’s 5.0% Convertible Senior Notes due 2028) or Preferred Stock outstanding on the Issue Date (other than Indebtedness described in clause (1), (2) or (3));

(5)	the guarantee by the Issuer or any Restricted Subsidiary of any Indebtedness that is (x) referred to in clause (2) or (4) or (y) permitted by the Indenture to be incurred by the Issuer or any Restricted Subsidiary;

(6)	Interest Rate Agreements of the Issuer or a Restricted Subsidiary covering Indebtedness of the Issuer or any of its Restricted Subsidiaries; provided, however, that such Interest Rate Agreements are entered into to manage the exposure of the Issuer and its Restricted Subsidiaries to fluctuations in interest rates with respect to Indebtedness incurred in accordance with the Indenture to the extent the notional principal amount of such Interest Rate Agreements does not exceed the principal amount of the Indebtedness to which such Interest Rate Agreements relate;

(7)	Indebtedness of the Issuer to a Restricted Subsidiary for so long as such Indebtedness is held by a Restricted Subsidiary, in each case subject to no Lien; provided, however, that (i) any Indebtedness of the Issuer to any Restricted Subsidiary that is not a Subsidiary Guarantor is unsecured and (ii) if as of any date any Person other than a Restricted Subsidiary owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of the Indebtedness so held by a Person other than the Issuer not constituting Permitted Indebtedness under this clause (7) by the Issuer;

(8)	Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of incurrence;

(9)	Indebtedness of the Issuer or any of its Restricted Subsidiaries represented by (a) payment obligations in connection with self-insurance, or bid, performance, appeal or surety bonds or similar bonds or for completion or performance guarantees or obligations or for similar requirements in the ordinary course of business and any guarantees or letters of credit functioning as or supporting any of the foregoing bonds or (b) obligations represented by letters of credit for the account of the Issuer or such Restricted Subsidiary, as the case may be, in order to provide security for workers’ compensation claims;

(10)	Refinancing Indebtedness issued to Refinance Indebtedness incurred in accordance with “—Certain Covenants—Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock” above (other than pursuant to clauses (3), (6), (7), (8), (9), (11), (12), (13), (14), (17) or (19) of this definition);

(11)	Capitalized Lease Obligations and Purchase Money Indebtedness of the Issuer or any of its Restricted Subsidiaries incurred after the Issue Date at any one time outstanding not to exceed the greater of (a) 2.0% of Adjusted Consolidated Net Tangible Assets determined at the date of incurrence after giving pro forma effect to such incurrence and the application of proceeds thereof; and (b) $50.0 million;

(12)	obligations arising in connection with Commodity Agreements of the Issuer or a Restricted Subsidiary;

(13)	Indebtedness under Currency Agreements; provided, however, that in the case of Currency Agreements which relate to Indebtedness, such Currency Agreements do not increase the Indebtedness of the Issuer and its Restricted Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

(14)	Indebtedness relating to Hydrocarbon balancing positions arising in the ordinary course of business;

(15)	Indebtedness of any of the Issuer and the Restricted Subsidiaries to the extent the net proceeds thereof are promptly (a) used to redeem all of the Notes or (b) deposited to effect Covenant Defeasance or Legal Defeasance or satisfy and discharge the Indenture as described under “—Legal Defeasance and Covenant Defeasance” or “—Satisfaction and Discharge”;

(16)	Permitted Acquisition Indebtedness;

(17)	Indebtedness of the Issuer or any Restricted Subsidiary arising from guarantees of Indebtedness of joint ventures at any time outstanding not to exceed the greater of (a) $20.0 million and (b) 1.0% of Adjusted Consolidated Net Tangible Assets determined as of the date of incurrence of such Indebtedness after giving pro forma effect to such incurrence and the application of proceeds thereof;

(18)	Indebtedness consisting of the financing of insurance premiums in customary amounts consistent with the operations and business of the Issuer and the Restricted Subsidiaries; and

(19)	additional Indebtedness of the Issuer or any of its Restricted Subsidiaries in an aggregate principal amount at any time outstanding not to exceed the greater of (a) 2.5% of Adjusted Consolidated Net Tangible Assets determined at the date of incurrence of such Indebtedness after giving pro forma effect to such incurrence and the application of proceeds thereof; and (b) $75.0 million. In the event that an item of Indebtedness or Preferred Stock or proposed Indebtedness or Preferred Stock (including, without limitation, Acquired Indebtedness) meets the criteria of more than one of the categories of Permitted Indebtedness described in clause (1) through (19) above, or is entitled to be incurred under the above covenant entitled “—Certain Covenants—Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock” even if not Permitted Indebtedness, the Issuer will be permitted to classify or later reclassify (in whole or in part in its sole discretion) such item of Indebtedness or Preferred Stock in any manner (including by dividing and classifying such item of Indebtedness or Preferred Stock in more than one type of Indebtedness or Preferred Stock permitted under such covenant) that complies with that covenant. Indebtedness or Preferred Stock permitted by such covenant need not be permitted solely by reference to one provision permitting such Indebtedness or Preferred Stock but may be permitted in part by one such provision and in part by one or more other provisions permitting such Indebtedness or Preferred Stock. The dollar equivalent principal amount of any Indebtedness denominated in a foreign currency and incurred pursuant to any dollar-denominated restriction on the incurrence of Indebtedness shall be calculated based on the relevant currency exchange rate in effect on the date that such Indebtedness was incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is incurred to Refinance other Indebtedness denominated in a foreign currency, and such Refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such Refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being Refinanced (plus the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness being Refinanced and plus the amount of reasonable fees and expenses incurred by the Issuer and its Restricted Subsidiaries in connection with such Refinancing). Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Issuer and the Restricted Subsidiaries may incur under such covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rates of currencies. The principal amount of any Indebtedness incurred to Refinance other Indebtedness, if incurred in a different currency from the Indebtedness being Refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such Refinancing.

“Permitted Industry Investments” means any Investment made in the ordinary course of the business of the Issuer or any Restricted Subsidiary or that is of a nature that is or shall have become of a kind or character that is customarily made in the Crude Oil and Natural Gas Business, including, without limitation, investments or expenditures for exploiting, exploring for, acquiring, developing, producing, processing, refining, gathering, marketing or transporting Hydrocarbons through agreements, transactions, properties, interests or arrangements which permit one to share or transfer risks or costs, comply with regulatory requirements regarding local ownership or otherwise or satisfy other objectives customarily achieved through the conduct of the Crude Oil and Natural Gas Business jointly with third parties, including, without limitation:

(1)	capital expenditures, including, without limitation, acquisitions of Company Properties and interests therein;

(2)

entry into, and Investments in the form of or pursuant to, operating agreements, joint ventures, working interests, royalty interests, mineral leases, unitization agreements, processing agreements, farm-in agreements, farm-out agreements, pooling arrangements, contracts for the sale, transportation, storage or exchange of hydrocarbons and minerals production sharing agreements, production sales and marketing agreements, development agreements, area of mutual interest agreements, unitization agreements, pooling arrangements, joint bidding agreements, service contracts, joint venture agreements, partnership agreements (whether general or limited), limited liability company agreements, subscription agreements, stock purchase agreements, stockholder agreements, oil or gas leases, overriding royalty agreements, net profits agreements, production payment agreements, royalty trust agreements, incentive compensation programs on terms that are reasonably customary in the Crude Oil and Natural Gas Business for geologists, geophysicists and other providers of technical services to the Issuer or any Restricted Subsidiary, operating agreements, division orders, participation agreements, master limited partnership agreements, contracts for the sale, purchase, exchange, transportation, gathering, processing, marketing or storage of Hydrocarbons, communitizations, declarations, orders and agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or geophysical permits or agreements, development agreements or other similar or customary agreements, transactions, properties, interests or arrangements, and Investments and expenditures (including, without limitation, capital expenditures) in connection therewith or pursuant thereto, Asset Swaps, and exchanges of Company Properties for other Company Properties that, together with any cash and Cash Equivalents in connection therewith, are of at least equivalent value as determined in good faith by the Board of Directors of the Issuer;

(3)	ownership interests in oil, gas or other Hydrocarbon or mineral properties and interests therein, liquid natural gas facilities, drilling operations, processing facilities, refineries, gathering systems, pipelines, storage facilities, related systems or facilities, ancillary real property interests and interests therein; and

(4)	Investments of operating funds on behalf of co-owners of Crude Oil and Natural Gas Properties of the Issuer or the Subsidiaries pursuant to joint operating agreements.

“Permitted Investments” means:

(1)	Investments by the Issuer or any Restricted Subsidiary in any Person that is or will become immediately after such Investment a Restricted Subsidiary or that will merge or consolidate into the Issuer or a Restricted Subsidiary;

(2)	Investments in the Issuer by any Restricted Subsidiary; provided, however, that any Indebtedness evidencing any such Investment held by a Restricted Subsidiary that is not a Subsidiary Guarantor is unsecured;

(3)	Investments in cash and Cash Equivalents;

(4)	Investments made by the Issuer or its Restricted Subsidiaries as a result of consideration received in connection with an Asset Sale made in compliance with “—Certain Covenants Limitation on Asset Sales” above;

(5)	Permitted Industry Investments, including prepayments, advances and deposits paid with respect thereto;

(6)	Investments to the extent that Qualified Capital Stock of the Issuer is the consideration paid or provided by the Issuer;

(7)	receivables owing to the Issuer or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Issuer or any such Restricted Subsidiary deems reasonable under the circumstances;

(8)	payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(9)	loans or advances to officers, directors or employees made in the ordinary course of business consistent with past practices of the Issuer or such Restricted Subsidiary and otherwise in compliance with the covenant “—Certain Covenants—Limitation on Transactions with Affiliates”;

(10)	stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Issuer or any Restricted Subsidiary or in satisfaction of judgments or in settlement of litigation, arbitration or other disputes with Persons who are not Affiliates;

(11)	Investments in any Person where such Investment was acquired by the Issuer or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (b) as a result of a foreclosure by the Issuer or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(12)	Investments in any Person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business by the Issuer or any Restricted Subsidiary;

(13)	Investments in any Person to the extent such Investments consist of Commodity Agreements, Interest Rate Agreements or Currency Agreements otherwise permitted under the covenant described under “—Certain Covenants—Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock”;

(14)	Investments that are in existence on the Issue Date, and any extension, modification or renewal of any such Investments, but only to the extent not involving additional advances, contributions or other Investments of cash or other assets or other increases of such Investments (other than as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case, pursuant to the terms of such Investments as in effect on the Issue Date);

(15)	guarantees of performance or other obligations (other than Indebtedness) arising in the ordinary course in the Crude Oil and Natural Gas Business, including obligations under oil and natural gas exploration, development, joint operating, and related agreements and licenses or concessions related to the Crude Oil and Natural Gas Business;

(16)	Investments of a Restricted Subsidiary acquired after the Issue Date or of any entity merged into or consolidated with the Issuer or a Restricted Subsidiary in accordance with the covenants described under “—Certain Covenants—Merger, Consolidation and Sale of Assets” to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(17)	repurchases of or other Investments in the Notes or the Exchange Notes;

(18)	Investments in any units of any oil and gas royalty trust;

(19)	guarantees of Indebtedness permitted under the covenant described under “—Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock”;

(20)	guarantees by the Issuer or any of its Restricted Subsidiaries of operating leases (other than Capitalized Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(21)	advances and prepayments for asset purchases in the ordinary course of business in the Crude Oil and Natural Gas Business of the Issuer or any of its Restricted Subsidiaries; and

(22)	additional Investments made after the Issue Date having, when taken together with all other Investments made pursuant to this clause (22) that are outstanding at the time of such additional Investment, an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value) not to exceed the greater of (a) $50.0 million and (b) 2.0% of Adjusted Consolidated Net Tangible Assets determined at the time of such additional Investment.

With respect to any Investment, the Issuer may, in its sole discretion, allocate all or any portion of such Investment to one or more of the above clauses so that the entire Investment is a Permitted Investment.

“Permitted Liens” means each of the following types of Liens:

(1)	Liens existing as of the Issue Date (and any extensions, replacements or renewals thereof covering property or assets secured by such Liens on the Issue Date);

(2)	Liens securing Indebtedness outstanding under the Credit Facilities;

(3)	Liens securing the Notes and the Subsidiary Guarantees and other obligations arising under the Indenture;

(4)	Liens of the Issuer or a Subsidiary Guarantor on assets of any Restricted Subsidiary;

(5)	Liens securing Refinancing Indebtedness which is incurred to Refinance any Indebtedness which has been secured by a Lien permitted under the Indenture and which has been incurred in accordance with the provisions of the Indenture; provided, however, that such Liens do not extend to or cover any property or assets of the Issuer or any of its Restricted Subsidiaries not securing the Indebtedness so Refinanced;

(6)	Liens for taxes, assessments or governmental charges or claims either not delinquent or contested in good faith by appropriate proceedings and as to which the Issuer or a Restricted Subsidiary, as the case may be, shall have set aside on its books such reserves as may be required pursuant to GAAP;

(7)	statutory and contractual Liens of landlords to secure rent arising in the ordinary course of business and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith or other Liens arising solely by virtue of any statutory or common law provision relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided, however, that (A) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Issuer in excess of those set forth by regulations promulgated by the Federal Reserve Board and (B) such deposit account is not intended by the Issuer or any Restricted Subsidiary to provide collateral to the depository institution;

(8)

Liens incurred or deposits made in the ordinary course of business (i) in connection with workers’ compensation, unemployment insurance, social security or old age pension laws or other similar law, rule or regulation, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, (ii) to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (including letters of credit in connection therewith but exclusive of obligations for the payment of borrowed money), (iii) to secure public or statutory obligations of such Person including letters of credit and bank guarantees required or requested by the United States, any State thereof or any foreign government or any subdivision, department, agency, organization or instrumentality of any of the foregoing in connection with any contract or statute (including lessee or operator obligations under statutes, governmental regulations, contracts or instruments related to the ownership, exploration and production of oil, natural gas, other hydrocarbons and minerals on State, Federal or foreign lands or waters) or (iv) deposits of cash or United States government bonds to secure surety, stay, appeal, indemnity performance or other similar bonds to which such Person is a party or deposits as security for contested taxes or indemnity performance or other similar bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

(9)	judgment and attachment Liens not giving rise to an Event of Default;

(10)	easements, rights-of-way, licenses, zoning restrictions, restrictive covenants, minor imperfections in title and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of the Issuer or any of its Restricted Subsidiaries;

(11)	any interest or title of a lessor under any Capitalized Lease Obligation; provided that such Liens do not extend to any property or assets which is not leased property subject to such Capitalized Lease Obligation;

(12)	Liens securing Purchase Money Indebtedness of the Issuer or any Restricted Subsidiary; provided, however, that (i) the Purchase Money Indebtedness shall not be secured by any property or assets of the Issuer or any Restricted Subsidiary other than the property and assets so acquired or constructed (except for proceeds, improvements, rents and similar items relating to the property or assets so acquired or constructed) and (ii) the Lien securing such Indebtedness shall be created within 120 days of such acquisition or construction;

(13)	Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof and Liens in favor of issuers of surety bonds or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit or surety bonds do not constitute Indebtedness;

(14)	Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Issuer or any of its Restricted Subsidiaries, including rights of offset and set-off;

(15)	Liens securing Interest Rate Agreements which Interest Rate Agreements relate to Indebtedness that is otherwise permitted under the Indenture and Liens securing Commodity Agreements or Currency Agreements;

(16)

Liens securing Acquired Indebtedness incurred in accordance with “—Certain Covenants—Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock” above; provided, however, that (i) such Liens secured such Acquired Indebtedness at the time of and prior to the incurrence of such Acquired Indebtedness by the Issuer or a Restricted Subsidiary and were not granted in connection with, or in anticipation of, the incurrence of such Acquired Indebtedness by the Issuer or a Restricted Subsidiary and (ii) such Liens do not extend to or cover any property or assets of the Issuer or of any of its Restricted Subsidiaries other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of the Issuer or a Restricted Subsidiary (except for proceeds, improvements, rents and similar items relating to the property or assets so secured) and are no more favorable to the lienholders than those securing the Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by the Issuer or a Restricted Subsidiary;

(17)	Liens on, or related to, properties and assets of the Issuer and its Subsidiaries to secure all or a part of the costs incurred in the ordinary course of business of exploration, drilling, development, production, processing, gas gathering, transportation, marketing, refining or storage, abandonment or operation thereof;

(18)	Liens securing Indebtedness incurred to finance, or Capitalized Lease Obligations with respect to, the construction, purchase or lease of, or repairs, improvements or additions to, property, plant or equipment of such Person; provided, however, that the Lien may not extend to any other property owned by such Person or any of its Restricted Subsidiaries at the time the Lien is incurred (other than assets and property affixed or appurtenant thereto), and the Indebtedness (other than any interest thereon) secured by the Lien may not be incurred more than 180 days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the Lien;

(19)	Liens on pipeline or pipeline facilities, Hydrocarbons or properties and assets of the Issuer and its Subsidiaries which arise out of operation of law;

(20)	royalties, overriding royalties, revenue interests, net revenue interests, net profit interests, reversionary interests, production payments, production sales contracts, preferential rights of purchase, operating agreements, working interests and other similar interests, participation agreements, properties, arrangements and agreements, all as ordinarily exist with respect to Properties and assets of the Issuer and its Subsidiaries or otherwise as are customary in the oil and gas business;

(21)	with respect to any Properties and assets of the Issuer and its Subsidiaries, Liens arising under, or in connection with, or related to, farm-out agreements, farm-in agreements, joint operating agreements, area of mutual interest agreements, partnership agreements, oil, gas, other hydrocarbons and minerals leases, licenses or sublicenses, assignments, purchase and sale agreements, division orders, contracts for the sale, purchase, transportation, processing or exchange of crude oil, natural gas or other Hydrocarbons, unitization and pooling declarations, joint interest billing arrangements and agreements, development agreements, any other agreements, transactions, properties, interests or arrangements referred to in clause (2) of the definition of “Permitted Industry Investments,” and/or other similar or customary arrangements, agreements or interests that the Issuer or any Subsidiary determines in good faith to be necessary or appropriate for the economic development of such Property or asset or which are customary in the Crude Oil and Natural Gas Business;

(22)	any (a) interest or title of a lessor or sublessor under any lease, liens reserved in oil, gas or other hydrocarbons, minerals, leases for bonus, royalty or rental payments and for compliance with the terms of such leases, (b) restriction or encumbrance that the interest or title of such lessor or sublessor may be subject to (including, without limitation, ground leases or other prior leases of the demised premises, mortgages, mechanics’ liens, tax liens, and easements), or (c) subordination of the interest of the lessee or sublessee under such lease to any restrictions or encumbrance referred to in the preceding clause (b);

(23)	survey exceptions, encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property, minor defects in title or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not incurred or created to secure the payment of borrowed money which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(24)	Liens on property at the time such Person or any of its Subsidiaries acquires the property, including any acquisition by means of a merger or consolidation with or into such Person or a Subsidiary of such Person; provided, however, that the Liens may not extend to any other property owned by such Person or any of its Restricted Subsidiaries (other than assets and property affixed or appurtenant thereto);

(25)	Liens in favor of collecting or payor banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of the Issuer or any Restricted Subsidiary on deposit with or in possession of such bank;

(26)	Liens arising under the Indenture in favor of the Trustee for its own benefit and similar Liens in favor of other trustees, agents and representatives arising under instruments governing Indebtedness permitted to be incurred under the Indenture; provided, however, that such Liens are solely for the benefit of the trustees, agents or representatives in their capacities as such and not for the benefit of the holders of such Indebtedness;

(27)	Liens arising from the deposit of funds or securities in trust for the purpose of decreasing or defeasing Indebtedness so long as such deposit of funds or securities and such decreasing or defeasing of Indebtedness are permitted under the covenant described under “Legal Defeasance and Covenant Defeasance” and “Satisfaction and Discharge”;

(28)	Liens to secure Production Payments or Production Payments and Reserve Sales; provided, however, that the Liens may not extend to any assets other than those that are the subject of such Production Payments or Production Payments and Reserve Sales, as applicable;

(29)	Liens to secure any Refinancing (or successive Refinancings) as a whole, or in part, of any Indebtedness secured by any Lien referred to in clauses (1), (11), (12), (16), (17), (18), (24) or (30); provided, however, that:

(a)	such new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(b)	the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (x) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (1), (11), (12), (16), (17), (18), (24) or (30) at the time the original Lien became a Permitted Lien and (y) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

(30)	Liens on property of an Unrestricted Subsidiary at the time that it is designated as a Restricted Subsidiary pursuant to the definition of “Unrestricted Subsidiary”; provided that such Liens were not incurred in connection with, or contemplation of, such designation;

(31)	to the extent not included in any other clause of this definition, leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of the Issuer and its Restricted Subsidiaries, taken as a whole;

(32)	Liens arising from Uniform Commercial Code financial statement filings regarding operating leases entered into by the Issuer and its Restricted Subsidiaries in the ordinary course of business;

(33)	to the extent not included in any other clause of this definition, Liens on and pledges of the Equity Interests of any Unrestricted Subsidiary or any joint venture owned by the Issuer or any Restricted Subsidiary to the extent securing Indebtedness that is non-recourse to the Issuer or to any Restricted Subsidiary;

(34)	Liens incurred in the ordinary course of business with respect to outstanding obligations in the aggregate not exceeding the greater of (x) $50.0 million or (y) 5% of Adjusted Consolidated Net Tangible Assets determined at the date of incurrence after giving pro forma effect to such incurrence and the application of the proceeds thereof; and

(35)	solely during any Fall-Away Period, any Liens on any properties or assets not constituting a Restricted Property.

In each case set forth above, notwithstanding any stated limitation on the assets that may be subject to such Lien, a Permitted Lien on a specified asset or group or type of assets may include Liens on all improvements, additions and accessions thereto and all products and proceeds thereof (including dividends, distributions and increases in respect thereof).

“Person” means an individual, partnership, corporation, unincorporated organization, limited liability company, trust, estate, or joint venture, or a governmental agency or political subdivision thereof.

“Preferred Stock” of any Person means any Capital Stock of any class or classes (however designated) of such Person that has preferential rights to any other Capital Stock of any class of such Person with respect to dividends or redemptions or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person.

“Production Payments” means, collectively, Dollar-Denominated Production Payments and Volumetric Production Payments.

“Production Payments and Reserve Sales” means the grant or transfer to any Person of a Dollar-Denominated Production Payment, Volumetric Production Payment, royalty, overriding royalty, revenue interest, net revenue interest, reversionary interest, net profits interest, master limited or other partnership interest or other interest in oil and natural gas properties, reserves or the right to receive all or a portion of the production or the proceeds from the sale of production attributable to such properties, including, without limitation, any such grants or transfers pursuant to incentive compensation programs on terms that are reasonably customary in the Crude Oil and Natural Gas Business for geologists, geophysicists or other providers of technical services to the Issuer or a Restricted Subsidiary.

“Property ” means, with respect to any Person, any interests of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, Capital Stock, partnership interests and other equity or ownership interests in any other Person.

“Public Equity Offering” means an underwritten public Equity Offering by the Issuer.

“Purchase Money Indebtedness” means Indebtedness the net proceeds of which are used to finance the cost (including the cost of construction) of property or assets acquired in the normal course of business by the Person incurring such Indebtedness.

“Qualified Capital Stock” means any Capital Stock that is not Disqualified Stock.

“Rating Agency” means each of S&P and Moody’s, or if S&P or Moody’s or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Issuer which shall be substituted for S&P or Moody’s, or both, as the case may be.

“Reference Date” has the meaning set forth under “—Certain Covenants—Limitation on Restricted Payments.”

“Refinance ” means, in respect of any security or Indebtedness or Preferred Stock, to refinance, extend, renew, refund, repay, prepay, redeem, effect a change by amendment or modification, defease or retire, or to issue a security or Indebtedness or Preferred Stock in exchange or replacement for (or the net proceeds of which are used to Refinance), such security or Indebtedness or Preferred Stock in whole or in part. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means any Indebtedness or Preferred Stock issued in or resulting from a Refinancing by the Issuer or any Restricted Subsidiary of the Issuer of Indebtedness or Preferred Stock, in each case that:

(1)	does not have an aggregate principal amount that is greater than the aggregate principal amount of the Indebtedness or Preferred Stock being Refinanced as of the date of such proposed Refinancing (plus the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness or Preferred Stock, as applicable, being Refinanced and plus the amount of reasonable fees and expenses incurred by the Issuer and its Restricted Subsidiaries in connection with such Refinancing); or

(2)	does not have (x) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness or Preferred Stock, as applicable, being Refinanced or (y) a final maturity date or redemption date, as applicable, earlier than the final maturity date or redemption date, as applicable, of the Indebtedness or Preferred Stock, as applicable, being Refinanced; provided, however, that (a) if such Indebtedness being Refinanced is Indebtedness of the Issuer or one or more Subsidiary Guarantors, then such Refinancing Indebtedness shall be Indebtedness solely of the Issuer and/or such Subsidiary Guarantors which were obligors or guarantors of such Indebtedness being Refinanced; (b) if such Indebtedness being Refinanced is subordinate or junior in right of payment to the Notes or a Subsidiary Guarantee, then such Refinancing Indebtedness shall be subordinate or junior in right of payment to the Notes or such Subsidiary Guarantee, as the case may be, at least to the same extent and in the same manner as the Indebtedness being Refinanced or shall be Preferred Stock of the obligor on the Indebtedness being refinanced; (c) if any Preferred Stock being Refinanced was Disqualified Stock of the Issuer, the Refinancing Indebtedness shall be Disqualified Stock of the Issuer and (d) if any Preferred Stock being refinanced was Preferred Stock of a Restricted Subsidiary, the Refinancing Indebtedness shall be Preferred Stock of such Restricted Subsidiary.

“Replacement Assets” has the meaning set forth under “—Certain Covenants—Limitation on Asset Sales.”

“Restricted Payment” has the meaning set forth under “—Certain Covenants—Limitation on Restricted Payments.”

“Restricted Property” means, with respect to any Fall-Away Period, any Crude Oil and Natural Gas Property having a Fair Market Value in excess of $10.0 million and any facilities directly related to the production of Hydrocarbons from a Restricted Property and includes Capital Stock of a corporation or other Person which owns such property or facilities, but does not include (i) any property or facilities used in connection with or necessarily incidental to the purchase, sale, storage, transportation or distribution of Hydrocarbons, (ii) any property which, in the opinion of the Issuer’s Board of Directors, is not materially important to the total business conducted by the Issuer or its Subsidiaries as an entirety or (iii) any portion of a particular property which, in the opinion of the Issuer’s Board of Directors, is not materially important to the use or operation of such property.

“Restricted Subsidiary” means any Subsidiary of the Issuer that has not been designated by the Board of Directors of the Issuer (or deemed designated) as an Unrestricted Subsidiary pursuant to and in compliance with “—Certain Covenants—Limitation on Restricted and Unrestricted Subsidiaries” above. Any such designation may be revoked by a Board Resolution of the Issuer delivered to the Trustee, subject to the provisions of such covenant.

“S&P” means Standard & Poor’s Ratings Services.

“Sale and Leaseback Transaction” means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to the Issuer or a Restricted Subsidiary of any Property, whether owned by the Issuer or any Restricted Subsidiary at the Issue Date or later acquired which has been or is to be sold or transferred by the Issuer or such Restricted Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such Property.

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Credit Facility” means the debt facility provided for under the Third Amended and Restated Credit Agreement dated as of March 16, 2010 among Bill Barrett Corporation, as borrower, JPMorgan Chase Bank, N.A., as administrative agent, Bank of America, N.A. and Deutsche Bank Securities Inc., as syndication agents, Bank of Montreal and Wells Fargo Bank, N.A., as documentation agents and the lenders party thereto, or any successor or replacement agreements and whether by the same or any other agent, lender or group of lenders, documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreements extending the maturity of, Refinancing, replacing, increasing or otherwise restructuring all or any portion of the Indebtedness under such agreements.

“Significant Subsidiary” means a Restricted Subsidiary of a Person that is also a “significant subsidiary” as defined in Rule 1.02(w) of Regulation S-X under the Securities Act.

“Subsidiary,” with respect to any Person, means any (i) corporation, association or other business entity of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors, managers or trustees of such entity under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person or any other Person of which at least a majority of the voting interests under ordinary circumstances is at the time, directly or indirectly, owned by such Person or (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Subsidiary Guarantee” shall have the meaning assigned to such term under “—Subsidiary Guarantees.”

“Subsidiary Guarantor” means each of the Issuer’s Restricted Subsidiaries on the Issue Date, and each other Person that is required to become a Guarantor by the terms of the Indenture after the Issue Date; provided, however, that any Person constituting a Subsidiary Guarantor as described above shall cease to constitute a Subsidiary Guarantor when its Subsidiary Guarantee is released in accordance with the terms of the Indenture.

“Surviving Entity” has the meaning set forth under “—Certain Covenants—Merger, Consolidation and Sale of Assets.”

“Trade Accounts Payable” means (a) accounts payable or other obligations of the Issuer or any Restricted Subsidiary created or assumed by the Issuer or such Restricted Subsidiary in the ordinary course of business in connection with the obtaining of goods or services and (b) obligations arising under contracts for the exploration, development, drilling, completion, production and plugging and abandonment of wells or for the construction, repair or maintenance of related infrastructure or facilities.

“Unrestricted Subsidiary” means any Subsidiary of the Issuer designated (or deemed designated) as such pursuant to and in compliance with “—Certain Covenants—Limitation on Restricted and Unrestricted Subsidiaries” above. Any such designation may be revoked by a Board Resolution of the Issuer delivered to the Trustee, subject to the provisions of such covenant.

“Volumetric Production Payments” means production payment obligations recorded as deferred revenue in accordance with GAAP, together with all undertakings and obligations in connection therewith.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness or Preferred Stock at any date, the number of years obtained by dividing (1) the then outstanding aggregate principal amount of such Indebtedness or Preferred Stock into (2) the sum of the total of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal or (with respect to Preferred Stock) redemption or similar payment, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

“Wholly-Owned Restricted Subsidiary” means a Restricted Subsidiary all the Capital Stock of which (other than directors’ qualifying shares) is owned by the Issuer or another Wholly-Owned Restricted Subsidiary.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain U.S. federal income tax considerations that may be relevant to the exchange of old notes for new notes and to the ownership and disposition of new notes, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations, administrative rulings, and judicial decisions all as in effect or in existence as of the date of this prospectus, all of which are subject to change, possibly on a retroactive basis, or to different interpretations.

This summary applies only to holders who purchased old notes at a price equal to the issue price of the old notes (i.e., the first price at which a substantial amount of the old notes were sold other than to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers), participate in the exchange described herein, and held the old notes and will hold the new notes as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment) and does not deal with investors that may have special tax situations such as

•	dealers in securities;

•	traders in securities that use a mark-to-market method of accounting;

•	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•	persons holding notes as part of a conversion transaction, constructive sale, or wash sale or a straddle or synthetic security;

•	persons subject to the alternative minimum tax;

•	certain former citizens or long-term residents of the United States;

•	foreign governments or international organizations;

•	financial institutions;

•	insurance companies;

•	regulated investment companies and shareholders of such companies;

•	entities that are tax-exempt for U.S. federal income tax purposes and retirement plans, individual retirement accounts and tax-deferred accounts;

•	pass-through entities, including partnerships and entities and arrangements classified as partnerships for U.S. federal tax purposes, and beneficial owners of pass-through entities; and

•	persons that acquire the notes for a price other than their issue price.

If you are a partnership (including an entity treated as a partnership for U.S. federal tax purposes) holding notes or a partner in such a partnership, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership, and you should consult your own tax advisor regarding the U.S. federal income tax consequences of purchasing, owning and disposing of the notes.

This summary does not discuss all of the aspects of U.S. federal income taxation that may be relevant to you in light of your particular investment or other circumstances. In addition, this summary does not discuss any U.S. state or local income, foreign income, estate or gift or other tax consequences or the effect of any tax treaty. We have not sought any ruling from the Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with these statements and conclusions. This summary assumes that the old notes are properly treated for tax purposes as not being issued with original issue discount (“OID”) for U.S. federal income tax purposes.

HOLDERS WHO EXCHANGE OLD NOTES FOR NEW NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS, AS WELL AS OF ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL, OR FOREIGN TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Contingent Payment Debt Instruments

In certain circumstances, we may be required to make payments in excess of stated interest and the adjusted issue price of the notes (see “Description of Notes — Registration Rights; Special Interest”). The possibility of such potential payments may cause the notes to be “contingent payment debt instruments” for U.S. federal income tax purposes. We do not believe that and do not intend to treat such potential payments as causing the notes to be considered contingent payment debt instruments, and our determination is binding on you unless you disclose a contrary position in the manner required by applicable Treasury regulations. Our determination is not, however, binding on the IRS, and if the IRS were to challenge this determination, you might be required to accrue income on the notes, based on a “comparable yield,” at a higher rate than the stated interest rate on the notes and to treat as ordinary income (rather than as capital gain) any income realized on a taxable disposition of notes before the resolution of the contingencies. The remainder of this discussion assumes that the notes will not be treated as a contingent payment debt instrument for U.S. federal income tax purposes.

Exchange of Old Notes for New Notes

The exchange of notes pursuant to the exchange offer described above under “Description of Notes — Registration Rights; Special Interest” will not be a taxable event for U.S. federal income tax purposes. You will have the same tax basis and holding period in the exchange notes received as in the notes surrendered.

U.S. Holders

The following discussion applies to you if you are a “U.S. Holder” (as defined below).

Definition of U.S. Holder

You are a “U.S. Holder” for purposes of this discussion if you are a beneficial owner of notes and you are, for U.S. federal income tax purposes:

•	an individual who is a U.S. citizen or U.S. resident alien;

•	a corporation (or other entity taxable as a corporation) that was created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of the source of that income; or

•	a trust, if (1) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more “United States persons” (within the meaning of the Code) has the authority to control all of the trust’s substantial decisions, or (2) the trust has a valid election in effect under applicable Treasury regulations to be treated as a “United States person.”

If an entity treated as a partnership for U.S. federal income tax purposes (a “Partnership”) holds our notes, the tax treatment of a partner or member thereof will generally depend upon the status of the partner or member and the activities of the Partnership. If you are a partner or member of a Partnership that holds our notes, you should consult your tax advisor regarding the U.S. federal income tax consequences of the exchange of old notes for new notes and the ownership and disposition of new notes.

Interest on the Notes

Interest paid on new notes will be taxed as ordinary interest income at the time it is received or accrued, in accordance with your method of accounting for U.S. federal income tax purposes.

Sale or Other Disposition of Notes

Subject to the discussion above regarding an exchange of notes pursuant to the exchange offer, upon the sale, redemption, exchange, retirement or other taxable disposition of new notes, you will recognize taxable gain or loss equal to the difference, if any, between:

•	the amount realized on the disposition (less any amount attributable to accrued and unpaid interest, which will be taxable as ordinary interest income to the extent you have not previously included such amounts in income in the manner described above under “— Interest on the Notes”); and

•	your adjusted tax basis in the notes.

Your adjusted tax basis in a note generally will equal the amount you paid for the note.

Your gain or loss will be capital gain or loss. This capital gain or loss will be long-term capital gain or loss if, at the time of the disposition, you have held the notes for more than one year. Under current law, long-term capital gains of non-corporate taxpayers are taxed at reduced rates. Short-term capital gains are taxed at ordinary income rates. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

In general, information reporting is required as to certain payments of principal and interest on your notes and on the disposition of your notes, unless you are a corporation or other exempt person. In addition, “backup withholding” at a rate of 28% may apply:

•	to any payments made to you of principal and interest on your notes, and

•	to payment of the proceeds of a sale or other disposition of your notes,

if you are not exempt and you fail to provide a correct taxpayer identification number certified under penalties of perjury, as well as certain other information, or otherwise to comply with applicable requirements of the backup withholding rules.

Backup withholding is not an additional tax and may be refunded or credited against your U.S. federal income tax liability, provided that the correct information is timely provided to the Internal Revenue Service.

Medicare Tax on Unearned Income

A 3.8% tax is imposed on the “net investment income” of certain U.S. citizens and resident aliens, and on the undistributed “net investment income” of certain estates and trusts, in both cases to the extent that net investment income exceeds a certain threshold. Among other items, certain “net investment income” generally includes interest and net gain from the disposition of property (including the notes), less certain deductions.

You should consult your own tax advisor with respect to the tax consequences of the Medicare Tax on Unearned Income.

Non-U.S. Holders

The following discussion applies to you if you are a “Non-U.S. Holder” (as defined below).

Definition of Non-U.S. Holder

You are a “Non-U.S. Holder” for purposes of this discussion if you are a beneficial owner of a note and you are an individual, corporation, estate or trust that is not a U.S. Holder.

Interest on the Notes

Payments to you of interest on the notes will not be subject to U.S. federal income or withholding tax if you qualify for the “portfolio interest” exemption. You will qualify for the portfolio interest exemption if:

•	you do not, directly or indirectly, actually or constructively, own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	you are not a controlled foreign corporation for U.S. federal income tax purposes that is related, directly or indirectly, actually or constructively, to us;

•	you are not a bank receiving interest on the notes in connection with the extension of credit made pursuant to a loan agreement entered into in the ordinary course of your trade or business;

•	such interest is not effectively connected with your conduct of a U.S. trade or business.

The exemption from taxation and withholding described above and several of the special rules for non-U.S. holders described below generally apply only if you appropriately certify as to your non-U.S. status. You can generally meet the certification requirement by providing a properly completed and executed IRS Form W-8BEN or W-8BEN-E (or other applicable form) to the applicable withholding agent. Other methods might be available to satisfy the certification requirements described above, depending on your particular circumstances. Special rules apply to foreign intermediaries, including partnerships, estates and trusts, and in certain circumstances certifications as to the foreign status of partners, trust owners or beneficiaries may have to be provided to the applicable withholding agent.

If you cannot satisfy the requirements of the “portfolio interest” exemption described above, payments of interest made to you generally will be subject to U.S. federal withholding tax at a 30% rate unless (1) you provide the applicable withholding agent with a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable form) claiming an exemption from or reduction in this withholding tax under an applicable income tax treaty, or (2) the payments of interest are effectively connected with your conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, attributable to a permanent establishment by you in the United States (see “—Income or Gain Effectively Connected with a Trade or Business in the United States”).

Sale or Other Disposition of Notes

You generally will not have to pay U.S. federal income tax on any gain realized from the sale, redemption, exchange, retirement or other disposition of your notes unless:

•	you are an individual who is present in the United States for 183 days or more during the taxable year of the sale or other disposition of your notes and specific other conditions are met; or

•	the gain is effectively connected with your conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, is attributable to a U.S. “permanent establishment” maintained by you).

To the extent that the amount realized on any sale, exchange, redemption or other taxable disposition of the notes is attributable to accrued but unpaid interest not previously included in income, such amount is treated as interest subject to the rules described above under “— Non-U.S. Holders — Interest on the Notes.”

Income or Gain Effectively Connected with a Trade or Business in the United States

If you are engaged in a trade or business in the United States and income or gain in respect of your notes is effectively connected with the conduct of such trade or business (and, if required by an applicable income tax treaty, is attributable to a U.S. “permanent establishment” maintained by you), the income or gain generally will be subject to U.S. federal income tax at regular graduated income tax rates in generally the same manner as if you were a U.S. holder (although such income or gain will be exempt from U.S. federal tax withholding if you provide the appropriate certification). In addition, if you are a foreign corporation, you may be subject to U.S. “branch profits tax” equal to 30% of your effectively connected earnings and profits for the taxable year, as adjusted for certain items, unless a lower rate applies to you under an applicable U.S. income tax treaty. For this purpose, you must include interest, gain and income on your notes in the earnings and profits subject to U.S. branch profits tax if these amounts are effectively connected with your conduct of a trade or business in the United States.

Backup Withholding and Information Reporting

In certain circumstances, “backup withholding” at a rate of 28% may apply:

•	to any payments made to you of principal and interest on your notes, and

•	to payment of the proceeds of a sale or other disposition of your notes,

Backup withholding will not apply to payments made to you if you have provided the required certification that you are not a U.S. person as described in “— Non-U.S. Holders — Interest on the Notes” above, and provided that the payer does not have actual knowledge or reason to know that you are a U.S. person (as defined in the Code). However, the payer may be required to report to the Internal Revenue Service and you payments of interest on the notes and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of a treaty or agreement.

Backup withholding is not an additional tax and may be refunded or credited against your U.S. federal income tax liability, provided that the correct information is timely provided to the Internal Revenue Service.

Foreign Accounts

Sections 1471 through 1474 of the Code (commonly referred to as “FATCA”) generally impose 30% withholding tax on “withholdable payments,” which include interest on, and the gross proceeds from the sale or other disposition of, notes paid to (i) a foreign financial institution (as defined in Section 1471 of the Code) unless it agrees to collect and disclose to the Internal Revenue Service information regarding direct and indirect U.S. account holders and (ii) a non-financial foreign entity unless it certifies certain information regarding substantial U.S. owners of the entity, which generally includes any U.S. person who directly or indirectly owns more than 10% of the entity. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Under U.S. Treasury regulations and Internal Revenue Service guidance, the withholding obligations described above will apply to payments of gross proceeds from a sale or other disposition of the notes on or after January 1, 2019. You should consult your own tax advisor with respect to the potential tax consequences of FATCA.

PLAN OF DISTRIBUTION

If you want to participate in the exchange offer, you must represent, among other things, that you:

•	are not an “affiliate” of ours, as defined in Rule 405 of the Securities Act (or if you are such an “affiliate,” you must comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable);

•	are not a broker-dealer that acquired the old notes directly from us;

•	are not engaged in and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of new notes to be issued in the exchange offer;

•	acquired the new notes issued in the exchange offer in the ordinary course of your business; and

•	are not acting on behalf of any person who could not truthfully and completely make the foregoing representations.

In addition, if you are a broker-dealer that acquires new notes pursuant to the exchange offer in exchange for old notes that you acquired as a result of market-making or other trading activities, you may be deemed to be an “underwriter” within the meaning of the Securities Act and must comply with the prospectus delivery requirements of the Securities Act in connection with a resale of the new notes.

This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities.

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the effective date of this registration statement, it will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until 90 days after the consummation of the exchange offer, all dealers effecting transactions in the Exchange Securities may be required to deliver a prospectus.

The Company will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker dealer or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of new notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the consummation of the exchange offer, the Company will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents as provided in the letter of transmittal. The Company has agreed to pay all expenses incident to the exchange offer other than commissions or concessions of any brokers or dealers and will indemnify the Holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the new notes and the guarantees offered hereby will be passed upon for us by Davis Graham & Stubbs LLP.

EXPERTS

The consolidated financial statements incorporated in this Prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, and the effectiveness of the Company’s internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

Certain information regarding our estimates of the oil and gas reserves associated with our oil and gas properties incorporated by reference in this prospectus has been reviewed by Netherland, Sewell & Associates, Inc., an independent petroleum engineering firm. The description of the review of such estimates is included and incorporated by reference into this prospectus, upon the authority of said firm as an expert in these matters.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act, and we file annual, quarterly and other reports and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street NE, Washington, D.C. 20549-2521. Please call 1-800-732-0330 for further information concerning the operation of the public reference room. Our SEC filings are also available on the SEC’s web site at http://www.sec.gov. Unless specifically listed under “Information Incorporated by Reference” below, the information contained on the SEC web site is not intended to be incorporated by reference in this prospectus and you should not consider that information a part of this prospectus.

We make available free of charge on or through our Internet website, www.billbarrettcorp.com, our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Information contained on our Internet website is not part of this prospectus and does not constitute a part of this prospectus.

INCORPORATION BY REFERENCE

The following documents filed with the SEC are incorporated by reference herein:

•	our Annual Report on Form 10-K for the year ended December 31, 2016;

•	the information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2016 from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 6, 2017;

•	our Quarterly Report on Form 10-Q for the fiscal period ended March 31, 2017;

•	our Current Reports on Form 8-K filed with the SEC on April 28, 2017 and May 16, 2017;

•	All documents, or portions thereof, filed by us subsequent to the date of this prospectus, under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering made hereby; and

•	All documents filed pursuant to the Exchange Act after the date of this initial Registration Statement and prior to the termination of the offering made hereby.

Documents, or portions thereof, furnished or deemed furnished by us are not incorporated by reference into this prospectus. Information that we file later with the SEC will automatically update and supersede the previously filed information.

You may obtain, free of charge, a copy of any of these documents (other than exhibits to these documents unless the exhibits specifically are incorporated by reference into these documents or referred to in this prospectus) by writing or calling us at the following address and telephone number:

Bill Barrett Corporation

Attention: Corporate Secretary

1099 18th Street, Suite 2300

Denver, Colorado 80202

303-293-9100

ANNEX A:

LETTER OF TRANSMITTAL

To Tender up to

$275,000,000 8.75% Senior Notes due 2025

That Have Been Registered Under the Securities Act of 1933

For Any and All Outstanding Unregistered

8.75% Senior Notes due 2025

144A CUSIP Number: 06846NAE4

Regulation S CUSIP Number: U0684NAA7

of

Bill Barrett Corporation

Pursuant to the Prospectus dated [            ], 2017

THE EXCHANGE OFFER WILL EXPIRE AT 11:59 P.M., EASTERN TIME, ON [            ] , 2017 UNLESS THE EXCHANGE OFFER IS EXTENDED (THE “EXPIRATION DATE”). TENDERS MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE.

The Exchange Agent for the Exchange Offer is:

Deutsche Bank Trust Company Americas

c/o DB Services Americas, Inc.

Attn: Reorg Dept.

5022 Gate Parkway, Suite 200

Jacksonville, FL 32256

Fax: 615-866-3889

For Information, Call: 877-843-9767

Delivery of this Letter of Transmittal to an address other than as set forth above or transmission of instructions to a facsimile number other than the one listed above will not constitute a valid delivery. The instructions set forth in this Letter of Transmittal should be read carefully before this Letter of Transmittal is completed.

HOLDERS WHO WISH TO BE ELIGIBLE TO RECEIVE NEW NOTES FOR THEIR OLD NOTES PURSUANT TO THE EXCHANGE OFFER MUST VALIDLY TENDER (AND NOT WITHDRAW) THEIR OLD NOTES TO THE EXCHANGE AGENT PRIOR TO THE EXPIRATION DATE.

By execution hereof, the undersigned acknowledges receipt of the prospectus dated [            ], 2017 (the “Prospectus”) of Bill Barrett Corporation, a Delaware corporation (the “Company”) which, together with this Letter of Transmittal (the “Letter of Transmittal”), constitutes the Company’s offer to exchange (the “Exchange Offer”) up to $275,000,000 aggregate principal amount of its 8.75% Senior Notes due 2025 (the “New Notes”), which have been registered under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to a registration statement of which the Prospectus constitutes a part, for a like principal amount of its outstanding unregistered 8.75% Senior Notes due 2025 (the “Old Notes”), upon the terms and subject to the conditions set forth in the Prospectus. Capitalized terms used but not defined herein have the meanings given to them in the Prospectus.

This Letter of Transmittal is to be used by Holders if delivery of Old Notes is to be made by book-entry transfers to an account maintained by the Exchange Agent at DTC pursuant to the procedures set forth in the Prospectus or certificates representing Old Notes are to be physically delivered to the Exchange Agent herewith by Holders. Delivery of documents to DTC does not constitute delivery to the Exchange Agent.

If delivery of the Old Notes is to be made by book-entry transfer to the account maintained by the Exchange Agent at DTC, this Letter of Transmittal need not be manually executed; provided, however, that tenders of Old Notes must be effected in accordance with the procedures mandated by The Depository Trust Company’s (“DTC”) Automated Tender Offer Program (“ATOP”). If tenders of Old Notes are to be made in accordance with ATOP procedures, a tendering Holder will become bound by the terms and conditions hereof in accordance with the procedures established under ATOP (including by execution hereof, an agreement by the tendering Holder that the Company may rely on the tendering Holder’s indication of its status as a broker-dealer as set forth below).

The term “Holder” with respect to the Exchange Offer means any person in whose name Old Notes are registered on the books of the Company or the trustee or any other person who has obtained a properly completed bond power from the registered Holder.

The undersigned has completed, executed and delivered this Letter of Transmittal to indicate the action the undersigned desires to take with respect to the Exchange Offer. Holders who wish to tender their Old Notes must complete this letter in its entirety.

The instructions included with this Letter of Transmittal must be followed. Questions and requests for assistance or for additional copies of the Prospectus or this Letter of Transmittal may be directed to the Exchange Agent at the address set forth on the cover page of this Letter of Transmittal. See Instruction 8. Requests sent to the Company will not be effective.

List below the Old Notes to which this Letter of Transmittal relates. If the space provided below is inadequate, list the certificate numbers and principal amounts on a separately executed schedule and affix the schedule to this Letter of Transmittal. Tenders of Old Notes will be accepted only in authorized denominations.

DESCRIPTION OF OLD NOTES

Name(s) and Address(es) of Holder(s) (Please fill in if blank)	Certificate Number(s)* (attach signed list if necessary)	Aggregate Principal Amount of Old Note(s)	Aggregate Principal Amount Tendered (if less than all)**
TOTAL PRINCIPAL AMOUNT OF OLD NOTES TENDERED

*	Need not be completed by Holders tendering by book-entry transfer.
**	Need not be completed by Holders who wish to tender with respect to all Old Notes listed. Old Notes tendered hereby must be in denominations of $2,000 and $1,000 integral multiples of $2,000 thereof.

☐	CHECK HERE IF OLD NOTES ARE BEING DELIVERED BY DTC BOOK-ENTRY TRANSFER MADE TO THE ACCOUNT MAINTAINED BY THE EXCHANGE AGENT WITH DTC AND COMPLETE THE FOLLOWING:

Name of Tendering Institution:

DTC Book-Entry Account Number:

Transaction Code Number:

BY CREDITING THE OLD NOTES TO THE EXCHANGE AGENT’S ACCOUNT WITH DTC’S ATOP AND BY COMPLYING WITH APPLICABLE ATOP PROCEDURES WITH RESPECT TO THE EXCHANGE OFFER, THE HOLDER OF THE OLD NOTES ACKNOWLEDGES AND AGREES TO BE BOUND BY THE TERMS OF THIS LETTER OF TRANSMITTAL AND CONFIRMS ON BEHALF OF ITSELF AND THE BENEFICIAL OWNERS OF SUCH OLD NOTES ALL PROVISIONS OF THIS LETTER OF TRANSMITTAL APPLICABLE TO IT AND SUCH BENEFICIAL OWNERS AS FULLY AS IF SUCH BENEFICIAL OWNERS HAD COMPLETED THE INFORMATION REQUIRED HEREIN AND EXECUTED AND TRANSMITTED THIS LETTER OF TRANSMITTAL.

☐	CHECK HERE IF TENDERED BY BOOK-ENTRY TRANSFER AND NON-EXCHANGED OLD NOTES ARE TO BE RETURNED BY CREDITING THE DTC ACCOUNT SET FORTH ABOVE.

☐	CHECK HERE IF YOU ARE A BROKER-DEALER AND ARE ELIGIBLE TO PARTICIPATE IN THE EXCHANGE OFFER AND WISH TO RECEIVE 10 ADDITIONAL COPIES OF THE PROSPECTUS AND 10 COPIES OF ANY AMENDMENTS OR SUPPLEMENTS THERETO.

Name:

Address:

If the undersigned is not a broker-dealer, the undersigned represents that it is not engaged in, and does not intend to engage in, a distribution of New Notes. If the undersigned is a broker-dealer that will receive New Notes for its own account in exchange for Old Notes that were acquired as a result of market-making activities or other trading activities, it acknowledges that it will deliver a prospectus in connection with any resale of such New Notes; however, by so acknowledging and by delivering a prospectus, the undersigned will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

ATTENTION BROKER-DEALERS: IMPORTANT NOTICE

CONCERNING YOUR ABILITY TO RESELL THE NEW NOTES

IF THE EXCHANGE AGENT DOES NOT RECEIVE ANY LETTERS OF TRANSMITTAL FROM BROKER-DEALERS REQUESTING ADDITIONAL COPIES OF THE PROSPECTUS FOR USE IN CONNECTION WITH RESALES OF THE NEW NOTES, BROKER-DEALERS MAY NOT USE THE PROSPECTUS AND THE COMPANY WILL HAVE NO OBLIGATION TO MAINTAIN THE EFFECTIVENESS OF THE REGISTRATION STATEMENT. IF THE EFFECTIVENESS OF THE REGISTRATION STATEMENT IS TERMINATED, YOU WILL NOT BE ABLE TO USE THE PROSPECTUS IN CONNECTION WITH RESALES OF NEW NOTES AFTER SUCH TIME. SEE SECTION ENTITLED “THE EXCHANGE OFFER—TERMS OF THE EXCHANGE OFFER” CONTAINED IN THE PROSPECTUS FOR MORE INFORMATION. BY EXECUTION HEREOF, THE UNDERSIGNED AGREES THAT THE COMPANY MAY RELY ON THE UNDERSIGNED’S INDICATION OF ITS STATUS AS BROKER-DEALER AS SET FORTH ABOVE.

Ladies and Gentlemen:

Subject to the terms of the Exchange Offer, the undersigned hereby tenders to the Company the principal amount of Old Notes indicated above. By executing this Letter of Transmittal the undersigned hereby irrevocably constitutes and appoints the Exchange Agent its agent and attorney-in-fact (with full knowledge that the Exchange Agent also acts as the agent of the Company and as trustee under the indenture for the Old Notes and the New Notes) with respect to the tendered Old Notes with full power of substitution to (i) deliver certificates for such Old Notes to the Company, or transfer ownership of such Old Notes on the account books maintained by DTC, together, in either such case, with all accompanying evidences of transfer and authenticity to, or upon the order of, the Company and (ii) present such Old Notes for transfer on the books of the Company, and (iii) receive all benefits and otherwise exercise all rights of beneficial ownership of such Old Notes, all in accordance with the terms of the Exchange Offer. The power of attorney granted in this paragraph shall be deemed irrevocable and coupled with an interest.

The undersigned hereby further represents to the Company that (i) neither the undersigned nor any person receiving any New Notes directly or indirectly from the undersigned pursuant to the Exchange Offer is an “affiliate” of the Company or its subsidiaries, as defined under Rule 405 under the Securities Act, (ii) neither the undersigned nor any person receiving any New Notes directly or indirectly from the undersigned pursuant to the Exchange Offer is engaging or intends to engage in the distribution of the New Notes and none of them have any arrangement or understanding with any person to participate in the distribution of the New Notes, (iii) the New Notes to be acquired pursuant to the Exchange Offer will be acquired in the ordinary course of business of the person acquiring the New Notes, whether or not such person is the undersigned, (iv) it is not a broker-dealer that acquired Old Notes directly from the Company, and if it is a broker-dealer that holds Old Notes that were acquired for its own account as a result of market-making activities or other trading activities, it will deliver a Prospectus meeting the requirements of the Securities Act in connection with any resales of the New Notes received by it in the Exchange Offer, (v) the undersigned and each person receiving any New Notes directly or indirectly from the undersigned pursuant to the Exchange Offer acknowledge and agree that any broker-dealer or any person participating in the Exchange Offer for the purpose of distributing the New Notes (x) must comply with the registration and Prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the New Notes acquired by such person and (y) cannot rely on the position of the staff of the Securities and Exchange Commission (the “Commission”) set forth in the Exxon Capital Holdings Corporation no-action letter (available May 13, 1988) and the Morgan Stanley and Co., Inc. no-action letter (available June 5, 1991), as interpreted in the Commission’s no-action letter to Shearman & Sterling dated July 2, 1993, and similar no-action letters, (vi) the undersigned and each person receiving any New Notes directly or indirectly from the undersigned pursuant to the Exchange Offer understand that a secondary resale transaction described in clause (v) above should be covered by an effective registration statement; and (vii) the undersigned is not acting on behalf of any person who could not truthfully and completely make the representations contained in the foregoing subclauses (i) through (vii). If the undersigned is a broker-dealer that will receive New Notes for its own account in exchange for Old Notes that were acquired as a result of market making or other trading activities, it acknowledges that it will deliver a Prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes received in respect of such Old Notes pursuant to the Exchange Offer; however, by so acknowledging and by delivering a Prospectus, the undersigned will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

The Company has agreed that, subject to the provisions of the registration rights agreement, the Prospectus, as it may be amended or supplemented from time to time, may be used by a participating broker-dealer (as defined below) in connection with resales of New Notes received in exchange for Old Notes, where such Old Notes were acquired by such participating broker-dealer for its own account as a result of market-making activities or other trading activities, for a period of up to 180 days commencing when New Notes are first issued in the Exchange Offer and ending upon the earlier of the expiration of the 180th day after the Exchange Offer has been completed or such time as such broker-dealers no longer own any Old Notes. In that regard, each broker-dealer who acquired Old Notes for its own account as a result of market-making or other trading activities (a “participating broker-dealer”), by tendering such Old Notes and executing, or otherwise becoming bound by, this Letter of Transmittal, agrees that, upon receipt of notice from the Company of the occurrence of any event or the discovery of any fact which makes any statement contained or incorporated by reference in the Prospectus untrue in any material respect or which causes the Prospectus to omit to state a material fact necessary in order to make the statements contained or incorporated by reference therein, in light of the circumstances under which they were made, not misleading or of the occurrence of certain other events specified in the registration rights agreement, such participating broker-dealer will suspend the sale of New Notes pursuant to the Prospectus until the Company has amended or supplemented the Prospectus to correct such misstatement or omission and has furnished copies of the amended or supplemented Prospectus to the participating broker-dealer or the Company has given notice that the sale of the New Notes may be resumed, as the case may be.

The undersigned will, upon request, execute and deliver any additional documents deemed by the Exchange Agent or the Company to be necessary or desirable to complete the assignment and transfer of the Old Notes tendered hereby.

The undersigned acknowledges that, for purposes of the Exchange Offer, the Company will be deemed to have accepted for exchange, and to have exchanged, validly tendered Old Notes, if, as and when the Company gives oral or written notice thereof to the Exchange Agent.

All authority herein conferred or agreed to be conferred shall survive the death, incapacity, liquidation, dissolution, winding up or any other event relating to the undersigned, and any obligation of the undersigned hereunder shall be binding upon the heirs, personal representatives, successors and assigns of the undersigned.

The undersigned acknowledges that the Company’s acceptance of Old Notes validly tendered for exchange pursuant to any one of the procedures described in the section of the Prospectus entitled “The Exchange Offer” and in the instructions hereto will constitute a valid, binding and enforceable agreement between the undersigned and the Company upon the terms and subject to the conditions of the Exchange Offer.

Unless otherwise indicated in the box entitled “Special Issuance Instructions” below, please issue the New Notes (and, if applicable, substitute certificates representing Old Notes for any Old Notes not exchanged) in the name of the undersigned or, in the case of a book-entry delivery of Old Notes, please credit the account indicated above maintained at the Book-Entry Transfer Facility. Similarly, unless otherwise indicated under the box entitled “Special Delivery Instructions” below, please send the New Notes (and, if applicable, substitute certificates representing Notes for any Old Notes not exchanged) to the undersigned at the address shown above in the box entitled “Description of Old Notes Tendered.”

THE UNDERSIGNED ACKNOWLEDGES THAT THE EXCHANGE OFFERS ARE SUBJECT TO THE MORE DETAILED TERMS SET FORTH IN THE PROSPECTUS AND, IN CASE OF ANY CONFLICT BETWEEN THE TERMS OF THE PROSPECTUS AND THIS LETTER OF TRANSMITTAL, THE TERMS OF THE PROSPECTUS SHALL PREVAIL.

THE UNDERSIGNED, BY COMPLETING THE BOX ENTITLED “DESCRIPTION OF OLD NOTES TENDERED” ABOVE AND SIGNING THIS LETTER OF TRANSMITTAL, WILL BE DEEMED TO HAVE TENDERED THE OLD NOTES AS SET FORTH IN SUCH BOX ABOVE.

HOLDER(S) SIGN HERE

X	Date:
Signature of Owner

Must be signed by registered holder(s) exactly as name(s) appear(s) on certificate(s) for the Old Notes hereby tendered or on a security position listing, or by any person(s) authorized to become the registered holder(s) by endorsements and documents transmitted herewith. If signature is by an attorney-in-fact, executor, administrator, trustee, guardian, officer of a corporation or another acting in a fiduciary or representative capacity, please set forth the signer’s full title. See Instruction 6.

Names

Capacity (Full Title)

Address (including zip code)

Area Code and Telephone Number

Tax Identification Number or Social Security Number

SIGNATURE GUARANTEE (SIGNATURE(S) MUST BE GUARANTEED IF REQUIRED BY INSTRUCTION 1)

(Name of Eligible Institution Guaranteeing Signatures)

(Address (including zip code) and Telephone Number (including area code) of Firm)

(Authorized Signature)

(Printed Name)

(Title)

Date

SPECIAL ISSUANCE INSTRUCTIONS

(See Instruction 4 herein)

To be completed ONLY if certificates for Old Notes in a principal amount not tendered are to be issued in the name of, or the New Notes issued pursuant to the Exchange Offer are to be issued to the order of, someone other than the person or persons whose signature(s) appear(s) within this Letter of Transmittal or issued to an address different from that shown in the box entitled “Description of Old Notes” within this Letter of Transmittal, or if Old Notes tendered by book-entry transfer that are not accepted for purchase are to be credited to an account maintained at DTC other than the account at DTC indicated above.

SPECIAL DELIVERY INSTRUCTIONS

(See Instruction 4 herein)

To be completed ONLY if certificates for Old Notes in a principal amount not tendered or not accepted for purchase or the New Notes issued pursuant to the Exchange Offer are to be sent to someone other than the person or persons whose signature(s) appear(s) within this Letter of Transmittal or to an address different from that shown in the box entitled “Description of Old Notes” within this Letter of Transmittal or to be credited to an account maintained at DTC other than the account at DTC indicated above.

Name:		Name:
	(Please Print)		(Please Print)

Address:		Address:
	(Please Print)		(Please Print)

	Zip Code		Zip Code

Taxpayer Identification or Social Security Number		Taxpayer Identification or Social Security Number

☐	Credit unexchanged Old Notes delivered by book-entry transfer to the Book-Entry Transfer Facility account set forth below.

Book-Entry Facility Account Number, if applicable

INSTRUCTIONS

Forming Part of the Terms and Conditions

of the Exchange Offer

1.	Guarantee of Signatures.

No signature guarantee on this Letter of Transmittal is required if:

(i) this Letter of Transmittal is signed by the registered Holder of Old Notes tendered herewith, or

(ii) such Old Notes are tendered for the account of a firm that is an “eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended (an “Eligible Institution”).

In all other cases, an Eligible Institution must guarantee the signature(s) on this Letter of Transmittal.

2.	Delivery of this Letter of Transmittal and Old Notes.

The certificates for the tendered Old Notes (or a confirmation of a book-entry into the Exchange Agent’s account at DTC of all Old Notes delivered electronically), as well as a properly completed and duly executed copy of this Letter of Transmittal or facsimile hereof and any other documents required by this Letter of Transmittal must be received by the Exchange Agent at its address set forth herein prior to 11:59 p.m., Eastern Time, on the Expiration Date. The method of delivery of the tendered Old Notes, this Letter of Transmittal and all other required documents to the Exchange Agent are at the election and risk of the Holder and, except as otherwise provided below, the delivery will be deemed made only when actually received by the Exchange Agent. Instead of delivery by mail, it is recommended that the Holder use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery. No Letter of Transmittal or Old Notes should be sent to the Company.

3.	Partial Tenders.

Holders may tender some or all of their Old Notes pursuant to the Exchange Offer in denominations of $2,000 and $1,000 integral multiples in excess of $2,000 thereof. If a tender for exchange is to be made with respect to less than the entire principal amount of any Old Notes, fill in the principal amount of Old Notes which are tendered for exchange in column (3) of the box entitled “Description of Old Notes.” In case of a partial tender for exchange, the untendered principal amount of the Old Notes will be credited to the DTC account of the tendering Holder, unless otherwise indicated in the appropriate box on this Letter of Transmittal, promptly after the expiration or termination of the Exchange Offer.

4.	Signatures on the Letter of Transmittal; Bond Powers and Endorsements.

If this Letter of Transmittal is signed by the registered holder of the Old Notes tendered hereby, the signature must correspond exactly with the name as written on the face of the certificates without any change whatsoever.

If any tendered Old Notes are owned of record by two or more joint owners, all such owners must sign this Letter of Transmittal.

If any tendered Old Notes are registered in different names on several certificates, it will be necessary to complete, sign and submit as many separate copies of this Letter of Transmittal as there are different registrations of certificates.

When this Letter of Transmittal is signed by the registered holder or holders of the Old Notes specified herein and tendered hereby, no endorsements of certificates or separate bond powers are required. If, however, the New Notes are to be issued, or any nontendered Old Notes are to be reissued, to a person other than the registered holder, then endorsements of any certificates transmitted hereby or separate bond powers are required. Signatures on such certificate(s) or bond powers must be guaranteed by an Eligible Institution.

If this Letter of Transmittal is signed by a person other than the registered holder or holders of any certificate(s) specified herein, such certificates must be endorsed or accompanied by appropriate bond powers, in either case signed exactly as the name or names of the registered holder or holders appear(s) on the certificate(s) and signatures on such certificates(s) or bond powers must be guaranteed by an Eligible Institution.

If this Letter of Transmittal (or facsimile hereof) or any Old Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, or officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority so to act must be submitted with this Letter of Transmittal.

Endorsements on Old Notes or signatures on bond powers required by this Instruction 4 must be guaranteed by an Eligible Institution.

5.	Transfer Taxes.

The Company will pay all transfer taxes, if any, applicable to the exchange of Old Notes pursuant to the Exchange Offer. If, however, certificates representing New Notes or Old Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered Holder of the Old Notes tendered hereby, or if tendered Old Notes are registered in the name of any person other than the person signing this Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Old Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered Holder or any other person) will be payable by the tendering Holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with this Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering Holder.

Except as provided in this Instruction 5, it will not be necessary for transfer tax stamps to be affixed to the Old Notes listed in this Letter of Transmittal.

6.	Irregularities.

All questions as to the form of documents and the validity, eligibility (including time of receipt), acceptance and withdrawal of Old Notes will be determined by the Company, in its sole discretion, whose determination shall be final and binding. The Company reserves the absolute right to reject any or all tenders for exchange of any particular Old Notes that are not in proper form, or the acceptance of which would, in the opinion of the Company (or its counsel), be unlawful. The Company reserves the absolute right to waive any defect, irregularity or condition of tender for exchange with regard to any particular Old Notes . The Company’s interpretation of the terms of, and conditions to, the Exchange Offer (including the instructions herein) will be final and binding. Unless waived, any defects or irregularities in connection with the Exchange Offer must be cured within such time as the Company shall determine. Neither the Company, the Exchange Agent nor any other person shall be under any duty to give notice of any defects or irregularities in Old Notes tendered for exchange, nor shall any of them incur any liability for failure to give such notice. A tender of Old Notes will not be deemed to have been made until all defects and irregularities with respect to such tender have been cured or waived. Any Old Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering Holders, unless otherwise provided in this Letter of Transmittal, promptly following the Expiration Date.

7.	Waiver of Conditions.

The Company reserves the absolute right to amend, waive or modify specified conditions in the Exchange Offer in the case of any Old Notes tendered.

8.	Requests for Information or Additional Copies.

Questions and requests for assistance and requests for the Prospectus, Letter of Transmittal and the related documents may be directed to the Exchange Agent at the address set forth on the cover page of this Letter of Transmittal. Holders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Exchange Offer.

IMPORTANT: THIS LETTER OF TRANSMITTAL (OR A FACSIMILE THEREOF), OR AN AGENT’S MESSAGE IN LIEU THEREOF, AND ALL OTHER REQUIRED DOCUMENTS MUST BE RECEIVED BY THE EXCHANGE AGENT ON OR PRIOR TO THE EXPIRATION DATE.

(DO NOT WRITE IN SPACE BELOW)

Certificate Surrendered	Old Notes Tendered	Old Notes Accepted

Delivery Prepared by	Checked by	Date

Bill Barrett Corporation

Offer to Exchange up to

$275,000,000

8.75% Senior Notes due 2025

That Have Been Registered Under the Securities Act of 1933

For

Any and All Outstanding Unregistered

8.75% Senior Notes due 2025

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Officers and Directors

Bill Barrett Corporation

The Company is incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director or officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by that person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A Delaware corporation may indemnify directors, officers, employees and others against expenses (including attorneys’ fees) in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the person to be indemnified has been adjudged to be liable to the corporation. Where a director or an officer is successful on the merits or otherwise in the defense of any action referred to above or in defense of any claim, issue or matter therein, the corporation must indemnify that director or officer against the expenses (including attorneys’ fees) which he or she actually and reasonably incurred in connection therewith.

Section 102(b)(7) of the DGCL permits a Delaware corporation, in its certificate of incorporation, to limit or eliminate, subject to certain statutory limitations, the liability of directors to the corporation or its stockholders for monetary damages for breaches of fiduciary duty, except for liability (a) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL, or (d) for any transaction from which the director derived an improper personal benefit.

The Company’s amended and restated certificate of incorporation contains a provision eliminating directors’ liability pursuant to Section 102(b)(7) and providing that if the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors shall be further eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

The Company’s amended and restated bylaws provide that the Company will indemnify officers and directors against losses that they may incur in investigations and legal proceedings resulting from their services to us. In addition, the Company’s amended and restated bylaws also provide that:

•	the Company is required to indemnify its directors and officers to the fullest extent permitted by Delaware law, subject to limited exceptions;

•	the Company may indemnify its other employees and agents to the extent that it indemnifies its officers and directors, unless otherwise required by law, its amended and restated certificate of incorporation, its amended and restated bylaws or agreements to which it is a party;

•	the Company is required to advance expenses, as incurred, to its directors and officers in connection with a legal proceeding to the fullest extent permitted by Delaware law, subject to limited exceptions; and

•	the Company is required to pay within 60 days reasonable amounts related to a settlement or judgment, subject to limited exceptions.

The Company has also entered into indemnification agreements with its current directors and officers to give them additional contractual assurances regarding the scope of the indemnification set forth in our amended and restated certificate of incorporation and amended and restated bylaws and to provide additional procedural protections. In addition, the Company currently has liability insurance policies in place for its directors and officers.

Any underwriting agreement entered into in connection with the sale of the securities offered pursuant to this registration statement will provide for indemnification of the Company’s officers and directors, including indemnification against liabilities under the Securities Act.

Aurora Gathering, LLC

Aurora Gathering, LLC (“Aurora Gathering”) is organized under the laws of the State of Texas. Section 101.402 of the Texas Business Organizations Code (the “TBOC”) provides that a limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.

Section 8.101 of the TBOC provides generally that a person sued as a manager, officer, employee or agent of a limited liability company, or while serving at the request of the limited liability company as a manager, officer, partner, employee, agent, or similar functionary of another enterprise, may be indemnified by the limited liability company against judgments, penalties, fines, settlements and reasonable expenses if it is determined that such person has conducted himself in good faith and reasonably believed, in the case of conduct in his official capacity with the limited liability company, that his conduct was in the limited liability company’s best interests, and in all other cases, that his conduct was at least not opposed to the limited liability company’s best interests and, in the case of any criminal proceeding, that such person had no reasonable cause to believe his conduct was unlawful. Indemnification of a person found liable to the limited liability company or found liable on the basis that personal benefit was improperly received by him is limited to reasonable expenses actually incurred by the person in connection with the proceeding and shall not be made if the person is found liable for willful or intentional misconduct in the performance of his duty to the limited liability company, for breach of the duty of loyalty, or for an act of omission not committed in good faith that constitutes a breach of a duty owed to the limited liability company. Indemnification is mandatory, however, in the case of such person being wholly successful, on the merits or otherwise, in the defense of the proceeding.

Section 7.001 of the TBOC provides that a limited liability company’s certificate of formation or company agreement may limit or eliminate a manager’s liability for monetary damages to the limited liability company or its members for an act or omission in the manager’s capacity as a manager, except that no limitation or elimination of liability is permitted to the extent the manager is found liable for a breach of the duty of loyalty, an act or omission not in good faith that constitutes a breach of a duty to the limited liability company or that involves intentional misconduct or a knowing violation of the law, a transaction involving an improper personal benefit to the manager, or an act or omission for which liability is expressly provided by an applicable statute.

The second amended and restated operating agreement of Aurora Gathering provides for the indemnification of its members, managers, officers, agents and employees against (and the advancement of expenses relating to) any and all losses, claims, demands, costs, damages, liabilities, joint or several, expenses of any nature (including attorneys’ fees and disbursements), judgments, fines, settlements, penalties and other expenses actually and reasonably incurred by such person or entity in connection with any and all claims, demands, actions, suits or proceedings (civil, criminal, administrative or investigative) in which such person or entity may be involved, or threatened to be involved, as a party or otherwise, by reason of the fact that such person or entity is or was a member, manager, officer, agent or employee of Aurora Gathering or was performing services on behalf of Aurora Gathering, if such person acted in good faith and in a manner that such person believed was in, or not opposed to, the best interests of the Aurora Gathering, and with respect to any criminal matter had no reasonable cause to believe the conduct was unlawful.

Circle B Land Company LLC

Circle B Land Company LLC (“Circle B”) is organized under the laws of the State of Colorado. Section 7-80-407 of the Colorado Limited Liability Company Act provides that a limited liability company shall reimburse a person who is or was a member or manager for payments made, and indemnify a person who is or was a person or manager for liabilities incurred by the person, in the ordinary course of business of the limited liability company or for the preservation of its business or property, if such payments were made or liabilities incurred without violation of the person’s duties to the limited liability company. The operating agreement of Circle B provides that it may indemnify the Company or any other person or entity, and that it shall indemnify the Company for all costs, losses, liabilities and damages paid or accrued by the Company in connection with the business of Circle B to the fullest extent provided or allowed by the law. In addition, the operating agreement provides that Circle B may (i) advance costs of participation in any proceeding to the Company and (ii) with the consent of the Company, indemnify all other employees and agents of Circle B for all costs, losses, liabilities and damages paid or accrued by the agent or employee in connection with the business of Circle B or because such person or entity is an agent or employee, to the fullest extent provided or allowed by law.

Item 21.	Exhibits and Financial Statement Schedules.

Exhibit Number	Description of Exhibits

1.1	Equity Distribution Agreement, dated June 10, 2015, by and between Bill Barrett Corporation and Goldman, Sachs & Co. Incorporated by reference to Exhibit 1.1 of our Current Report on Form 8-K filed with the Commission on June 10, 2015.

3.1	Restated Certificate of Incorporation of Bill Barrett Corporation. Incorporated by reference to Exhibit 3.1 of our Annual Report on Form 10-K, filed with the Commission on March 2, 2017.

3.2	Bylaws of Bill Barrett Corporation. Incorporated by reference to Exhibit 3.2 of our Current Report on Form 8-K filed with the Commission on May 15, 2012.

3.3*	Certificate of Amendment to Amended and Restated Certificate of Incorporation of Bill Barrett Corporation, dated as of May 17, 2017.

4.1	Specimen Certificate of Common Stock. Incorporated by reference to Exhibit 4.1 of Amendment No. 1 to our Registration Statement on Form 8-A filed with the Commission on December 20, 2004.

4.2	Indenture for Senior Debt Securities, dated March 12, 2008, between Bill Barrett Corporation and Deutsche Bank Trust Company Americas, as Trustee. Incorporated by reference to Exhibit 4.1 of our Current Report on Form 8-K filed with the Commission on March 12, 2008.

4.3	First Supplemental Indenture for 5.00% Convertible Senior Notes due 2028, dated March 12, 2008, by and between Bill Barrett Corporation and Deutsche Bank Trust Company Americas, as Trustee (including form of notes). Incorporated by reference to Exhibit 4.2 of our Current Report on Form 8-K filed on March 12, 2008.

4.4	Second Supplemental Indenture for 5.00% Convertible Senior Notes due 2028, dated July 8, 2009, by and between Bill Barrett Corporation, Circle B Land Company LLC, and Deutsche Bank Trust Company Americas, as Trustee. Incorporated by reference to Exhibit 4.3 of our Current Report on Form 8-K filed on July 8, 2009.

4.5	Third Supplemental Indenture for 5.00% Convertible Senior Notes due 2028, dated August 3, 2011, by and between Bill Barrett Corporation, Circle B Land Company LLC, GB Acquisition Corporation, Elk Production Uintah, LLC, Aurora Gathering, LLC, and Deutsche Bank Trust Company Americas, as Trustee. Incorporated by reference to Exhibit 4.1 of our Current Report on Form 8-K filed on February 21, 2012.

4.6	Indenture for Senior Debt Securities, dated July 8, 2009, between Bill Barrett Corporation, Bill Barrett CBM Corporation, Bill Barrett CBM, LLC, Circle B Land Company LLC, and Deutsche Bank Trust Company Americas, as Trustee. Incorporated by reference to Exhibit 4.1 of our Current Report on Form 8-K filed with the Commission on July 8, 2009.

4.7	Third Supplemental Indenture for 7.625% Senior Notes due 2019, dated September 27, 2011, by Bill Barrett Corporation, Bill Barrett CBM Corporation, Circle B Land Company LLC, GB Acquisition Corporation, Elk Production Uintah, LLC, Aurora Gathering, LLC and Deutsche Bank Trust Company Americas, as Trustee (including form of Notes). Incorporated by reference to Exhibit 4.2 of our Current Report on Form 8-K with the Commission on September 27, 2011.

4.8	Fourth Supplemental Indenture for 7% Senior Notes due 2022, dated March 12, 2012, among the Company, Circle B Land Company LLC, Bill Barrett CBM Corporation, GB Acquisition Corporation, Elk Production Uintah, LLC, Aurora Gathering, LLC, and Deutsche Bank Trust Company Americas, as Trustee. Incorporated by reference to Exhibit 4.2 of our Current Report on Form 8-K filed with the Commission March 12, 2012.

4.9	Indenture, dated as of April 28, 2017, by and among Bill Barrett Corporation, the Guarantors named therein, and Deutsche Bank Trust Company Americas, as Trustee, relating to the 8.75% Senior Notes due 2025. Incorporated by reference to Exhibit 4.1 of our Current Report on Form 8-K with the Commission on April 28, 2017.

5.1*	Opinion of Davis Graham & Stubbs LLP.

10.1(a)	Third Amended and Restated Credit Agreement, dated as of March 16, 2010, among Bill Barrett Corporation and the banks named therein. Incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed with the Commission on March 17, 2010.

10.1(b)	First Amendment to Third Amended and Restated Credit Agreement dated as of October 18, 2011 among Bill Barrett Corporation and the banks named therein. Incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed with the Commission on October 18, 2011.

10.1(c)	Second Amendment dated effective as of September 30, 2014 to Third Amended and Restated Credit Agreement dated as of March 16, 2010, among Bill Barrett Corporation and the banks named therein. Incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed with the Commission on December 11, 2014.

10.1(d)	Third Amendment, dated effective as of April 9, 2015, to Third Amended and Restated Credit Agreement, dated as of March 16, 2010, among Bill Barrett Corporation, certain of its subsidiaries party thereto and the banks named therein. Incorporated by reference to Exhibit 10.1 of our Current Report on Form 8-K filed with the Commission on April 9, 2015.

10.1(e)	Fourth Amendment, dated effective as of September 23, 2015, to Third Amended and Restated Credit Agreement, dated as of March 16, 2010, among Bill Barrett Corporation, certain of its subsidiaries party thereto and the banks named therein. Incorporated by reference to Exhibit 10.1 of our Current Report on Form 8-K filed with the Commission on September 29, 2015.

10.2	Form of Indemnification Agreement, between Bill Barrett Corporation and each of the directors and certain executive officers of the Company. Incorporated by reference to Exhibit 10.10(a) to Amendment No. 2 to our Registration Statement on Form S-1 (Registration No. 333-114554) filed with the Commission on August 31, 2004.

10.3	2004 Stock Incentive Plan. Incorporated by reference to Exhibit 10.21 to Amendment No. 4 to our Registration Statement on Form S-1 (Registration No. 333-114554) filed with the Commission on October 13, 2004.

10.4	Revised Form of Stock Option Agreement for 2004 Stock Option Plan. Incorporated by reference to Exhibit 10.19 to our Annual Report on Form 10-K for the year ended December 31, 2005, filed with the Commission on March 3, 2006.

10.5	2008 Stock Incentive Plan. Incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed with the Commission on May 16, 2008.

10.6	Form of Stock Option Agreement for 2008 Stock Incentive Plan. Incorporated by reference to Exhibit 10.16 to our Annual Report on Form 10-K for the year ended December 31, 2008, filed February 24, 2009.

10.7	2012 Equity Incentive Plan. Incorporated by reference to Appendix B to our Definitive Proxy Statement filed with the Commission on April 4, 2012.

10.8	Form of Restricted Common Stock Unit Award for 2012 Equity Incentive Plan. Incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K filed with the Commission on July 2, 2012.

10.9	Performance Cash Bonus Plan. Incorporated by reference to Appendix A to our Proxy Statement for the 2011 Annual Meeting of Stockholders filed with the Commission on March 25, 2011.

10.10	Form of Amended and Restated Change in Control Severance Protection Agreement. Incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed with the Commission on January 30, 2015.

10.11	Debt Exchange Agreement. Incorporated by reference to Exhibit 10.1 to our Quarterly Report on Form 10-Q filed with the Commission on August 4, 2016.

10.12	Confidential Severance and Release Agreement dated March 17, 2016. Incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed with the Commission on March 18, 2016.

10.13	Confidential Severance and Release Agreement dated April 7, 2016. Incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed with the Commission on April 8, 2016.

10.14	Deferred Compensation Plan. Incorporated by reference to Exhibit 10.1 to our Quarterly Report on Form 10-Q filed with the Commission on May 5, 2016.

10.15	Purchase Agreement, dated as of April 25, 2017, by and among Bill Barrett Corporation, the Guarantors named therein, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representative of the several Initial Purchasers named therein, relating to the 8.75% Senior Notes due 2025. Incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed with the Commission on April 28, 2017.

10.16	Registration Rights Agreement, dated as of April 28, 2017, by and among Bill Barrett Corporation, the Guarantors named therein, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representative of the several Initial Purchasers named therein, relating to the 8.75% Senior Notes due 2025. Incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed with the Commission on April 28, 2017.

12.1	Computation of Ratio of Earnings to Fixed Charges, filed with the Commission on June 1, 2017 on Form S-4.

21.1	Subsidiaries of the Registrant. Incorporated by reference to Exhibit 1.1 of our Annual Report on Form 10-K, filed with the Commission on March 2, 2017.

23.1*	Consent of Deloitte & Touche LLP

23.2*	Consent of Netherland, Sewell & Associates, Inc.

23.5*	Consent of Davis Graham & Stubbs LLP (included in exhibit 5.1).

24	Powers of Attorney, filed with the Commission on June 1, 2017 on Form S-4.

25.1	Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of the Trustee under the Indenture with respect to the new notes, filed with the Commission on June 1, 2017 on Form S-4.

*	Filed herewith.

Item 22.	Undertakings

The undersigned registrants hereby undertake:

(a)	(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)     To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)     To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unexchanged at the termination of the offering.

(4)    That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)    That, for the purpose of determining liability of the registrants under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrants pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrants will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser.

(i)     any preliminary prospectus or prospectus of the undersigned registrants relating to the offering required to be filed pursuant to Rule 424;

(ii)     any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrants or used or referred to by the undersigned registrants;

(iii)     the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrants or their securities provided by or on behalf of the undersigned registrants; and

(iv)     any other communication that is an offer in the offering made by the undersigned registrants to the purchaser.

(b)    That, for purposes of determining any liability under the Securities Act of 1933, each filing of a Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e)    To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a3 or Rule 14c3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(h)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrants pursuant to the foregoing provisions, or otherwise, the Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(d)    To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(e)    To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado on June 14, 2017.

BILL BARRETT CORPORATION

By:	/s/ R. Scot Woodall
Name:	R. Scot Woodall
Title:	Chief Executive Officer and President
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on June 14, 2017.

Signature	Title

/s/ R. Scot Woodall	Chief Executive Officer, President, and Director (Principal Executive Officer)
R. Scot Woodall

/s/ William M. Crawford	Senior Vice President—Treasury and Finance (Principal Financial Officer)
William M. Crawford

/s/ David R. Macosko	Senior Vice President— Accounting (Principal Accounting Officer)
David R. Macosko

*	Director
William F. Owens

*	Director
Jim W. Mogg

*	Director
Edmund P. Segner, III

*	Director
Randy I. Stein

*	Director
Michael E. Wiley

*By:	/s/ R. Scot Woodall
R. Scot Woodall
Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrants have duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado on June 14, 2017.

CIRCLE B LAND COMPANY LLC AURORA GATHERING, LLC

By:	/s/ R. Scot Woodall
R. Scot Woodall, Chief Executive Officer, President and Manager

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities indicated on June 14, 2017.

Signature	Title

/s/ R. Scot Woodall R. Scot Woodall	Chief Executive Officer, President and Manager of Circle B Land Company LLC, and Aurora Gathering, LLC (Principal Executive Officer)

/s/ William M. Crawford William M. Crawford	Chief Financial Officer, Treasurer and Manager of Circle B Land Company LLC, and Aurora Gathering, LLC (Principal Financial Officer)

/s/ Kenneth A. Wonstolen Kenneth A. Wonstolen	Senior Vice President—General Counsel, Secretary and Manager of Circle B Land Company LLC and Aurora Gathering, LLC

/s/ David R. Macosko David R. Macosko	Senior Vice President—Accounting of Circle B Land Company LLC, and Aurora Gathering, LLC (Principal Accounting Officer)